Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

SUPERIOR ENERGY SERVICES, INC.,

SPN FAIRWAY ACQUISITION, INC.

AND

COMPLETE PRODUCTION SERVICES, INC.

DATED AS OF OCTOBER 9, 2011

i

Exhibits

Exhibit A	Company Knowledge Persons
Exhibit B	Parent Knowledge Persons
Exhibit C	Registration Statement Tax Representation Letter of Parent
Exhibit D	Registration Statement Tax Representation Letter of the Company
Exhibit E	Merger Agreement Tax Representation Letter of Parent
Exhibit F	Merger Agreement Tax Representation Letter of the Company

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of October 9, 2011 (this “Agreement”), is by and among SUPERIOR ENERGY SERVICES, INC., a Delaware corporation (“Parent”), SPN FAIRWAY ACQUISITION, INC., a newly formed Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and COMPLETE PRODUCTION SERVICES, INC., a Delaware corporation (the “Company”). Capitalized terms used herein shall have the respective meanings ascribed thereto in Section 10.4 hereof.

RECITALS

A. The Board of the Company has, on the terms and subject to the conditions set forth herein, (i) determined that it is in the best interests of the Company and its stockholders to enter into this Agreement, (ii) approved and declared advisable this Agreement and the Merger, (iii) directed that this Agreement and the Merger be submitted to the Company’s stockholders for adoption at a meeting of such stockholders and (iv) resolved to recommend that the stockholders of the Company adopt this Agreement (the “Company Board Recommendation”).

B. The Board of Parent has, on the terms and subject to the conditions set forth herein, (i) determined that it is in the best interests of Parent and its stockholders to enter into this Agreement, (ii) approved and declared advisable this Agreement and the Merger, and (iii) directed that the Parent Proposal be submitted to Parent’s stockholders at a meeting of such stockholders and (iv) resolved to recommend that the stockholders of Parent approve the Parent Proposal (the “Parent Board Recommendation”).

C. The Board of Merger Sub has, on the terms and subject to the conditions set forth herein, (i) determined that it is in the best interests of Merger Sub and its stockholder to enter into this Agreement and (ii) approved and declared advisable this Agreement and the Merger.

D. In order to effectuate the foregoing, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law, as amended (the “DGCL”), the Company will merge with and into Merger Sub, with Merger Sub as the surviving corporation (the “Merger”).

E. For United States federal income tax purposes, the parties intend that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder (the “Treasury Regulations”), and that this Agreement shall be, and hereby is, adopted as a plan of reorganization within the meaning of Treasury Regulations Section 1.368-2(g).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties to this Agreement hereby agree as follows:

ARTICLE 1

THE MERGER

Section 1.1 The Merger. At the Effective Time, upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DGCL, the Company shall be merged with and into Merger Sub, and the separate corporate existence of the Company shall cease and Merger Sub shall continue as the surviving corporation in the Merger (the “Surviving Company”).

Section 1.2 Closing; Effective Time.

(a) Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Jones, Walker, Waechter, Poitevent, Carrère, & Denègre L.L.P., 201 St. Charles Avenue, New Orleans, Louisiana, 70170 (or such other place as agreed by the parties), at a time and on a date to be specified by the parties hereto, which date shall be no later than the third (3rd) Business Day following the date on which all of the conditions set forth in Article 8 are satisfied or, if permissible, waived (other than those conditions to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver thereof), unless the parties hereto agree to another date. The date on which the Closing actually occurs or is deemed to have occurred is hereinafter referred to as the “Closing Date.”

(b) Effective Time. On the Closing Date or as promptly as practicable thereafter, the Company shall cause the Merger to be consummated by filing a certificate of merger, in accordance with the DGCL, with the Secretary of State of the State of Delaware (the “Certificate of Merger”), in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the time of such filing (or such later time as is specified in the Certificate of Merger as agreed between Parent and the Company) being the “Effective Time”).

Section 1.3 Effect of the Merger. At the Effective Time, the Merger will have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of each of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Company.

ARTICLE 2

THE SURVIVING COMPANY

Section 2.1 Certificate of Incorporation; Bylaws. The certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time shall be and remain the certificate of incorporation of the Surviving Company from and after the Effective Time, until thereafter amended in accordance with the DGCL and such certificate of incorporation. The bylaws of Merger Sub in effect immediately prior to the Effective Time shall be and remain the bylaws of the Surviving Company from and after the Effective Time, until thereafter amended in accordance with the DGCL and such bylaws.

Section 2.2 Directors and Officers. At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Company, until their respective resignation, removal or otherwise ceasing to be a director or until their respective successors are duly elected and qualified or until otherwise provided by Law and the governing documents of the Surviving Company. From and after the Effective Time, each of the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Company and shall hold the same respective offices each of them held with Merger Sub immediately prior to the Effective Time, until their respective resignation, removal or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified or until otherwise provided by Law and the governing documents of the Surviving Company.

ARTICLE 3

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

Section 3.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any other holder of any shares of capital stock of the Company or Merger Sub:

(a) Conversion of Company Common Stock. Subject to Section 3.1(f), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be cancelled pursuant to Section 3.1(d) and any Appraisal Shares) shall be converted automatically at the Effective Time into the right to receive 0.945 shares of Parent Common Stock (the “Stock Exchange Ratio”), and $7.00 in cash (the “Cash Portion”, and together with the Stock Exchange Ratio, the “Merger Consideration”).

(b) Certificates. At the Effective Time, all shares of Company Common Stock, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of: (i) a certificate that, immediately prior to the Effective Time, represented shares of Company Common Stock (a “Stock Certificate”); or (ii) a non-certificated share of Company Common Stock held by book entry (a “Book Entry Share”), shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of such Stock Certificate or Book Entry Share in accordance with Section 3.3: (A) the Merger Consideration; (B) certain dividends and other distributions under Section 3.1(e); and (C) cash in lieu of fractional shares of Parent Common Stock under Section 3.1(f), in each case without interest.

(c) Adjustments. If, between the date of this Agreement and the Effective Time, the shares of Parent Common Stock or Company Common Stock shall be changed or proposed to be changed into a different number or class of shares by reason of the occurrence of or record date with respect to any reclassification, recapitalization, split-up, combination, exchange of shares or similar readjustment, in any such case within such period, or a stock or cash dividend thereon shall be declared with a record date within such period, appropriate adjustments shall be made to the Merger Consideration. Nothing in this Section 3.1(c) shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

(d) Treatment of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock held in the treasury of the Company and each share of Company Common Stock owned by Parent, Merger Sub or any wholly owned subsidiary of the Company or Parent immediately prior to the Effective Time shall be cancelled and no consideration shall be delivered in exchange therefor and no payment or distribution shall be made with respect thereto.

(e) Dividends and Distributions. No dividends or other distributions that may be declared or made having a record date after the Effective Time with respect to shares of Parent Common Stock shall be paid to the holder of any unsurrendered Stock Certificate or Book Entry Share with respect to the applicable share-based portion of the Merger Consideration represented thereby until the holder of record of such Stock Certificate or Book Entry Share has surrendered such Stock Certificate or Book Entry Share in accordance with Section 3.3. Subject to the effect of applicable Laws (including escheat and abandoned property laws), following surrender of any such Stock Certificate or Book Entry Share, there shall be paid to the holder thereof, without interest, in addition to the applicable Merger Consideration (including cash in lieu of fractional shares pursuant to Section 3.1(f)): (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the share-based portion of the Merger Consideration; and (ii) if the payment date for any dividend or distribution payable with respect to the share-based portion of the Merger Consideration has not occurred prior to the surrender of such Stock Certificate or Book Entry Share, at the appropriate payment date therefor, the amount of dividends or other distributions with a record date after the Effective Time but prior to the surrender of such Stock Certificate and a payment date subsequent to the surrender of such Stock Certificate or Book Entry Share. For purposes of dividends or other distributions in respect of shares of Parent Common Stock, all shares of Parent Common Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if such shares of Parent Common Stock were issued and outstanding as of the Effective Time.

(f) No Fractional Shares. No fractional shares of Parent Common Stock shall be issued in the Merger and fractional share interests shall not entitle the owner thereof to vote or to any rights of a stockholder of Parent. All holders of fractional share interests shall be entitled to receive, in lieu thereof, an amount in cash equal to such fraction multiplied by the Market Price. “Market Price” means the average of the closing prices of a share of Parent Common Stock on the NYSE, as reported in The Wall Street Journal, for the five (5) consecutive trading days immediately preceding the third (3rd) trading day before the Closing.

(g) Stock of Merger Sub. The capital stock of Merger Sub outstanding immediately prior to the Effective Time shall remain outstanding and shall constitute the only outstanding capital stock of the Surviving Company.

Section 3.2 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any record holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (the “Appraisal Shares”) shall not be converted into the right to receive the Merger Consideration payable pursuant to Section 3.1, but instead at the

Effective Time shall be converted into the right to payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL, and at the Effective Time, all Appraisal Shares shall no longer be outstanding and shall automatically be canceled and cease to exist. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL, or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, then (a) such shares of Company Common Stock shall thereupon cease to constitute Appraisal Shares, (b) the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 of the DGCL shall be forfeited and cease and if such forfeiture shall occur following the Effective Time, and (c) each such Appraisal Share shall thereafter be deemed to have been converted into and to have become, as of the Effective Time, the right to receive, without interest thereon, upon surrender in accordance with Section 3.3, the Merger Consideration. The Company shall deliver prompt notice to Parent of any demands, and withdrawal of demands, for appraisal of any shares of Company Common Stock and the Company shall provide Parent with the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

Section 3.3 Surrender and Payment.

(a) Exchange Agent. Prior to the Effective Time, Parent shall authorize American Stock Transfer & Trust Company (or such other transfer agent(s) reasonably satisfactory to the Company) to act as agent for the holders of Company Common Stock in connection with the Merger (the “Exchange Agent”). Prior to the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the holders of the Company Common Stock, for exchange in accordance with this Article 3 through the Exchange Agent, the aggregate amount of Merger Consideration payable in connection with the Merger plus the amount of any cash payable in lieu of fractional shares pursuant to Section 3.1(f) (collectively, the “Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the applicable Merger Consideration in exchange for surrendered shares of Company Common Stock pursuant to Section 3.1 out of the Exchange Fund. Except as contemplated by Section 3.3(d), the Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedure. Promptly after the Effective Time (but no later than two (2) Business Days thereafter), Parent shall cause the Exchange Agent to mail to each holder of record of each Stock Certificate and any Book Entry Shares: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Stock Certificates to the Exchange Agent or in the case of Book Entry Shares, upon adherence to the procedures set forth in the letter of transmittal, and shall be in a form reasonably acceptable to the Company); and (ii) instructions for use in effecting the surrender of the Stock Certificates and Book Entry Shares in exchange for the Merger Consideration as provided in Section 3.1(a) (including any dividend or other distributions pursuant to Section 3.1(e) and any cash payable in lieu of fractional shares pursuant to Section 3.1(f)). Exchange of any Book Entry Shares shall be effected in accordance with the Exchange Agent’s customary procedures with respect to securities represented by book entry. Upon surrender of a Stock

Certificate or Book Entry Share to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Stock Certificate or Book Entry Share shall be entitled to receive in exchange therefor: (A) shares of Parent Common Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested) representing, in the aggregate, the whole number of shares of Parent Common Stock that such holder has the right to receive pursuant to Section 3.1 (after taking into account all shares of Company Common Stock then held by such holder); and (B) a check in the amount equal to the aggregate amount of cash that such holder has the right to receive pursuant to Section 3.1 and this Article 3, including cash payable in lieu of any fractional shares of Parent Common Stock pursuant to Section 3.1(f) and dividends and other distributions pursuant to Section 3.1(e), and the Stock Certificate or Book Entry Share so surrendered shall forthwith be cancelled. No interest shall be paid or accrued on any Merger Consideration, cash in lieu of fractional shares pursuant to Section 3.1(f) or on any unpaid dividends and distributions payable to holders of Stock Certificates or Book Entry Shares pursuant to Section 3.1(e). Parent shall cause the Exchange Agent to make all payments required pursuant to the preceding sentence as soon as practicable following the valid surrender of Stock Certificates or Book Entry Shares. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, the Merger Consideration payable in respect of such shares of Company Common Stock may be paid to a Person other than the Person in whose name the Stock Certificate so surrendered is registered, if such Stock Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Stock Certificate or establish to the satisfaction of the Surviving Company that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.3(b), each Stock Certificate and Book Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration payable pursuant to Section 3.1(a) in respect of the shares of Company Common Stock represented by such Stock Certificates or Book Entry Shares, any cash in lieu of fractional shares pursuant to Section 3.1(f) and any dividends or other distributions pursuant to Section 3.1(e), in each case without any interest thereon.

(c) No Further Ownership Rights in Company Common Stock; Transfer Books. All Merger Consideration (including any dividend or other distributions pursuant to Section 3.1(e) and any cash in lieu of fractional shares pursuant to Section 3.1(f)) issued and paid upon the surrender of Stock Certificates and Book Entry Shares in accordance with the terms of this Article 3 shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the Company Common Stock theretofore represented by such Stock Certificates or Book Entry Shares, subject, however, to the Surviving Company’s obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Stock Certificates or Book Entry Shares are presented to the Surviving Company or the Exchange Agent for any reason, they shall be exchanged for the Merger Consideration payable pursuant to

Section 3.1(a) in respect of the shares of Company Common Stock represented by such Stock Certificates or Book Entry Shares, any cash in lieu of fractional shares pursuant to Section 3.1(f) and any dividends or other distributions pursuant to Section 3.1(e), in each case without any interest thereon.

(d) Termination of Exchange Fund; No Liability. At any time following six (6) months after the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to it any portion of the Exchange Fund (including any interest received with respect thereto) that remains unclaimed by holders of Stock Certificates and Book Entry Shares (other than Appraisal Shares), and thereafter such holders shall be entitled to look to Parent (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof to exchange such Stock Certificates or Book Entry Shares or to pay the applicable Merger Consideration to which such holder is entitled pursuant to Article 3 (including any dividend or other distributions pursuant to Section 3.1(e) and any cash in lieu of fractional shares pursuant to Section 3.1(f)) upon due surrender of their Stock Certificates and Book Entry Shares, without any interest thereon. Notwithstanding the foregoing, none of Parent, Merger Sub, the Company, the Surviving Company or the Exchange Agent shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Stock Certificates or Book Entry Shares shall not have been surrendered immediately prior to such date on which any payment pursuant to this Article 3 would otherwise escheat to or become the property of any Governmental Authority, the Merger Consideration and other amounts payable under this Article 3 in respect of such Stock Certificate or Book Entry Share shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interests of any Person previously entitled thereto.

(e) Lost, Stolen or Destroyed Certificates. In the event any Stock Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue to such holder the Merger Consideration payable in respect of the shares of Company Common Stock represented by such lost, stolen or destroyed Stock Certificate, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 3.1(f) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.1(e), in each case without any interest thereon, in exchange for such lost, stolen or destroyed Stock Certificates, upon the making of an affidavit of that fact by the holder thereof and, if required by Parent, the posting by such holder of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Stock Certificates.

(f) Withholding Taxes. Parent and the Surviving Company shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the consideration otherwise payable to a holder of Company Common Stock pursuant to this Agreement any stock transfer Taxes and such amounts as are required to be withheld or deducted under the Code, or any applicable provisions of state, local or foreign Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction and withholding were made.

(g) Investment of Exchange Fund. The Exchange Agent shall invest all cash included in the Exchange Fund as reasonably directed by Parent; provided, however, that any investment of cash in the Exchange Fund shall in all events be limited to investment in direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the United States government, or in funds investing solely in such obligations, and that no such investment or loss thereon shall affect the amounts payable to holders of Stock Certificates or Book Entry Shares pursuant to this Article 3. Any interest or other income resulting from such investments shall be paid to Parent pursuant to Section 3.3(d). The parties hereto agree that, for United States federal income Tax reporting purposes, Parent shall be the owner of the Exchange Fund. If for any reason (including losses) the Exchange Fund is inadequate to pay the amounts to which holders of shares of Company Common Stock shall be entitled under this Article 3, Parent shall take all steps necessary to promptly deposit with the Exchange Agent additional Merger Consideration or other cash sufficient to make all payments required under this Agreement, and Parent shall in any event be liable for payment thereof. Parent shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of shares for the Merger Consideration.

(h) Further Assurances. At and after the Effective Time, the officers of the Surviving Company will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Company any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in: (a) the disclosure letter delivered by the Company to Parent at the execution and delivery of this Agreement (the “Company Disclosure Letter”) (each schedule of which corresponds to a numbered and/or lettered section of this Agreement and of which disclosure made in any section of the Company Disclosure Letter shall be deemed to be disclosed for all purposes of this Agreement and all other sections of the Company Disclosure Letter to the extent that it is reasonably apparent that such disclosure is responsive or applicable); or (b) the Company SEC Reports filed with the SEC between January 1, 2010 and the date of this Agreement (including information set forth in any exhibit thereto, but excluding any disclosure set forth in any risk factor section, any disclosure in any section relating to forward looking statements or any other statements that are predictive or primarily cautionary in nature other than any historical facts included therein, the “Specified Company SEC Disclosure”), to the extent that it is reasonably apparent that the disclosure in the Specified Company SEC Disclosure is responsive to the matters set forth in this Article 4, the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.1 Organization and Qualification; Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of the subsidiaries of the Company (each a “Company Subsidiary” and, collectively, the “Company Subsidiaries”) has been duly organized, and is validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, except to the extent the failure of any such Company Subsidiary to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and each Company Subsidiary has the requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each Company Subsidiary is duly qualified or licensed to do business, and is in good standing (to the extent applicable), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Section 4.1 of the Company Disclosure Letter sets forth a true and complete list of the Company Subsidiaries.

Section 4.2 Certificate of Incorporation and Bylaws. The copies of the Company’s Amended and Restated Certificate of Incorporation (the “Company Certificate of Incorporation”) and Amended and Restated Bylaws (the “Company Bylaws”), which were previously furnished or made available to Parent, are complete and correct. The Company has made available to Parent a complete and correct copy of the charter and bylaws (or equivalent organizational or governing documents), and all amendments thereto, of each Company Subsidiary. Neither the Company nor any material Company Subsidiary is in violation of its organizational or governing documents.

Section 4.3 Capitalization.

(a) The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock and 5,000,000 shares of Company Preferred Stock.

(b) As of September 30, 2011: (i) 79,287,678 shares of Company Common Stock were issued and outstanding, excluding 1,275,221 shares which were Company Restricted Shares, all of which were validly issued, and are fully paid, nonassessable and free of preemptive rights; (ii) no shares of Company Preferred Stock were issued or outstanding; and (iii) 8,900,000 shares of Company Common Stock were reserved for issuance under the Company Benefit Plans, of which 2,443,031 shares were issuable upon exercise of outstanding Company Stock Options.

(c) Section 4.3(c) of the Company Disclosure Letter sets forth a list of all outstanding Company Restricted Shares and Company Stock Options as of October 3, 2011. As of October 3, 2011, and except as set forth on Section 4.3(c) of the Company Disclosure Letter, there are (i) no options, warrants or other rights (including without limitation, appreciation rights, restricted shares, restricted share units, phantom shares phantom share units, performance shares, performance share units, deferred shares and deferred share units) to acquire capital stock or other Equity Interests of the Company, or securities convertible into or exchangeable for capital stock or other Equity Interests of the Company and (ii) no shares of capital stock or voting securities of, or other Equity Interests in, the Company that are issued, reserved for issuance or outstanding. Since July 1, 2011, and through the date of this Agreement, the Company has not issued any shares of its capital stock or other Equity Interests or securities convertible into or exchangeable for capital stock or other Equity Interests of the Company, other than through option exercises.

(d) Other than Company Restricted Shares and Company Stock Options, there are no outstanding contractual obligations of the Company or any Company Subsidiary: (i) restricting the transfer of; (ii) affecting the voting rights of; (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to; (iv) requiring the registration for sale of; or (v) granting any preemptive or antidilutive right with respect to, any shares of Company Common Stock or any capital stock of, or other Equity Interests in, the Company or any Company Subsidiary. Other than Company Restricted Shares and Company Stock Options, each outstanding share of capital stock or unit of Equity Interest of each Company Subsidiary was validly issued, and is fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by the Company or another Company Subsidiary, free and clear of all Liens, in each case, other than Permitted Company Liens.

Section 4.4 Authority. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the approval of this Agreement and the Merger by the Required Company Vote, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company and no votes of the stockholders of the Company are necessary to authorize this Agreement or the Merger or to consummate the transactions contemplated hereby, except the approval of this Agreement and the Merger by the Required Company Vote and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement is a legally valid and binding obligation of Parent and Merger Sub, constitutes a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether enforcement is considered in a proceeding in equity or at law.

Section 4.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by the Company will not: (i) assuming approval of this Agreement by the Required Company Vote, conflict with or violate any provision of the Company Certificate of Incorporation or the Company Bylaws or any equivalent organizational or governing documents of any Company Subsidiary; (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.5(b) have been obtained prior to the Effective Time and all filings and notifications described in Section 4.5(b) have been made and any waiting periods thereunder have terminated or expired prior to the Effective Time, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound; or (iii) require any consent or approval under, result in any breach of or any loss of any benefit under, or constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance (except for Permitted Company Liens) on any property or asset of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, Company Permit or other legally binding obligation to which the Company or any Company Subsidiary is a party, except, as to clauses (ii) and (iii), respectively, for any such conflicts, violations, breaches, defaults, rights of termination, acceleration or cancellation, Lien creation or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by the Company do not, and the performance of this Agreement by the Company will not, require the Company to obtain any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except: (i) as may be required under the Securities Act or the Exchange Act, any applicable state securities, takeover or “blue sky” Laws, the rules and regulations of the NYSE, the HSR Act or any other Antitrust Laws or other regulatory Laws, and the filing of the Certificate of Merger as required by the DGCL; and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not (A) prevent or materially delay or impede performance by the Company of any material obligations under this Agreement or (B) individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.6 Permits; Compliance with Law.

(a) Except for employee benefit plans, labor and other employment matters (which are the subjects solely of Sections 4.9 and 4.10, respectively), for environmental matters (which are the subject solely of Section 4.13) and for Tax matters (which are the subject solely of Section 4.16), each of the Company and each Company Subsidiary is in possession of all material authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Authority necessary for the Company and each Company Subsidiary to own, lease and operate its properties or to carry on its business substantially as it is being conducted as of the date of this Agreement (the “Company Permits”), and all such Company Permits are, in all material respects, valid and in full force and effect.

(b) Neither the Company nor any Company Subsidiary is, in any material respect, in conflict with, or in default or violation of (except for Laws or Company Permits with respect to matters that are the subject of Sections 4.9, 4.10, 4.13 and 4.16, which matters are the subject solely of such respective sections), any material Company Permits or any Law applicable to the Company or any Company Subsidiary or by which any material property or asset of the Company or any Company Subsidiary is bound.

Section 4.7 SEC Reports; Financial Statements and Internal Controls.

(a) Since January 1, 2009, the Company has filed with the SEC all forms, reports, schedules, registration statements, definitive proxy statements and other documents

(collectively, including all exhibits thereto, the “Company SEC Reports”) required to be filed by the Company with the SEC. As of their respective filing dates, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, the Company SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, and the respective rules and regulations of the SEC promulgated thereunder applicable to the Company SEC Reports, and none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, except for any current reports on Form 8-K required to be filed with respect to this Agreement, the Merger and the transactions contemplated hereby, no event has occurred with respect to the Company or any Company Subsidiary which the Company is, or after the passage of time, will be, required to report by the filing with the SEC of a current report on Form 8-K which has not been so reported by the Company by the filing of a current report on Form 8-K on or prior to the date of this Agreement. None of the Company Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Section 13 or 15 of the Exchange Act.

(b) The consolidated statements of financial position and the related consolidated statements of operations, consolidated statements of stockholders’ equity and other comprehensive income, and consolidated statements of cash flows (including, in each case, any related notes and schedules thereto) of the Company (collectively, the “Company Financial Statements”) contained in the Company SEC Reports have been prepared from the books and records of the Company and the Company Subsidiaries, comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as otherwise noted therein) and fairly present in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Company and the Company Subsidiaries as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments in the ordinary course of business).

(c) Other than any matters that do not remain the subject of any open or outstanding inquiry, the Company has not received written notice from the SEC or any other Governmental Authority that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC or other Governmental Authority. Since January 1, 2009, the Company’s independent public accounting firm has not informed the Company that it has any material questions, challenges or disagreements regarding or pertaining to the Company’s accounting policies or practices which are unresolved as of the date of this Agreement. Since January 1, 2009, no current officer or director of the Company has received, or is entitled to receive, any material compensation from any entity other than the Company or a Company Subsidiary that has engaged in or is engaging in any material transaction with the Company or any Company Subsidiary.

(d) With respect to each annual report on Form 10-K, each quarterly report on Form 10-Q and each amendment of any such report included in the Company SEC Reports, the principal executive officer and principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”), and any related rules and regulations promulgated by the SEC and the NYSE, and the statements contained in any such certifications are complete and correct as of the date such certifications were made. Other than any matters that do not remain the subject of any open or outstanding inquiry, neither the Company nor its officers has received notice from any Governmental Authority questioning or challenging the accuracy, completeness or form of such certificates. Neither the Company nor any Company Subsidiary has outstanding, nor has arranged or modified since the enactment of the Sarbanes-Oxley Act, any “extensions of credit” to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of the Company or any Company Subsidiary. As used in this Section 4.7(d), “principal executive officer,” “principal financial officer” and “extensions of credit” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(e) The Company has established and maintains “disclosure controls and procedures” (as such term is defined in Rule 13a-15(e) or 15d-15(e) under the Exchange Act); such disclosure controls and procedures are reasonably designed to ensure that all information (both financial and non-financial) relating to the Company and the Company Subsidiaries required to be disclosed in the Company’s reports required to be filed with or submitted to the SEC pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports. Since January 1, 2010, the Company has not disclosed, nor does the Company have knowledge of any facts that would require it to disclose, based on its knowledge and most recent evaluation of such disclosure controls and procedures, to the Company’s auditors or the audit committee of the Board of the Company: (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information; and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(f) The Company is in compliance in all material respects with (i) all current listing and corporate governance requirements of the NYSE and (ii) all rules, regulations and requirements of the Sarbanes-Oxley Act and the SEC.

Section 4.8 Absence of Certain Changes or Events. Since January 1, 2011, except as: (i) disclosed in the Company SEC Reports filed after such date but before the date of this Agreement; or (ii) contemplated by, or as disclosed pursuant to, this Agreement, there has not been any Company Material Adverse Effect. From January 1, 2011 through the date of this Agreement, except as: (i) disclosed in the Company SEC Reports filed after such date; or (ii) contemplated by, or as disclosed pursuant to, this Agreement, the Company and the Company Subsidiaries have, in all material respects, conducted their businesses substantially in the ordinary course consistent with past practice, and neither the Company nor any of the Company Subsidiaries has done any of the following:

(a) amended its certificate of incorporation, bylaws or other organizational or governing documents;

(b) declared, set aside, or paid of any dividend or other distribution (whether payable in cash, stock or other property or any combination thereof) in respect of any capital stock or other Equity Interests or securities convertible into or exchangeable for capital stock or other Equity Interests in the Company or any Company Subsidiary (other than dividends or other distributions by any Company Subsidiary to its parent) or any repurchase for value by the Company of any capital stock or other Equity Interests or securities convertible into or exchangeable for capital stock or other Equity Interests in the Company or any Company Subsidiary;

(c) incurred indebtedness for borrowed money or guaranteed such Indebtedness for another Person, or issued or sold debt securities, warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, other than draws on existing revolving credit facilities in the ordinary course;

(d) acquired, sold, leased, transferred, assigned or otherwise disposed of any assets, rights or securities outside the ordinary course of business in excess of $5,000,000 in any single transaction or series of related transactions;

(e) made any investment in or contribution, advance or loan to any Person (other than (i) intracompany transactions or (ii) investments, contributions or advances (or commitments with respect thereto) less than $5,000,000 in the aggregate);

(f) made any material change in any of the accounting principles followed by the Company or any Company Subsidiary, except for any such change required by a change in GAAP or Law;

(g) materially increased benefits or benefit plan costs or materially changed bonus, insurance, pension, compensation or other benefit plans or arrangements or granted any material bonus or material increase in wages, salary or other compensation or made any other material change in employment terms to any officers, directors or employees of the Company or any Company Subsidiary, other than, in each case, in the ordinary course of business consistent with past practice, as required by applicable Law, or pursuant to the terms of an existing agreement or plan that has been disclosed in the Company Disclosure Letter;

(h) suffered any loss, damage, destruction or other casualty (whether or not covered by insurance) or loss of officers, employees, dealers, distributors, independent contractors, customers, or suppliers or other favorable business relationships which, individually or in the aggregate, would reasonably be expected to result in a Company Material Adverse Effect; or

(i) agreed, whether in writing or otherwise, to do any of the foregoing.

Section 4.9 Employee Benefit Plans.

(a) Section 4.9(a) of the Company Disclosure Letter sets forth a complete list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other material plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former employee (or to any dependent or beneficiary thereof of the Company), other than individual employment, severance, change in control or similar contracts or agreements, which are maintained, sponsored or contributed to by the Company, any Company Subsidiary, or any Company ERISA Affiliates, or under which the Company or any Company Subsidiary has any material obligation or liability, including all material incentive, bonus, deferred compensation, cafeteria, medical, disability, stock purchase or equity based compensation plans, policies or programs (each a “Company Benefit Plan”).

(b) Each Company Benefit Plan has been administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code.

(c)(i) Each Company Benefit Plan which is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the IRS as to its qualified status or may rely upon an opinion letter for a prototype plan and, to the Company’s knowledge, no fact or event has occurred that could reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan; (ii) to the Company’s knowledge, there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code, other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan that could result in material liability to the Company; and (iii) no suit, administrative proceeding, action or other litigation has been brought or, to the knowledge of the Company, is threatened against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims).

(d) Each Company Benefit Plan and any other agreement, plan or arrangement that is or is intended to be a “nonqualified deferred compensation” arrangement under Section 409A of the Code and the Treasury Regulations thereunder (“Section 409A”), is in and has been operated in compliance with Section 409A, and no service provider is entitled to a Tax gross-up or similar payment for any Tax or interest that may be due as a result of violation of Section 409A.

(e)(i) No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA); and (ii) no Company Benefit Plan is subject to Title IV of ERISA. Neither the Company, any Company Subsidiary nor any of their Company ERISA Affiliates has incurred (A) a partial or complete withdrawal from a multiemployer plan (within the meaning of Section 3(37) of ERISA) or (B) any withdrawal liability with respect to a multiemployer plan. Neither the Company nor any Company Subsidiary has any material liability under Title IV of ERISA, and no condition exists that presents a material risk to the Company or any Company Subsidiary of incurring or being subject (whether primarily, jointly or secondarily) to a material liability thereunder.

(f) Except as set forth in Section 4.9(f) of the Company Disclosure Letter, no amount could be received (whether in cash or property or the vesting of property) as a result of the consummation of the transactions contemplated by this Agreement by any employee, officer or director of the Company who is a “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) under any Company Benefit Plan could reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(g) Except as required by Law, no Company Benefit Plan provides any post-employment medical or life insurance benefits. The Company and each Company Subsidiary are in material compliance with the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations thereunder and any similar state Law.

Section 4.10 Labor and Other Employment Matters.

(a) The Company and each Company Subsidiary is in material compliance with all applicable material Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, and wages and hours. As of the date of this Agreement, neither the Company nor any Company Subsidiary is a party to a collective bargaining agreement. As of the date of this Agreement, there is no pending or, to the knowledge of the Company, threatened work stoppage, slowdown or labor strike against the Company or any Company Subsidiary.

(b) Except for the Company Benefit Plans, there are no: (i) severance or employment agreements with officers of the Company who are at or senior to, the level of “Vice President”; (ii) severance programs of the Company or any Company Subsidiary with or relating to its employees; or (iii) plans, programs or other agreements of the Company or any Company Subsidiary with or relating to its directors, officers or employees which contain change in control provisions that could reasonably be expected to trigger payments to such individuals as a result of the transactions contemplated by this Agreement.

Section 4.11 Material Contracts.

(a) Except for contracts set forth in the “Exhibit Index” of any Company SEC Report, as of the date of this Agreement, neither the Company nor any Company Subsidiary is a party to or expressly bound by any contract or agreement:

(i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act), other than Company Benefit Plans;

(ii) with respect to any joint venture or partnership arrangements;

(iii) pursuant to which Indebtedness for borrowed money of the Company or any Company Subsidiary is outstanding or may be incurred, other than any contract between or among the Company and/or wholly owned Company Subsidiaries;

(iv) relating to a guarantee by the Company or any Company Subsidiary of Indebtedness of any Person other than the Company or any Company Subsidiary;

(v) relating to any pending or, if continuing material obligations on the part of the Company or any Company Subsidiary exist, completed acquisition or disposition by the Company or any Company Subsidiary of properties or assets, except for acquisitions and dispositions of properties, assets and inventory in the ordinary course of business;

(vi) relating to any lease, license, permit, franchise or other contract concerning or relating to real property, or any lease of personal property, in each case with respect to which the aggregate amount that could reasonably be expected to be paid or received thereunder in the future exceeds $1,000,000 per annum or $5,000,000 in the aggregate;

(vii) relating to any employment, consulting, agency, collective bargaining or other similar contract, agreement, instrument or arrangement relating to or for the benefit of current, future or former employees, officers, directors or consultants, with respect to which the aggregate amount that could reasonably be expected to be paid thereunder in the future exceeds $500,000 per annum, other than Company Benefit Plans set forth on Section 4.9(a) of the Company Disclosure Letter;

(viii) relating to any license, licensing arrangement or other contract providing in whole or in part for the use of, or limiting the use of, any material Intellectual Property right or providing the exclusive right to use any material Intellectual Property right, other than contracts for commercially available, off-the-shelf software that has been purchased or licensed from a third party in the form of a “shrink-wrap,” “click-through” or other standard form license agreement, that is generally available to the public;

(ix) relating to any order or other contract obligating the Company or the Company Subsidiaries for more than one year and has total projected revenue to or payments by the Company and the Company Subsidiaries in excess of $10,000,000 per annum;

(x) relating to any contract, agreement or arrangement with respect to the representation of the Company or any Company Subsidiary in one or more foreign countries other than any contracts, agreements or arrangements with employees of the Company or any Company Subsidiary; or

(xi) which contains any covenant materially limiting the ability of the Company or any Company Subsidiary to engage in any of its principal lines of business, or to compete with any Person or operate at any geographic location with respect to any of its principal lines of business, in each case that could, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

Each contract of the type described in this Section 4.11(a) is referred to herein as a “Company Material Contract.”

(b) Except as has not and would not reasonably be expected to have a material and adverse effect on the Company and without regard to any noncompetition or nonsolicitation provision or agreement contained in any Company Material Contract, each Company Material Contract is legally valid and binding on the Company and each Company Subsidiary party thereto, and is full force and effect, and none of the Company, any Company Subsidiary or, to the Company’s knowledge, any other party thereto is in default or breach under the terms of any such Company Material Contract. The Company has made available to Parent true and complete copies of all Company Material Contracts.

Section 4.12 Litigation. Except as disclosed in the Company SEC Reports, as of the date of this Agreement, there is no suit, claim, action or proceeding pending or, to the knowledge of the Company, threatened, nor, to the knowledge of the Company, is there any investigation pending, in each case, against the Company or any Company Subsidiary which could reasonably be expected to constitute a Company Material Adverse Effect. None of the Company or any Company Subsidiary is subject to any outstanding judgment, order, writ, stipulation, injunction or decree (“Order”) which does or could reasonably be expected to constitute a Company Material Adverse Effect.

Section 4.13 Environmental Matters.

(a) Each of the Company and each Company Subsidiary is in material compliance with all applicable Environmental Laws, holds or has applied for all Environmental Permits necessary to conduct its current operations and is in material compliance with its respective Environmental Permits.

(b) From January 1, 2009 until the date of this Agreement, neither the Company nor any Company Subsidiary has received any written claim or notice of violation from any Governmental Authority or third party alleging that the Company or any Company Subsidiary is in material violation of, or liable in any material respect under, any Environmental Law, nor is either the Company or any Company Subsidiary aware of any information which might form the basis for any such claim or notice.

(c) From January 1, 2009 until the date of this Agreement, neither the Company, any of the Company Subsidiaries nor, to the knowledge of the Company, any other Person has filed any notice under any federal, state or local Law indicating that: (i) the Company or any Company Subsidiary is responsible for any improper release into the environment, or the improper storage or disposal, of any Hazardous Substance; or (ii) any Hazardous Substance is or has been improperly stored or disposed of upon any property owned, leased or operated or formerly owned, leased or operated by the Company or any Company Subsidiary.

(d) As of the date of this Agreement, neither the Company nor any Company Subsidiary has any material contingent liability in connection with the release into the environment or the storage or disposal of any Hazardous Substance: (i) relating to or in connection with the operation of the business or any of the assets of the Company or any Company Subsidiary; or (ii) on any property owned, leased or operated or formerly owned, leased or operated by the Company or any Company Subsidiary.

(e) To the knowledge of the Company, no property now or previously owned, leased or operated by the Company or any Company Subsidiary is listed on the National Priorities List pursuant to CERCLA or on the CERCLIS or on any other federal or state list as a site requiring investigation or cleanup.

(f) There are no sites, locations or operations at which the Company or any Company Subsidiary is currently undertaking, or since January 1, 2009 has completed, any material removal, remedial or response action relating to any disposal or release, as required by Environmental Laws.

(g) From January 1, 2009 until the date of this Agreement, neither the Company nor any Company Subsidiary is transporting, has transported, is arranging for the transportation of or has arranged for the transportation of any Hazardous Substance to any location which is listed on the National Priorities List pursuant to CERCLA, on the CERCLIS, or on any similar federal or state list or which is the subject of federal, state or local enforcement actions or other investigations that could reasonably be expected to lead to material claims against the Company or any Company Subsidiary for removal or remedial work, contribution for removal or remedial work, damage to natural resources or personal injury, including claims under CERCLA.

(h) Neither the Company nor any Company Subsidiary owns or operates, or since January 1, 2009 has owned or operated, any underground storage tank, treatment, storage or disposal facility under RCRA, or any solid waste disposal facility.

(i) As of the date of this Agreement: (i) neither the Company nor any Company Subsidiary has entered into or agreed to any Order or, to the knowledge of the Company, is subject to any material Order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances; and (ii) to the knowledge of the Company, no investigation, litigation or other proceeding is pending or threatened with respect thereto.

Section 4.14 Intellectual Property. The Company and the Company Subsidiaries own or possess adequate licenses or other valid rights to use all Intellectual Property necessary to carry on the Company’s and the Company Subsidiaries’ businesses as now operated by them in all material respects. To the knowledge of the Company, there is no (and neither the Company nor any Company Subsidiary has received notice of any) material infringement of or material conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to carry on the Company’s or any Company Subsidiary’s business as now operated by it in all material respects.

Section 4.15 Assets and Properties. Each of the Company and the Company Subsidiaries has fee simple title to all of its material owned real property and has a valid leasehold interest in all of its material leased real property (including all rights and privileges pertaining or relating thereto), in each case, assuming the timely discharge of all obligations owing under or related to such owned real property and leased real property, free and clear of any and all Liens, except for Permitted Company Liens. Each of the Company and each of the Company Subsidiaries has title to, or a valid leasehold interest in, as applicable, all material personal property used in its business free and clear of any and all Liens, except for Permitted Company Liens.

Section 4.16 Taxes.

(a) Each of the Company and each Company Subsidiary has timely filed or caused to be timely filed with the appropriate Taxing Authority all material Tax Returns that it was required to file under applicable Law, taking into account any properly obtained extensions of time within which to file such Tax Returns. All such Tax Returns were complete and correct in all material respects. The Company and the Company Subsidiaries have paid all material Taxes due or claimed to be due, except for Taxes being contested in good faith and for which adequate reserves have been established in the financial statements of the Company. The charges, accruals and reserves for Taxes with respect to the Company and the Company Subsidiaries reflected in the consolidated statements of financial position of the Company set forth in the most recent Company SEC Report are adequate under GAAP to cover unpaid Tax liabilities accruing through the date thereof. No claim has ever been made by an authority in a jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that such entity is or may be subject to taxation by that jurisdiction in respect of material Taxes that would be covered by or be the subject of such Tax Return.

(b) Neither the Company nor any Company Subsidiary has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency known to the Company, nor has any request been made in writing for any such extension or waiver.

(c) There are no material encumbrances for Taxes (other than Permitted Company Liens) upon any of the assets of the Company or any Company Subsidiary.

(d) No material deficiencies for Taxes with respect to the Company or any Company Subsidiary have been claimed, proposed or assessed by any Taxing Authority. There are no pending (or, to the Company’s knowledge, threatened) audits, assessments or other actions for or relating to any liability in respect of Taxes of the Company or any Company Subsidiary. No potential liabilities relating to Taxes of the Company or any Company Subsidiary were raised by the relevant Taxing Authority in any completed audit or examination that would reasonably be expected to result in a material additional liability for Taxes in a later taxable period.

(e) The Company and each Company Subsidiary has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person.

(f) Neither the Company nor any Company Subsidiary is a party to any Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than commercial contracts entered into in the ordinary course of business with vendors, customers and landlords.

(g) Neither the Company nor any Company Subsidiary has ever been a member of an affiliated group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which is the Company) for federal, state, local or foreign Tax purposes. Neither the Company nor any Company Subsidiary has any liability for the Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(h) In the past five years, neither the Company nor any Company Subsidiary (nor any of their predecessors by merger or consolidation) has been a party to any transaction intended to qualify under Section 355 of the Code.

(i) Neither the Company nor any Company Subsidiary has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Section 1.6011-4(b)(2) or 301.6111-2(b)(2).

(j) Neither the Company nor any Company Subsidiary has taken any action, nor has any knowledge of any fact or circumstance, that could reasonably be expected to prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 4.17 Insurance. The Company and the Company Subsidiaries maintain insurance in such amounts and covering such losses and risks as, in the Company’s reasonable determination, is adequate to protect the Company and the Company Subsidiaries and their respective businesses and is customary for companies engaged in similar businesses in similar industries. All material insurance policies of the Company and the Company Subsidiaries: (a) are in full force and effect; and (b) neither the Company nor any Company Subsidiary is in material breach of or default under any such insurance policies, and neither the Company nor any Company Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or modification of, any such insurance policies. Promptly following request by Parent, the Company will make available to Parent copies of all material insurance policies maintained by the Company and the Company Subsidiaries, including fire and casualty, general liability, workers’ compensation and employer liability, pollution liability, directors and officers and other liability policies.

Section 4.18 Affiliate Transactions. There are no material agreements, contracts, transfers of assets or liabilities or other commitments or transactions (other than Company Stock Plans), whether or not entered into in the ordinary course of business, to or by which the Company or any Company Subsidiary, on the one hand, and any of their respective affiliates (other than the Company or any Company Subsidiary), on the other hand, are or have been a party or otherwise bound or affected, and that: (a) are currently pending, in effect or have been in effect at any time since January 1, 2009; and (b) involve continuing liabilities and obligations that have been, are or will be material to the Company and the Company Subsidiaries taken as a whole, and in each case that is of the type that would be required to be, but has not otherwise been, disclosed in the Company SEC Reports under Item 404 of Regulation S-K under the Securities Act.

Section 4.19 Brokers. Except for Credit Suisse (the “Company Financial Advisor”), whose fees in connection with the Merger are set forth on Section 4.19 of the Company Disclosure Letter, no agent, broker, finder or investment banker is or will be entitled to any advisory, brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company or any Company Subsidiary. Promptly upon the request of Parent, for informational purposes only, the Company will furnish to Parent a true and complete copy of the Company’s agreement with the Company Financial Advisor pursuant to which it is entitled to a fee in connection with the Merger.

Section 4.20 No Undisclosed Liabilities. Except (a) as reflected or reserved against in the Company’s consolidated audited balance sheet as of December 31, 2010 (or the notes thereto) as included in the Company’s SEC Reports and (b) for liabilities and obligations incurred in connection with or contemplated by this Agreement, neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or agreement (including any contract, agreement or other arrangement relating to any transaction or relationship between or among the Company and any Company Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such contract or agreement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Company Subsidiary in the Company’s or such Company Subsidiary’s published financial statements or the Company’s SEC Reports.

Section 4.21 Customers and Suppliers. Since January 1, 2011 to the date hereof: (a) no material customer or supplier of the Company or any Company Subsidiary has cancelled or otherwise terminated its relationship with the Company or any Company Subsidiary; (b) no material customer or supplier of the Company or any Company Subsidiary has threatened in writing to cancel or otherwise terminate its relationship with the Company or any Company Subsidiary or its usage of the services of the Company or any of the Company Subsidiaries; and (c) neither the Company nor any Company Subsidiary has a direct or indirect ownership interest that is material to the Company or any Company Subsidiary taken as a whole in any customer or supplier of the Company or any Company Subsidiary.

Section 4.22 Certain Business Practices.

(a) To the knowledge of the Company, neither the Company nor any Company Subsidiary has, directly or indirectly: (i) made or authorized any contribution, payment or gift of funds or property to any official, employee or agent of any Governmental Authority of any jurisdiction; or (ii) made any contribution to any candidate for public office, in either case, where either the payment of the purpose of such contribution, payment or gift was, is or would be prohibited under any applicable anti-bribery or anti-corruption Law of any relevant jurisdiction covering a similar subject matter as in effect on or prior to the Effective Time applicable to the Company and the Company Subsidiaries and their respective businesses. The Company has instituted and maintained policies and procedures designed to ensure continued compliance with such Laws.

(b) To the knowledge of the Company, none of the Company, any Company Subsidiary or any affiliate of the Company or any Company Subsidiary is aware of or has taken any action, directly or indirectly, that would result in a violation by such Persons of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of any offer, payment, promise to pay or authorization of the payment of any money, or other property gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and the Company, the Company Subsidiaries and, to the knowledge of the Company, its and their affiliates have conducted their respective businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(c) The operations of the Company and the Company Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any Company Subsidiary with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(d) Neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any Representatives or affiliates of the Company or any Company Subsidiary is in violation of any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

Section 4.23 Takeover Laws. Subject to the accuracy of Section 5.25, the Board of the Company has taken all action necessary to exempt under and not make subject to any state takeover Law or state Law that limits or restricts business combinations or the ability to acquire or vote shares: (a) the execution of this Agreement; (b) the Merger; and (c) the other transactions contemplated by this Agreement and the Merger. None of the Company or its respective “affiliates” or “associates” or, to the knowledge of the Company, any of its stockholders is or has been an “interested stockholder” (as defined in Section 203 of the DGCL) with respect to Parent. None of the restrictions on business combinations contained in Section 203 of the DGCL with respect to the Company are applicable to this Agreement, the Merger or the other transactions contemplated hereby.

Section 4.24 Board Recommendation: Company Action; Requisite Vote of the Company’s Stockholders.

(a) The Board of the Company has, by resolutions duly adopted by the requisite vote of the directors and not subsequently rescinded or modified in any way,

unanimously: (i) determined that this Agreement, the Merger, in accordance with the terms of this Agreement, and the other transactions contemplated hereby are advisable, fair to, and in the best interests of the Company and its stockholders; (ii) approved this Agreement, the Merger and the other transactions contemplated hereby; and (iii) directed that this Agreement be submitted for consideration by the stockholders of the Company and resolved to recommend that the stockholders of the Company adopt this Agreement; provided, that any change in or modification or rescission of such recommendation by the Board of the Company in accordance with Section 7.12 shall not be a breach of the representation in subsection (iii). The Board of the Company has received from the Company Financial Advisor an opinion, a written copy of which will be provided, solely for informational purposes, to Parent promptly following the execution of this Agreement, to the effect that, as of the date of the opinion and subject to certain assumptions, qualifications and limitations, the Merger Consideration to be received by the holders of Company Common Stock (other than Parent and its affiliates) in the Merger is fair to such holders from a financial point of view.

(b) The affirmative vote of the holders of the majority of the outstanding shares of Company Common Stock (the “Required Company Vote”) is the only vote required of the holders of any class or series of Company capital stock that shall be necessary to adopt this Agreement and to consummate the Merger and the other transactions contemplated hereby.

Section 4.25 Information Supplied. None of the information supplied or to be supplied by the Company in writing for inclusion or incorporation by reference in: (a) Parent’s registration statement to be filed with the SEC regarding the Parent Company Shares to be issued in the Merger (the “Registration Statement”) will, at the time the Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act; and (b) the joint proxy statement relating to the meeting of the Company’s stockholders and Parent’s stockholders to be held in connection with the Merger (the “Proxy/Prospectus”), if any, will, at the date the Proxy/Prospectus is mailed to stockholders of the Company or at the time of the meeting of stockholders of the Company to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The portions of the Proxy/Prospectus supplied by the Company will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information regarding Parent or Merger Sub incorporated by reference in the Proxy/Prospectus or supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy/Prospectus.

Section 4.26 Disclaimer of Other Representations and Warranties.The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in Article 5 of this Agreement, (a) neither Parent nor Merger Sub makes, or has made, any representations or warranties relating to itself or its business or otherwise in connection with the Merger and the Company is not relying on any representation or warranty except for those expressly set forth in this Agreement, (b) no Person has been authorized by Parent or Merger Sub to make any representation or warranty relating to Parent, Merger Sub or their businesses or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by the Company as having been authorized by such party and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to the Company or any of its representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information is the subject of any representation or warranty set forth in Article 5 of this Agreement. The Company has no knowledge of the existence or nonexistence or occurrence or nonoccurrence of any event, condition or circumstance the existence, nonexistence, occurrence or nonoccurrence of which would cause any representation or warranty of Parent or Merger Sub contained in this Agreement to be untrue or inaccurate in any material respect.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in: (a) the disclosure letter delivered by Parent and Merger Sub to the Company at the execution and delivery of this Agreement (the “Parent Disclosure Letter”) (each schedule of which corresponds to a numbered and/or lettered section of this Agreement and of which disclosure made in any section of the Parent Disclosure Letter shall be deemed to be disclosed for all purposes of this Agreement and all other sections of the Parent Disclosure Letter to the extent that it is reasonably apparent that such disclosure is responsive or applicable); or (b) the Parent SEC Reports filed with the SEC between January 1, 2010 and the date of this Agreement (including information set forth in any exhibit thereto, but excluding any disclosure set forth in any risk factor section, any disclosure in any section relating to forward looking statements or any other statements that are predictive or primarily cautionary in nature other than any historical facts included therein, the “Specified Parent SEC Disclosure”), to the extent that it is reasonably apparent that the disclosure in the Specified Parent SEC Disclosure is responsive to the matters set forth in this Article 5, Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 5.1 Organization and Qualification; Subsidiaries. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each of the subsidiaries of Parent (each a “Parent Subsidiary” and, collectively, the “Parent Subsidiaries”) has been duly organized, and is validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, except to the extent the failure of any such Parent Subsidiary to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Each of Parent, each Parent Subsidiary and Merger Sub has the requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Parent, each Parent Subsidiary and Merger Sub is duly qualified or licensed to do business, and is in good standing (to the extent applicable), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Section 5.1 of the Parent Disclosure Letter sets forth a true and complete list of the Parent Subsidiaries.

Section 5.2 Certificate of Incorporation and Bylaws. Copies of (a) Parent’s Certificate of Incorporation (the “Parent Certificate of Incorporation”) and Parent’s Amended and Restated Bylaws (the “Parent Bylaws”), and (b) copies of Merger Sub’s Certificate of Incorporation (the “Merger Sub Certificate of Incorporation”) and Bylaws (the “Merger Sub Bylaws”), which were previously furnished or made available to the Company, are complete and correct. Parent has made available to Company a complete and correct copy of the charter and bylaws (or equivalent organizational or governing documents), and all amendments thereto, of each Parent Subsidiary. Neither Parent nor any material Parent Subsidiary is in violation of its organizational or governing documents.

Section 5.3 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of Parent consists of 125,000,000 shares of Parent Common Stock, and 5,000,000 shares of Parent Preferred Stock.

(b) As of September 30, 2011: (i) 79,854,301 shares of Parent Common Stock were issued and outstanding, all of which were validly issued, and are fully paid, nonassessable and free of preemptive rights, (ii) no shares of Parent Preferred Stock were issued and outstanding, (iii) 3,903,492 shares of Parent Common Stock were reserved for issuance under the Parent Benefit Plans, (iv) 168,279 shares of Parent Common Stock are issuable pursuant to outstanding restricted stock awards, (v) 4,138,446 shares of Parent Common Stock are issuable pursuant to outstanding stock options, and (vi) 961,654 shares of Parent Common Stock are issuable pursuant to performance share awards.

(c) As of September 30, 2011, and except as set forth on Section 5.3(c) of the Parent Disclosure Letter, there are (i) no options, warrants or other rights (including without limitation, appreciation rights, restricted shares, restricted share units, phantom shares phantom share units, performance shares, performance share units, deferred shares and deferred share units) to acquire capital stock or other Equity Interests of Parent, or securities convertible into or exchangeable for capital stock or other Equity Interests of Parent and (ii) no shares of capital stock or voting securities of, or other Equity Interests in, Parent that are issued, reserved for issuance or outstanding. Since July 1, 2011, and through the date of this Agreement, Parent has not issued any shares of its capital stock or other Equity Interests or securities convertible into or exchangeable for capital stock or other Equity Interests of Parent, other than through option exercises.

(d) There are no outstanding contractual obligations of Parent or any Parent Subsidiary: (i) restricting the transfer of; (ii) affecting the voting rights of; (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to; (iv) requiring the registration for sale of; or (v) granting any preemptive or antidilutive right with respect to, any shares of Parent Common Stock or any capital stock of, or other Equity Interests in, Parent or any Parent Subsidiary. Each outstanding share of capital stock or unit of Equity Interest of each Parent Subsidiary was validly issued, and is fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by Parent or another Parent Subsidiary free and clear of all Liens, in each case, other than Permitted Parent Liens.

Section 5.4 Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the Required Parent Vote, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by each of Parent and Merger Sub, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub and no votes of the stockholders of Parent are necessary to authorize this Agreement or the Merger or to consummate the transactions contemplated hereby, except the Required Parent Vote, the adoption of this Agreement by Parent as the sole stockholder of Merger Sub and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming this Agreement is a legally valid and binding obligation of the Company, constitutes a legally valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether enforcement is considered in a proceeding in equity or at law.

Section 5.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by Parent and Merger Sub will not: (i) assuming approval of this Agreement by the Required Parent Vote, conflict with or violate any provision of the Parent Certificate of Incorporation, the Parent Bylaws, Merger Sub Certificate of Incorporation, or Merger Sub Bylaws; (ii) assuming that all consents, approvals, authorizations and permits described in Section 5.5(b) have been obtained prior to the Effective Time and all filings and notifications described in Section 5.5(b) have been made and any waiting periods thereunder have terminated or expired prior to the Effective Time, conflict with or violate any Law applicable to Parent or Merger Sub or any other Parent Subsidiary or by which any property or asset of Parent, Merger Sub or any Parent Subsidiary is bound; or (iii) require any consent or approval under, result in any breach of, or any loss of any benefit under, or constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration or cancellation of, or result in the creation of a Lien (except for Permitted Parent Liens) on any property or asset of Parent, Merger Sub or any Parent Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, Parent Permit or other legally binding obligation to which Parent, Merger Sub or any Parent Subsidiary is a party, except, as to clauses (ii) and (iii), respectively, for any such conflicts, violations, breaches, defaults, rights of termination, acceleration or cancellation, Lien creation or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require Parent or Merger

Sub to obtain any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except: (i) as may be required under the Securities Act or the Exchange Act, any applicable state securities, takeover or “blue sky” Laws, the rules and regulations of the NYSE, the HSR Act or any other Antitrust Laws or other regulatory Laws, and the filing of the Certificate of Merger as required by the DGCL; and (ii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not (A) prevent or materially delay or impede the performance by Parent or Merger Sub of any material obligations under this Agreement or (B) individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 5.6 Permits; Compliance with Law.

(a) Except for employee benefit plans, labor and other employment matters (which are the subjects solely of Section 5.9 and Section 5.10, respectively), for environmental matters (which are the subject solely of Section 5.13) and for Tax matters (which are the subject solely of Section 5.16), each of Parent and each Parent Subsidiary is in possession of all material authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Authority necessary for Parent and each Parent Subsidiary to own, lease and operate its properties or to carry on its business substantially as it is being conducted as of the date of this Agreement (the “Parent Permits”), and all such Parent Permits are, in all material respects, valid and in full force and effect.

(b) Neither Parent nor any Parent Subsidiary is, in any material respect, in conflict with, or in default or violation of (except for Laws or Parent Permits with respect to matters that are the subject of Sections 5.9, 5.10, 5.13 and 5.16, which matters are the subject solely of such respective sections), any material Parent Permits or any Law applicable to Parent or any Parent Subsidiary or by which any material property or asset of Parent or any Parent Subsidiary is bound.

Section 5.7 SEC Reports; Financial Statements and Internal Controls.

(a) Since January 1, 2009, Parent has filed with the SEC all forms, reports, schedules, registration statements, definitive proxy statements and other documents (collectively, including all exhibits thereto, the “Parent SEC Reports”) required to be filed by Parent with the SEC. As of their respective filing dates, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, Parent SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, and the respective rules and regulations of the SEC promulgated thereunder applicable to Parent SEC Reports, and none of Parent SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, except for any current reports on Form 8-K required to be filed with respect to this Agreement, the Merger and the transactions contemplated hereby, no event has occurred with respect to Parent or any Parent Subsidiary which Parent is, or after the passage of time, will be, required to report by the filing with the SEC of a current report on Form 8-K which has not been so reported by Parent by the filing of a current report on Form 8-K on or prior to the date of this Agreement. None of Parent Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Section 13 or 15 of the Exchange Act.

(b) The consolidated statements of financial position and the related consolidated statements of operations, consolidated statements of stockholders’ equity and other comprehensive income, and consolidated statements of cash flows (including, in each case, any related notes and schedules thereto) of Parent (collectively, the “Parent Financial Statements”) contained in Parent SEC Reports have been prepared from the books and records of Parent and Parent Subsidiaries, comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as otherwise noted therein) and fairly present in all material respects the consolidated financial position and the consolidated results of operations and cash flows of Parent and Parent Subsidiaries as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments in the ordinary course of business).

(c) Other than any matters that do not remain the subject of any open or outstanding inquiry, Parent has not received written notice from the SEC or any other Governmental Authority that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC or other Governmental Authority. Since January 1, 2009, Parent’s independent public accounting firm has not informed Parent that it has any material questions, challenges or disagreements regarding or pertaining to Parent’s accounting policies or practices which are unresolved as of the date of this Agreement. Since January 1, 2009, no current officer or director of Parent has received, or is entitled to receive, any material compensation from any entity other than Parent or a Parent Subsidiary that has engaged in or is engaging in any material transaction with Parent or any Parent Subsidiary.

(d) With respect to each annual report on Form 10-K, each quarterly report on Form 10-Q and each amendment of any such report included in Parent SEC Reports, the principal executive officer and principal financial officer of Parent have made all certifications required by the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the NYSE, and the statements contained in any such certifications are complete and correct as of the date such certifications were made. Other than any matters that do not remain the subject of any open or outstanding inquiry, neither Parent nor its officers has received notice from any Governmental Authority questioning or challenging the accuracy, completeness or form of such certificates. Neither Parent nor any Parent Subsidiary has outstanding, nor has arranged or modified since the enactment of the Sarbanes-Oxley Act, any “extensions of credit” to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of Parent or any Parent Subsidiary. As used in this Section 5.7(d), “principal executive officer,” “principal financial officer” and “extensions of credit” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(e) Parent has established and maintains “disclosure controls and procedures” (as such term is defined in Rule 13a-15(e) or 15d-15(e) under the Exchange Act); such disclosure controls and procedures are reasonably designed to ensure that all information (both financial and non-financial) relating to Parent and Parent Subsidiaries required to be disclosed in Parent’s reports required to be filed with or submitted to the SEC pursuant to the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Parent required under the Exchange Act with respect to such reports. Since January 1, 2010, Parent has not disclosed, nor does Parent have knowledge of any facts that would require it to disclose, based on its knowledge and most recent evaluation of such disclosure controls and procedures, to Parent’s auditors or the audit committee of the Board of Parent: (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information; and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

(f) Parent is in compliance in all material respects with (i) all current listing and corporate governance requirements of the NYSE and (ii) all rules, regulations and requirements of the Sarbanes-Oxley Act and the SEC.

Section 5.8 Absence of Certain Changes or Events. Since January 1, 2011, except as: (i) disclosed in the Parent SEC Reports filed after such date but before the date of this Agreement; or (ii) contemplated by, or as disclosed pursuant to, this Agreement, there has not been any Parent Material Adverse Effect. From January 1, 2011 through the date of this Agreement, except as: (i) disclosed in the Parent SEC Reports filed after such date; or (ii) contemplated by, or as disclosed pursuant to, this Agreement, Parent and Parent Subsidiaries have, in all material respects, conducted their businesses substantially in the ordinary course consistent with past practice, and neither Parent nor any of the Parent Subsidiaries has done any of the following:

(a) amended its certificate of incorporation, bylaws or other organizational or governing documents;

(b) declared, set aside, or paid of any dividend or other distribution (whether payable in cash, stock or other property or any combination thereof) in respect of any capital stock or other Equity Interests or securities convertible into or exchangeable for capital stock or other Equity Interests in Parent or any Parent Subsidiary (other than dividends or other distributions by any Parent Subsidiary to its parent) or any repurchase for value by Parent of any capital stock or other Equity Interests or securities convertible into or exchangeable for capital stock or other Equity Interests in Parent or any Parent Subsidiary;

(c) incurred material Indebtedness for borrowed money or guaranteed such Indebtedness for another Person, or issued or sold debt securities, warrants or other rights to acquire any debt securities of Parent or any Parent Subsidiary, other than draws on existing revolving credit facilities in the ordinary course;

(d) acquired sold, leased, transferred, assigned or otherwise disposed of any assets, rights or securities outside the ordinary course of business in excess of $5,000,000 in any single transaction or series of related transactions;

(e) made any investment in or contribution, advance or loan to any Person (other than (i) intracompany transactions or (ii) investments, contributions or advances (or commitments with respect thereto) less than $5,000,000 in the aggregate);

(f) made any material change in any of the accounting principles followed by Parent or any Parent Subsidiary, except for any such change required by a change in GAAP or Law;

(g) materially increased benefits or benefit plan costs or materially changed bonus, insurance, pension, compensation or other benefit plans or arrangements or granted any material bonus or material increase in wages, salary or other compensation or made any other material change in employment terms to any officers, directors or employees of Parent or any Parent Subsidiary, other than, in each case, in the ordinary course of business consistent with past practice, as required by applicable Law, or pursuant to the terms of an existing agreement or plan that has been disclosed in the Parent Disclosure Letter;

(h) suffered any loss, damage, destruction or other casualty (whether or not covered by insurance) or loss of officers, employees, dealers, distributors, independent contractors, customers, or suppliers or other favorable business relationships which, individually or in the aggregate, would reasonably be expected to result in a Parent Material Adverse Effect; or

(i) agreed, whether in writing or otherwise, to do any of the foregoing.

Section 5.9 Employee Benefit Plans.

(a) Section 5.9(a) of the Parent Disclosure Letter sets forth a complete list of each “employee benefit plan” as defined in Section 3(3) of ERISA, and any other material plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former employee (or to any dependent or beneficiary thereof of Parent, other than individual employment, severance, change in control or similar contracts or agreements), which are maintained, sponsored or contributed to by Parent, any Parent Subsidiary or any Parent ERISA Affiliates, or under which Parent or any Parent Subsidiary has any material obligation or liability, including all material incentive, bonus, deferred compensation, cafeteria, medical, disability, stock purchase or equity based compensation plans, policies or programs (each a “Parent Benefit Plan”).

(b) Each Parent Benefit Plan has been administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code.

(c)(i) Each Parent Benefit Plan which is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the IRS as to its qualified status or may rely upon an opinion letter for a prototype plan and, to Parent’s knowledge, no fact or event has occurred that could reasonably be expected to adversely affect the qualified status of any such Parent Benefit Plan; (ii) to Parent’s knowledge, there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code, other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Parent Benefit Plan that could result in material liability to Parent; and (iii) no suit, administrative proceeding, action or other litigation has been brought or, to the knowledge of Parent, is threatened against or with respect to any such Parent Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims).

(d) Each Parent Benefit Plan and any other agreement, plan or arrangement that is or is intended to be a “nonqualified deferred compensation” arrangement under Section 409A is in and has been operated in compliance with Section 409A, and no service provider is entitled to a Tax gross-up or similar payment for any Tax or interest that may be due as a result of violation of Section 409A.

(e)(i) No Parent Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA); and (ii) no Parent Benefit Plan is subject to Title IV of ERISA. Neither Parent, any Parent Subsidiary nor any of their Parent ERISA Affiliates has incurred (A) a partial or complete withdrawal from a multiemployer plan (within the meaning of Section 3(37) of ERISA) or (B) any withdrawal liability with respect to a multiemployer plan. Neither Parent nor any Parent Subsidiary has any material liability under Title IV of ERISA, and no condition exists that presents a material risk to Parent or any Parent Subsidiary of incurring or being subject (whether primarily, jointly or secondarily) to a material liability thereunder.

(f) No amount could be received (whether in cash or property or the vesting of property) as a result of the consummation of the transactions contemplated by this Agreement by any employee, officer or director of Parent who is a “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) under any Parent Benefit Plan could reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(g) Except as required by Law, no Parent Benefit Plan provides any post-employment medical or life insurance benefits. Parent and each Parent Subsidiary are in material compliance with the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations thereunder and any similar state Law.

Section 5.10 Labor and Other Employment Matters.

(a) Parent and each Parent Subsidiary is in material compliance with all applicable material Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, and wages and hours. As of the date of this Agreement, neither Parent nor any Parent Subsidiary is a party to a collective bargaining agreement. As of the date of this Agreement, there is no pending or, to the knowledge of Parent, threatened work stoppage, slowdown or labor strike against Parent or any Parent Subsidiary.

(b) Except for the Parent Benefit Plans, there are no: (i) severance or employment agreements with employees of Parent who are at or senior to, the level of “Vice President”; (ii) severance programs of Parent or any Parent Subsidiary with or relating to its employees; or (iii) plans, programs or other agreements of Parent or any Parent Subsidiary with or relating to its directors, officers or employees which contain change in control provisions that could reasonably be expected to trigger payments to such individuals as a result of the transactions contemplated by this Agreement.

Section 5.11 Material Contracts.

(a) Except for contracts set forth in the “Exhibit Index” of any Parent SEC Report, as of the date of this Agreement, neither Parent nor any Parent Subsidiary is a party to or expressly bound by any contract or agreement:

(i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act), other than Parent Benefit Plans;

(ii) with respect to any joint venture or partnership arrangements;

(iii) pursuant to which any indebtedness for borrowed money of Parent or any Parent Subsidiary is outstanding or may be incurred, other than any contract between or among Parent and/or wholly owned Parent Subsidiaries;

(iv) relating to a guarantee by Parent or any Parent Subsidiary of Indebtedness of any Person other than Parent or any Parent Subsidiary;

(v) relating to any pending or, if continuing material obligations on the part of Parent or any Parent Subsidiary exist, completed acquisition or disposition by Parent or any Parent Subsidiary of properties or assets, except for acquisitions and dispositions of properties, assets and inventory in the ordinary course of business;

(vi) relating to any lease, license, permit, franchise or other contract concerning or relating to real property, or any lease of personal property, in each case with respect to which the aggregate amount that could reasonably be expected to be paid or received thereunder in the future exceeds $1,000,000 per annum or $5,000,000 in the aggregate;

(vii) relating to any employment, consulting, agency, collective bargaining or other similar contract, agreement, instrument or arrangement relating to or for the benefit of current, future or former employees, officers, directors or consultants, with respect to which the aggregate amount that could reasonably be expected to be paid thereunder in the future exceeds $500,000 per annum, other than Parent Benefit Plans set forth on Section 5.9(a) of the Parent Disclosure Letter;

(viii) relating to any license, licensing arrangement or other contract providing in whole or in part for the use of, or limiting the use of, any material Intellectual Property right or providing the exclusive right to use any material Intellectual Property right, other than contracts for commercially available, off-the-shelf software that has been purchased or licensed from a third party in the form of a “shrink-wrap,” “click-through” or other standard form license agreement, that is generally available to the public;

(ix) relating to any order or other contract obligating Parent or the Parent Subsidiaries for more than one year and has total projected revenue to or payments by Parent and the Parent Subsidiaries in excess of $10,000,000 per annum;

(x) relating to any contract, agreement or arrangement with respect to the representation of Parent or any Parent Subsidiary in one or more foreign countries other than any contracts, agreements or arrangements with employees of Parent or any Parent Subsidiary; or

(xi) which contains any covenant materially limiting the ability of Parent or any Parent Subsidiary to engage in any of its principal lines of business, or to compete with any Person or operate at any geographic location with respect to any of its principal lines of business, in each case that could, individually or in the aggregate, reasonably be expected to be material to Parent and the Parent Subsidiaries, taken as a whole.

Each contract of the type described in this Section 5.11 is referred to herein as a “Parent Material Contract.”

(b) Except as has not and would not reasonably be expected to have a material and adverse effect on Parent and without regard to any noncompetition or nonsolicitation provision or agreement contained in any Parent Material Contract, each Parent Material Contract is legally valid and binding on Parent and each Parent Subsidiary party thereto, and is full force and effect, and none of Parent, any Parent Subsidiary or, to Parent’s knowledge, any other party thereto is in default or breach under the terms of any such Parent Material Contract. Parent has made available to the Company true and complete copies of all Parent Material Contracts.

Section 5.12 Litigation. Except as disclosed in the Parent SEC Reports, as of the date of this Agreement, there is no suit, claim, action or proceeding pending or, to the knowledge of Parent, threatened, nor, to the knowledge of Parent, is there any investigation pending, in each case, against Parent or any Parent Subsidiary which could reasonably be expected to constitute a Parent Material Adverse Effect. None of Parent or any Parent Subsidiary is subject to any outstanding Order which does or could reasonably be expected to constitute a Parent Material Adverse Effect.

Section 5.13 Environmental Matters.

(a) Each of Parent and each Parent Subsidiary is in material compliance with all applicable Environmental Laws, holds or has applied for all Environmental Permits necessary to conduct its current operations and is in material compliance with its respective Environmental Permits.

(b) From January 1, 2009 until the date of this Agreement, neither Parent nor any Parent Subsidiary has received any written claim or notice of violation from any Governmental Authority or third party alleging that Parent or any Parent Subsidiary is in material violation of, or liable in any material respect under, any Environmental Law, nor is either Parent nor any Parent Subsidiary aware of any information which might form the basis for any such claim or notice.

(c) From January 1, 2009 until the date of this Agreement, neither Parent, any of Parent Subsidiaries nor, to the knowledge of Parent, any other Person has filed any notice under any federal, state or local Law indicating that: (i) Parent or any Parent Subsidiary is responsible for any improper release into the environment, or the improper storage or disposal, of any Hazardous Substance; or (ii) any Hazardous Substance is or has been improperly stored or disposed of upon any property owned, leased or operated or formerly owned, leased or operated by Parent or any Parent Subsidiary.

(d) As of the date of this Agreement, neither Parent nor any Parent Subsidiary has any material contingent liability in connection with the release into the environment or the storage or disposal of any Hazardous Substance: (i) relating to or in connection with the operation of the business or any of the assets of Parent or any Parent Subsidiary; or (ii) on any property owned, leased or operated or formerly owned, leased or operated by Parent or any Parent Subsidiary.

(e) To the knowledge of Parent, no property now or previously owned, leased or operated by Parent or any Parent Subsidiary is listed on the National Priorities List pursuant to CERCLA or on the CERCLIS or on any other federal or state list as a site requiring investigation or cleanup.

(f) There are no sites, locations or operations at which Parent or any Parent Subsidiary is currently undertaking, or since January 1, 2009 has completed, any material removal, remedial or response action relating to any disposal or release, as required by Environmental Laws.

(g) From January 1, 2009 until the date of this Agreement, neither Parent nor any Parent Subsidiary is transporting, has transported, is arranging for the transportation of or has arranged for the transportation of any Hazardous Substance to any location which is listed on the National Priorities List pursuant to CERCLA, on the CERCLIS, or on any similar federal or state list or which is the subject of federal, state or local enforcement actions or other investigations that could reasonably be expected to lead to material claims against Parent or any Parent Subsidiary for removal or remedial work, contribution for removal or remedial work, damage to natural resources or personal injury, including claims under CERCLA.

(h) Neither Parent nor any Parent Subsidiary owns or operates, or since January 1, 2009 has owned or operated, any underground storage tank, treatment, storage or disposal facility under RCRA, or any solid waste disposal facility.

(i) As of the date of this Agreement: (i) neither Parent nor any Parent Subsidiary has entered into or agreed to any Order or, to the knowledge of Parent, is subject to any material Order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances, and (ii) to the knowledge of Parent, no investigation, litigation or other proceeding is pending or threatened with respect thereto.

Section 5.14 Intellectual Property. Parent and the Parent Subsidiaries own or possess adequate licenses or other valid rights to use all Intellectual Property necessary to carry on

Parent’s and the Parent Subsidiaries’ businesses as now operated by them in all material respects. To the knowledge of Parent, there is no (and neither Parent nor any Parent Subsidiary has received notice of any) material infringement of or material conflict with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to carry on Parent’s or any Parent Subsidiary’s business as now operated by it in all material respects.

Section 5.15 Assets and Properties. Each of Parent and the Parent Subsidiaries has fee simple title to all of its material owned real property and has a valid leasehold interest in all of its material leased real property (including all rights and privileges pertaining or relating thereto), in each case, assuming the timely discharge of all obligations owing under or related to such owned real property and leased real property, free and clear of any and all Liens, except for Permitted Parent Liens. Each of Parent and each of the Parent Subsidiaries has title to, or a valid leasehold interest in, as applicable, all material personal property used in its business free and clear of any and all Liens, except for Permitted Parent Liens.

Section 5.16 Taxes.

(a) Each of Parent and each Parent Subsidiary has timely filed or caused to be timely filed with the appropriate Taxing Authority all material Tax Returns that it was required to file under applicable Law, taking into account any properly obtained extensions of time within which to file such Tax Returns. All such Tax Returns were complete and correct in all material respects. Parent and the Parent Subsidiaries have paid all material Taxes due or claimed to be due, except for Taxes being contested in good faith and for which adequate reserves have been established in the financial statements of Parent. The charges, accruals and reserves for Taxes with respect to Parent and the Parent Subsidiaries reflected in the consolidated statements of financial position of Parent set forth in the most recent Parent SEC Report are adequate under GAAP to cover unpaid Tax liabilities accruing through the date thereof. No claim has ever been made by an authority in a jurisdiction where Parent or any Parent Subsidiary does not file Tax Returns that such entity is or may be subject to taxation by that jurisdiction in respect of material Taxes that would be covered by or be the subject of such Tax Return.

(b) Neither Parent nor any Parent Subsidiary has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency known to Parent, nor has any request been made in writing for any such extension or waiver.

(c) There are no material encumbrances for Taxes (other than Permitted Company Liens) upon any of the assets of Parent or any Parent Subsidiary.

(d) No material deficiencies for Taxes with respect to Parent or any Parent Subsidiary have been claimed, proposed or assessed by any Taxing Authority. There are no pending (or, to Parent’s knowledge, threatened) audits, assessments or other actions for or relating to any liability in respect of Taxes of Parent or any Parent Subsidiary. No potential liabilities relating to Taxes of Parent or any Parent Subsidiary were raised by the relevant Taxing Authority in any completed audit or examination that would reasonably be expected to result in a material additional liability for Taxes in a later taxable period.

(e) Parent and each Parent Subsidiary has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person.

(f) Neither Parent nor any Parent Subsidiary is a party to any Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than commercial contracts entered into in the ordinary course of business with vendors, customers and landlords or agreements exclusively between or among Parent, on the one hand, and any one or more Parent Subsidiaries, on the other hand.

(g) Neither Parent nor any Parent Subsidiary has ever been a member of an affiliated group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which is Parent) for federal, state, local or foreign Tax purposes. Neither Parent nor any Parent Subsidiary has any liability for the Taxes of any Person (other than Parent or any Parent Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(h) In the past five years, neither Parent nor any Parent Subsidiary (nor any of their predecessors by merger or consolidation) has been a party to any transaction intended to qualify under Section 355 of the Code.

(i) Neither Parent nor any Parent Subsidiary has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Section 1.6011-4(b)(2) or 301.6111-2(b)(2).

(j) Neither Parent nor any Parent Subsidiary (including Merger Sub) has taken any action, nor has any knowledge of any fact or circumstance, that could reasonably be expected to prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 5.17 Insurance. Parent and the Parent Subsidiaries maintain insurance in such amounts and covering such losses and risks as, in Parent’s reasonable determination, is adequate to protect Parent and the Parent Subsidiaries and their respective businesses and is customary for companies engaged in similar businesses in similar industries. All material insurance policies of Parent and the Parent Subsidiaries: (a) are in full force and effect; and (b) neither Parent nor any Parent Subsidiary is in material breach of or default under any such insurance policies, and neither Parent nor any Parent Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or modification of, any such insurance policies. Promptly following request by the Company, Parent will make available to the Company copies of all material insurance policies maintained by Parent and the Parent Subsidiaries, including fire and casualty, general liability, workers’ compensation and employer liability, pollution liability, directors and officers and other liability policies.

Section 5.18 Affiliate Transactions. There are no material agreements, contracts, transfers of assets or liabilities or other commitments or transactions (other than Parent Stock Plans), whether or not entered into in the ordinary course of business, to or by which Parent or any Parent Subsidiary, on the one hand, and any of their respective affiliates (other than Parent or any Parent Subsidiary), on the other hand, are or have been a party or otherwise bound or affected, and that: (a) are currently pending, in effect or have been in effect at any time since January 1, 2009; and (b) involve continuing liabilities and obligations that have been, are or will be material to Parent and the Parent Subsidiaries taken as a whole, and in each case that is of the type that would be required to be, but has not otherwise been, disclosed in the Parent SEC Reports under Item 404 of Regulation S-K under the Securities Act.

Section 5.19 Ownership of Merger Sub; No Prior Activities. Merger Sub was formed by Parent solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a Parent Subsidiary. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, obligations or liabilities of any nature other than those incident to its incorporation and the transactions contemplated by this Agreement.

Section 5.20 Brokers. Except for Greenhill & Co., LLC (the “Parent Financial Advisor”), whose fees in connection with the Merger are set forth on Section 5.20 of the Parent Disclosure Letter, no agent, broker, finder or investment banker is or will be entitled to any advisory, brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or any Parent Subsidiary. Promptly upon the request of the Company, for informational purposes only, Parent will furnish to the Company a true and complete copy of Parent’s agreements with the Parent Financial Advisor pursuant to which it is entitled to a fee in connection with the Merger.

Section 5.21 No Undisclosed Liabilities. Except (a) as reflected or reserved against in Parent’s consolidated audited balance sheet as of December 31, 2010 (or the notes thereto) as included in the Parent SEC Reports and (b) for liabilities and obligations incurred in connection with or contemplated by this Agreement, neither Parent nor any Parent Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that, individually or in the aggregate, have had or would reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any Parent Subsidiary is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or agreement (including any contract, agreement or other arrangement relating to any transaction or relationship between or among Parent and any Parent Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such contract or agreement is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any Parent Subsidiary in Parent’s or such Parent Subsidiary’s published financial statements or the Parent SEC Reports.

Section 5.22 Customers and Suppliers. Since January 1, 2011 through the date of this Agreement: (a) no material customer or supplier of Parent or any Parent Subsidiary has cancelled or otherwise terminated its relationship with Parent or any Parent Subsidiary; (b) no material customer or supplier of Parent or any Parent Subsidiary has threatened in writing to cancel or otherwise terminate its relationship with Parent or any Parent Subsidiary or its usage of the services of Parent or any of the Parent Subsidiaries; and (c) neither Parent nor any Parent Subsidiary has a direct or indirect ownership interest that is material to Parent or any Parent Subsidiary taken as a whole in any customer or supplier of Parent or any Parent Subsidiary.

Section 5.23 Certain Business Practices.

(a) To the knowledge of Parent, neither Parent nor any Parent Subsidiary has, directly or indirectly: (i) made or authorized any contribution, payment or gift of funds or property to any official, employee or agent of any Governmental Authority of any jurisdiction; or (ii) made any contribution to any candidate for public office, in either case, where either the payment of the purpose of such contribution, payment or gift was, is or would be prohibited under any applicable anti-bribery or anti-corruption Law of any relevant jurisdiction covering a similar subject matter as in effect on or prior to the Effective Time applicable to Parent and the Parent Subsidiaries and their respective businesses. Parent has instituted and maintained policies and procedures designed to ensure continued compliance with such Laws.

(b) To the knowledge of Parent, none of Parent, any Parent Subsidiary or any affiliate of Parent or any Parent Subsidiary is aware of or has taken any action, directly or indirectly, that would result in a violation by such Persons of the FCPA, including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of any offer, payment, promise to pay or authorization of the payment of any money, or other property gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and Parent, the Parent Subsidiaries and, to the knowledge of Parent, its and their affiliates have conducted their respective businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(c) The operations of Parent and the Parent Subsidiaries are and have been conducted at all times in compliance with applicable the Money Laundering Laws and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving Parent or any Parent Subsidiary with respect to the Money Laundering Laws is pending or, to the knowledge of Parent, threatened.

(d) Neither Parent nor any Parent Subsidiary nor, to the knowledge of Parent, any Representatives or affiliates of Parent or any Parent Subsidiary is in violation of any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

Section 5.24 Sufficient Funds.

(a) The aggregate proceeds contemplated by the Financing (as defined below), together with Parent’s current cash on hand and existing credit facility, will provide Parent with sufficient funds at the Effective Time to consummate the Merger and the transactions contemplated by this Agreement, including the repayment of any Indebtedness of the Company outstanding as of the Effective Time, subject to the Company’s compliance with its obligations set forth in Section 6.1.

(b) Parent has delivered to the Company true and complete copies of executed commitment letters (the “Financing Commitments”), pursuant to which the lender parties thereto have agreed, subject only to the conditions precedent set forth therein (the “Financing Conditions”), to provide or cause to be provided the debt financing set forth therein for the purposes of financing the transactions contemplated hereby (the “Financing”). The Financing Commitments are in full force and effect as of the date of this Agreement and are legal, valid and binding obligations of Parent and, to the knowledge of Parent, the other parties thereto. There are no conditions precedent or other contingencies related to the funding or investing, as applicable, of the full amount of the Financing other than the Financing Conditions.

Section 5.25 Takeover Laws. Subject to the accuracy of Section 4.23, the Board of Parent has taken all action necessary to exempt under and not make subject to any state takeover Law or state Law that limits or restricts business combinations or the ability to acquire or vote shares: (a) the execution of this Agreement; (b) the Merger; and (c) the other transactions contemplated by this Agreement and the Merger. None of Parent or its respective “affiliates” or “associates” or, to the knowledge of Parent, any of its stockholders is or has been an “interested stockholder” (as defined in Section 203 of the DGCL) with respect to the Company. None of the restrictions on business combinations contained in Section 203 of the DGCL with respect to Parent are applicable to this Agreement, the Merger or the other transactions contemplated hereby.

Section 5.26 Board Recommendation: Parent Action; Requisite Vote of Parent’s Stockholders.

(a) The Board of Parent has, by resolutions duly adopted by the requisite vote of the directors and not subsequently rescinded or modified in any way, unanimously: (i) determined that this Agreement, the Merger, in accordance with the terms of this Agreement, and the other transactions contemplated hereby are advisable, fair to, and in the best interests of Parent and its stockholders; (ii) approved this Agreement, the Merger and the other transactions contemplated hereby; (iii) approved the issuance of shares of Parent Common Stock to holders of Company Common Stock in connection with the Merger; and (iv) directed that the Parent Proposal be submitted for consideration by the stockholders of Parent and resolved to recommend that the stockholders of Parent approve the Parent Proposal; provided, that any change in or modification or rescission of such recommendation by the Board of Parent shall not be a breach of the representation in subsection (iv). The Board of Parent has received from the Parent Financial Advisor an opinion, a written copy of which will be provided, solely for informational purposes, to the Company promptly following the execution of this Agreement, to the effect that, as of the date of the opinion, and subject to certain assumptions, qualifications and limitations, the Merger Consideration to be paid by Parent pursuant to this Agreement is fair to Parent from a financial point of view.

(b) The affirmative vote of (i) the holders of a majority of the outstanding shares of Parent Common Stock approving the proposal to amend the Parent Certificate of Incorporation to increase the number of authorized shares of Parent Common Stock to 250,000,000 shares of Parent Common Stock (the “Parent Certificate Proposal”) and (ii) the holders of a majority of the votes cast by holders of outstanding shares of Parent Common Stock on the proposal to approve the issuance of Parent Common Stock as provided in this Agreement

(the “Parent Issuance Proposal” and, collectively with the Parent Certificate Proposal, the “Parent Proposal”) are the only votes required of the holders of any class or series of Parent capital stock that shall be necessary and to approve the Parent Certificate Proposal and the Parent Issuance Proposal, and are the only vote required of the holders of any class or series of Parent capital stock that shall be necessary to consummate the Merger and the other transactions contemplated hereby (the “Required Parent Vote”).

Section 5.27 Information Supplied. None of the information supplied or to be supplied by Parent in writing for inclusion or incorporation by reference in: (a) the Proxy/Prospectus to be filed by Company and Parent with the SEC, and any amendments or supplements thereto; or (b) the Registration Statement to be filed by Parent with the SEC in connection with the Merger, and any amendments or supplements thereto, will, at the respective times such documents are filed, and, in the case of the Proxy/Prospectus, at the time that it or any amendment or supplement thereto is first mailed to the Company and Parent stockholders, at the time of the Company Special Meeting and the Parent Special Meeting and at the Effective Time, and, in the case of the Registration Statement, when it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The portions of the Proxy/Prospectus supplied by Parent will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information regarding the Company incorporated by reference in the Proxy/Prospectus or supplied by the Company specifically for inclusion or incorporation by reference in the Proxy/Prospectus.

Section 5.28 Disclaimer of Other Representations and Warranties. Parent and Merger Sub each acknowledge and agree that, except for the representations and warranties expressly set forth in Article 4 of this Agreement (a) the Company does not make, or has not made, any representations or warranties relating to itself or its business or otherwise in connection with the Merger and Parent and Merger Sub are not relying on any representation or warranty except for those expressly set forth in this Agreement, (b) no Person has been authorized by the Company to make any representation or warranty relating to itself or its business or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by Parent or Merger Sub as having been authorized by such party and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent, Merger Sub or any of their representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information is the subject of any representation or warranty set forth in Article 4 of this Agreement. Parent has no knowledge of the existence or nonexistence or occurrence or nonoccurrence of any event, condition or circumstance the existence, nonexistence, occurrence or nonoccurrence of which would cause any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate in any material respect.

ARTICLE 6

CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.1 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, during the period from the date of this Agreement and continuing until the earlier of the termination pursuant to Article 9 of this Agreement or the Effective Time, unless an executive officer of Parent shall otherwise consent (which consent shall not be unreasonably withheld, conditioned or delayed; provided, that Parent shall be deemed to have granted its consent if Parent fails to consent or object within three (3) Business Days of an applicable written request from the Company) in writing (including electronic mail) or except as expressly permitted or required pursuant to this Agreement:

(a) The businesses of the Company and the Company Subsidiaries shall be conducted only in the ordinary course of business consistent with past practices, and the Company and the Company Subsidiaries shall use their commercially reasonable efforts to maintain their assets and preserve intact their respective business organizations, to maintain significant beneficial business relationships with customers, suppliers, contractors and others having business relationships with them and to keep available the services of their current key officers and employees.

(b) Without limiting the generality of Section 6.1(a), except: (w) as set forth on Section 6.1 of the Company Disclosure Letter; (x) as expressly contemplated by this Agreement; (y) as required by applicable Law; and (z) intracompany transactions between Company Subsidiaries or the Company and Company Subsidiaries in the ordinary course of business consistent with past practices, the Company shall not, and shall not permit any of the Company Subsidiaries to, do, directly or indirectly, any of the following:

(i) sell, lease, transfer or otherwise dispose of any assets, rights or securities of the Company or the Company Subsidiaries outside of the ordinary course of business in excess of $10,000,000 in any single transaction or series of related transactions;

(ii) enter into any new line of business;

(iii) make acquisitions by merging or consolidating with or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business, corporation, partnership, association or other business organization or division thereof, or enter into binding agreements with respect to any such acquisition, for aggregate consideration (including contingent consideration that may be payable) in excess of $50,000,000;

(iv) enter into any material partnership, joint venture agreement or similar arrangement;

(v) amend or propose to amend the Company Certificate of Incorporation or Company Bylaws;

(vi) declare, set aside or pay any dividend or other distribution payable in cash, capital stock, property or otherwise with respect to any shares of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such;

(vii) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any shares of its capital stock, other Equity Interests, or any options, warrants or rights to acquire any of its capital stock or Equity Interests, other than in connection with the relinquishment of shares by employees and directors of the Company and the Company Subsidiaries in payment of withholding Tax upon the exercise or vesting of stock options or restricted stock or forfeiture of shares due to termination of employment;

(viii) split, combine or reclassify any outstanding shares of its capital stock;

(ix) issue, sell, dispose of or authorize, propose or agree to the issuance, sale or disposition by the Company or any of the Company Subsidiaries of, any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities convertible into or exchangeable for any shares of, its capital stock of any class, or any other Equity Interests in respect of, in lieu of, or in substitution for any class of its capital stock outstanding on the date of this Agreement;

(x) modify the terms of any existing Indebtedness for borrowed money of the Company or any Company Subsidiary in any manner that would prevent or materially hinder repayment at the Effective Time;

(xi) incur, assume, guarantee, or become obligated following the date of this Agreement with respect to any Indebtedness for borrowed money, other than draws under the Company’s revolving credit facility made in the ordinary course of business, but in no event the aggregate of which would exceed $100,000,000 at any given time (excluding intracompany debt);

(xii) except to the extent required by applicable Law or any Company Benefit Plan as in effect on the date of this Agreement or by contracts in existence as of the date of this Agreement: (A) increase in any manner the compensation or benefits of any of its employees, officers, directors, consultants, independent contractors or service providers except in the ordinary course of business consistent with past practice; provided, that no additional equity or equity-based grants shall be made; (B) make a payment of any pension, severance or retirement benefits to any such employees, directors, consultants, independent contractors or service providers except in the ordinary course of business consistent with past practice; (C) enter into, amend, alter, adopt, implement or otherwise commit itself to any new Company Benefit Plan, including any compensation or benefit plan, program, policy, arrangement or agreement with or for the benefit of any key officer or director; (D) terminate any Company Benefit Plan; (E) subject to Section 7.3, accelerate the vesting of, or the lapsing of restrictions with respect to, any options or other stock-based compensation; (F) accelerate the vesting or payment of any compensation or benefit under any Company Benefit Plan; (G) award any new bonuses or award or provide for any bonus opportunities for performance periods following the date of this Agreement, except for incentive bonus opportunities with respect to the Company’s fiscal years ending December 31, 2011and 2012 that are made in the ordinary course of business consistent with past practices; provided, that in the event that an employee is entitled to a bonus payment under a severance agreement in connection with a change of control that employee will not be entitled to any bonus payment except as provided by that agreement; or (H) increase the benefits or compensation of any past or present directors or executive officers (as defined in Rule 3-b7 of the Exchange Act);

(xiii) enter into, renew or amend (other than as required by existing employee benefit plans or employment agreements or by applicable Law) in any material respect any indemnification agreement between the Company or any Company Subsidiary and any of their respective current, future or former employees, officers, directors or consultants;

(xiv)(A) except in the ordinary course of business consistent with past practice, make any changes in its reporting for Taxes or accounting methods other than as required by GAAP or applicable Law; or (B) settle or compromise any Tax liability in an amount in excess of $10,000,000;

(xv) make or commit to make capital expenditures in excess of the aggregate budgeted amount set forth in the Company’s fiscal 2011 and fiscal 2012 capital expenditure plans (including for purposes of the 2012 plan any rollover amount from the 2011 plan), each that have previously been provided to Parent or any amended capital expenditure plan for the Company’s fiscal 2012 approved by Parent in writing;

(xvi) enter into any agreement, arrangement or commitment that materially limits or otherwise materially restricts the Company or any Company Subsidiary, or that would reasonably be expected to, after the Effective Time, materially limit or restrict Parent or any Parent Subsidiary or any of their respective affiliates or any successor thereto, from engaging or competing in any line of business in which it is currently engaged or in any geographic area material to the business or operations of Parent or any Parent Subsidiary;

(xvii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company;

(xviii) take any action that would reasonably be expected to result in: (A) any inaccuracy of a representation or warranty herein that would allow for a termination of this Agreement; or (B) cause any of the conditions precedent to the transactions contemplated by this Agreement to fail to be satisfied; or

(xix) take or agree in writing to take any of the actions precluded by Sections 6.1(a) or this 6.1(b).

Section 6.2 Conduct of Business by Parent Pending the Merger. Parent covenants and agrees that, during the period from the date of this Agreement and continuing until the earlier of the termination pursuant to Article 9 of this Agreement or the Effective Time, unless an executive officer of the Company shall otherwise consent (which consent shall not be unreasonably withheld, conditioned or delayed; provided, that the Company shall be deemed to have granted its consent if the Company fails to consent or object within three (3) Business Days of an applicable written request from Parent) in writing (including electronic mail) or except as expressly permitted or required pursuant to this Agreement:

(a) The businesses of Parent and the Parent Subsidiaries shall be conducted only in the ordinary course of business consistent with past practices, and Parent and the Parent Subsidiaries shall use their commercially reasonable efforts to maintain their assets and preserve intact their respective business organizations, to maintain significant beneficial business relationships with suppliers, contractors, distributors, customers, licensors, licensees and others having business relationships with them and to keep available the services of their current key officers and employees.

(b) Without limiting the generality of Section 6.2(a), except: (w) as set forth on Section 6.2 of the Parent Disclosure Letter; (x) as expressly contemplated by this Agreement; (y) as required by applicable Law; and (z) intracompany transactions between the Parent Subsidiaries or Parent and the Parent Subsidiaries in the ordinary course of business consistent with past practices, Parent shall not, and shall not permit any of the Parent Subsidiaries to, do, directly or indirectly, any of the following:

(i) acquire or agree to acquire by merging or consolidating with any business or corporation, partnership or other business organization or division thereof, if such transaction would prevent, inhibit or materially delay the consummation of the transactions contemplated by this Agreement;

(ii) declare, set aside or pay any dividend or other distribution payable in cash, capital stock, property or otherwise with respect to any shares of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such; provided, that if the Company consents to any such dividend or distribution, the Merger Consideration shall be adjusted pursuant to Section 3.1(c);

(iii) split, combine or reclassify any outstanding shares of Parent’s capital stock;

(iv) adopt or propose to adopt any amendments to the Parent Certificate of Incorporation or the Parent Bylaws which would have a material adverse impact on the consummation of the transactions contemplated by this Agreement or the rights of the holders of Parent Common Stock;

(v) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Parent, or of any Parent Subsidiary that is material to the business of Parent and the Parent Subsidiaries taken as a whole;

(vi) take any action that would reasonably be expected to result in: (A) any inaccuracy of a representation or warranty herein that would allow for a termination of this Agreement; or (B) cause any of the conditions precedent to the transactions contemplated by this Agreement to fail to be satisfied; or

(vii) take or agree in writing to take any of the actions precluded by Sections 6.2(a) or this 6.2(b).

ARTICLE 7

ADDITIONAL AGREEMENTS

Section 7.1 Preparation of Proxy Statement; Registration Statement; Stockholders’ Meetings.

(a) Proxy Statement. As promptly as reasonably practicable after the date of this Agreement, the Company and Parent shall cause to be prepared and filed with the SEC the Proxy/Prospectus in preliminary form. Each of Parent, Merger Sub and the Company shall promptly obtain and furnish the information concerning itself and its affiliates required to be included in the Proxy/Prospectus. Each of Parent, Merger Sub and the Company shall use its commercially reasonable efforts to cause the Company Financial Advisor and the Parent Financial Advisor, as applicable, to consent to the inclusion of the opinion of such financial advisor in the Proxy/Prospectus. Each of Parent, Merger Sub and the Company shall use its commercially reasonable efforts to respond as promptly as reasonably practicable to any comments received from the SEC with respect to the Proxy/Prospectus. Each party shall promptly notify the other party upon the receipt of any oral or written comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy/Prospectus, and shall provide the other party with copies of all written correspondence and a summary of all oral communications between it, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy/Prospectus. Each party shall cooperate and provide the other party with a reasonable opportunity to review and comment on any substantive correspondence (including responses to SEC comments), amendments or supplements to the Proxy/Prospectus or the Registration Statement prior to filing with the SEC, and shall provide to the other a copy of all such filings made with the SEC.

(b) Registration Statement. At the time of the initial filing with the SEC of the Proxy/Prospectus, Parent shall file with the SEC the Registration Statement containing the Proxy/Prospectus; provided, that Parent shall provide the Company a copy of the Registration Statement at least ten (10) days prior to any filing thereof and any supplement or amendment at least two (2) days prior to any filing thereof. Parent and the Company shall use all commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as necessary to consummate the Merger and the other transactions contemplated hereby. Parent shall also take any action required to be taken under any applicable state securities Laws in connection with the issuance of shares of Parent Common Stock in the Merger and the Company shall furnish all information concerning the Company and the holders of shares of Company capital stock as may be reasonably requested in connection with any such action.

(c) Mailing of Proxy Statement; Additional Information. Promptly after the effectiveness of the Registration Statement, Parent and the Company shall cause the Proxy/Prospectus to be mailed to their respective stockholders, and if necessary, after the definitive Proxy/Prospectus has been mailed, promptly circulate amended, supplemented or supplemental proxy materials and, if required in connection therewith, re-solicit proxies or written consents, as applicable. If at any time prior to the Effective Time, the officers and directors of Parent or the Company discover any statement which, in light of the circumstances to which it is made, is false or misleading with respect to a material fact or omits to state a material fact necessary to make the statement made in the Proxy/Prospectus or the Registration Statement not misleading, then such party shall immediately notify the other party of such misstatements or omissions. Parent shall advise the Company and the Company shall advise Parent, as applicable, promptly after it receives notice thereof, of the time when the Registration Statement becomes effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the shares of Parent Common Stock for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

(d) Company Special Meeting. The Company shall: (i) in accordance with the Company Certificate of Incorporation, the Company Bylaws and applicable Law, take all actions to establish a record date for, duly call, give notice of, convene, and hold, a special meeting of its stockholders (the “Company Special Meeting”) as soon as practicable following the date upon which the Registration Statement becomes effective, for the purpose of securing the Required Company Vote to adopt this Agreement; (ii) in accordance with the Company Certificate of Incorporation, the Company Bylaws and applicable Law, distribute to the Company’s stockholders the Proxy/Prospectus; and (iii) except as provided in Section 7.12, use its reasonable best efforts to solicit from stockholders of the Company proxies in favor of the Merger and to take all other action necessary or advisable to secure the Required Company Vote. As soon as practicable following the date on which the Proxy/Prospectus is mailed to the Company’s stockholders, the Company shall convene and hold the Company Special Meeting. Once the Company Special Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Special Meeting without the consent of Parent (which consent shall not be unreasonably withheld or delayed) other than (A) for the absence of a quorum, (B) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Board of the Company has determined in good faith, after consultation with the Company’s outside counsel, is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Company Special Meeting, or (C) if the Agreement is terminated pursuant to Article 9 prior to the Company Special Meeting; provided, that in the event that the Company Special Meeting is delayed to a date after the Termination Date as a result of either (A) or (B) above, then the Termination Date shall be extended to the fifth (5th) Business Day after the date the Company Special Meeting is actually held. Except to the extent permitted by Section 7.12: (y) the Proxy/Prospectus shall (1) state that the Board of the Company has determined that this Agreement and the Merger are advisable and in the best interests of the Company and its stockholders and (2) include the Company Board Recommendation; and (z) neither the Board of the Company nor any committee thereof shall withdraw, amend, modify or qualify, or publicly propose or resolve to withdraw, amend, modify or qualify, in a manner adverse to Parent, the Company Board Recommendation or fail to make the Company Board Recommendation.

(e) Parent Special Meeting. Parent shall: (i) in accordance with the Parent Certificate of Incorporation, the Parent Bylaws and applicable Law, take all actions to establish a record date for, duly call, give notice of, convene, and hold, a special meeting of its stockholders (the “Parent Special Meeting”) for the purpose of securing the Required Parent Vote; (ii) in accordance with the Parent Certificate of Incorporation, the Parent Bylaws and applicable Law, distribute to Parent stockholders the Proxy/Prospectus; and (iii) except as provided in Section 7.12, use its reasonable best efforts to solicit from stockholders of Parent proxies in favor of the Parent Proposal and to take all other action necessary or advisable to secure the Required Parent Vote. As soon as practicable following the date on which the Proxy/Prospectus is mailed to Parent’s stockholders, Parent shall convene and hold the Parent Special Meeting. Once the Parent Special Meeting has been called and noticed, Parent shall not postpone or adjourn the Parent Special Meeting without the consent of the Company (which consent shall not be unreasonably withheld or delayed) other than (A) for the absence of a quorum, (B) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Board of Parent has determined in good faith, after consultation with Parent’s outside counsel, is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Parent’s stockholders prior to the Parent Special Meeting, or (C) if the Agreement is terminated pursuant to Article 9 prior to the Parent Special Meeting; provided, that in the event that the Parent Special Meeting is delayed to a date after the Termination Date as a result of either (A) or (B) above, then the Termination Date shall be extended to the fifth (5th) Business Day after the date the Parent Special Meeting is actually held. Except as provided in Section 7.12: (y) the Proxy/Prospectus shall (1) state that the Board of Parent has determined that the Parent Proposal is advisable and in the best interests of Parent and its stockholders and (2) include the Parent Board Recommendation; and (z) neither the Board of Parent nor any committee thereof shall withdraw, amend, modify or qualify, or publicly propose or resolve to withdraw, amend, modify or qualify, in a manner adverse to the Company, the Parent Board Recommendation or fail to make the Parent Board Recommendation.

(f) Date of Special Meetings. The Company and Parent shall each use their commercially reasonable efforts to cause the Company Special Meeting and the Parent Special Meeting to be held on the same date.

Section 7.2 Stock Exchange Listing. Parent shall use all reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger or in connection with the Merger to be approved for listing on the NYSE at or prior to the Effective Time, subject to official notice of issuance.

Section 7.3 Stock Plans.

(a) Prior to the Effective Time, the Board of the Company (or, if appropriate, any committee thereof) shall adopt such resolutions as are necessary to effect the following:

(i) adjust the terms of all outstanding Company Stock Options to provide that, at the Effective Time, each Company Stock Option outstanding immediately prior to the Effective Time shall be assumed by Parent and converted into an option (a “Converted Parent Option”) to acquire, on the same terms and conditions as were applicable under such Company Stock Option immediately prior to the Effective Time, a number of shares of Parent Common Stock determined by multiplying the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time by the Stock Award Exchange Ratio, rounded down to the nearest whole share, at a per share exercise price determined by dividing the per share exercise price of such Company Stock Option immediately prior to the Effective Time by the Stock Award Exchange Ratio, rounded up to the nearest whole cent; provided, however, that each Company Stock Option (A) which is an “incentive stock option” (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code and (B) shall be adjusted in a manner which complies with Section 409A; and

(ii) adjust the terms of all other outstanding awards under the Company Stock Plans, including Company Restricted Shares, to provide that, at the Effective Time, each such award outstanding immediately prior to the Effective Time shall represent, immediately after the Effective Time, the right to receive, on the same terms and conditions (other than the terms and conditions relating to the achievement of performance goals) as were applicable under such award immediately prior to the Effective Time, a number of shares of Parent Common Stock, rounded up to the nearest whole share, equal to the product of (A) the applicable number of shares of Company Common Stock subject to such award, multiplied by (B) the Stock Award Exchange Ratio (a “Converted Parent Stock Award”); provided, that notwithstanding the foregoing, to the extent that acceleration of vesting of such award as of the Effective Time causes such award to be settled for shares of Company Common Stock at the Effective Time, such shares of Company Common Stock shall be converted into the right to receive the Merger Consideration in accordance with Section 3.1(a).

For the purposes of this Agreement, “Stock Award Exchange Ratio” means the sum of the Stock Exchange Ratio plus a fraction resulting from dividing the Cash Portion by the Market Price.

(b) At the Effective Time, Parent shall assume all obligations of the Company under the Company Stock Plans, each outstanding Converted Parent Option and Converted Parent Stock Award and the agreements evidencing the grants thereof and shall administer and honor all such awards in accordance with the terms and conditions of such awards and the Company Employee Benefit Plans pursuant to which they were granted. As soon as practicable after the Effective Time, Parent shall deliver to the holders of Converted Parent Options and Converted Parent Stock Awards appropriate notices setting forth such holders’ rights, and the agreements evidencing the grants of such Converted Parent Options and Converted Parent Stock Award shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 7.3 after giving effect to the Merger).

(c) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise or settlement of the Converted Parent Options and Converted Parent Stock Awards in accordance with this Section 7.3. As soon as reasonably practicable, but in no event later than ten (10) Business Days, after the Effective Time, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Parent Common Stock subject to Converted Parent Options and Converted Parent Stock Awards and shall use its reasonable commercial efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Converted Parent Options and Converted Parent Stock Awards remain outstanding.

Section 7.4 Employee Benefit Matters.

(a) From and after the Effective Time, Parent and the Surviving Company shall honor all Company Benefit Plans and compensation arrangements and agreements in accordance with their terms as in effect immediately before the Effective Time; provided, that nothing herein shall limit the right of the Company or Parent and the Surviving Company from amending or terminating such plans, arrangements and agreements in accordance with their terms and the express terms of this Agreement. Parent shall provide, or cause to be provided, to each employee of the Surviving Company and its subsidiaries a package of compensation and employee benefits that is substantially comparable in the aggregate to the package of compensation and benefits made available to similarly situated employees of Parent and Parent Subsidiaries. To the extent that an employee of the Surviving Company as of the Effective Time becomes eligible for participation in an employee benefit plan of Parent or Parent Subsidiaries: (i) such employee shall receive credit for periods of employment with the Company (including, without limitation, any predecessor of the Company) for purposes of applying or determining, as applicable, preexisting condition limitations, eligibility for participation, and vesting under all such plans, and, to the extent applicable, Parent shall reduce any period of limitation on health benefits coverage of such employees due to preexisting conditions (or actively at work or similar) under applicable health benefit plans of Parent or its affiliates to the extent required by ERISA Section 701; and (ii) such employee shall not be subjected to evidence of insurability requirements with respect to any such plan that is a group health plan. If prior to the Effective Time an employee of the Company as of the Effective Time or his covered dependents paid any amounts towards a deductible, co-payment or out-of-pocket maximum in a Company or affiliate health plan’s current fiscal year, such amounts shall be applied toward satisfaction of the applicable deductible, co-payment or out-of-pocket maximum in the current fiscal year of any Parent or Parent Subsidiary health plan for which such employee may become eligible during the year in which the Closing occurs. On or before the Effective Time, Company shall inform Parent of the amount paid towards such deductibles, co-payments or out-of-pocket maximums by each employee of Company during the year in which the Closing occurs, evidenced by documentation from Company’s health plan insurer or third party administrator.

(b) Nothing herein expressed or implied shall be construed as requiring Parent or the Surviving Company to continue (or resume) the employment or retention of any specific Person.

(c) Without limiting the generality of Section 7.4(b), no provision of this Section 7.4 shall be construed to create any third party beneficiary rights in any employee,

officer, director or consultant under a Company Benefit Plan or Parent employee benefit plan or otherwise, nor shall it be deemed to create, amend or give rise to any obligation with respect to any Company Benefit Plan or Parent employee benefit plan, each of which remains subject to amendment and termination in accordance with their respective terms as in effect immediately prior to the date of this Agreement.

(d) Except for any executive employee or any key employee, Parent shall not communicate or otherwise meet with any of the employees of the Company and Company Subsidiaries to discuss employee benefits without prior notice to the Company. Such communications and/or meetings shall be limited to topics directly related to the terms and conditions of employment with Parent and on benefits or compensation matters following the Effective Time.

Section 7.5 Section 16 Matters. No fewer than twenty (20) Business Days prior to the Effective Time, the Company shall prepare and cause to be delivered to Parent a schedule: (a) identifying each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time; and (b) the number of shares of Company Common Stock owned by each such individual (including derivative securities with respect to Company Common Stock). Prior to the Effective Time, each of Parent and the Company shall use commercially reasonable efforts to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.6 Certain Tax Matters.

(a) This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g).

(b) Each of Parent, Merger Sub and the Company shall each use its reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and to obtain the Tax opinions set forth in Sections 8.2(c) and 8.3(c). Neither Parent nor the Company will take (or fail to take) any action which action (or failure to act) would reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code. Unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code, each of Parent, Merger Sub and the Company shall report the Transaction for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. The parties acknowledge and agree, that to the extent necessary to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, Merger Sub will be converted into a limited liability company or substituted in the Merger for a new entity that is a limited liability company.

(c) Prior to the filing of the Registration Statement, Parent and the Company shall execute and deliver to Jones, Walker, Waechter, Poitevent, Carrère & Denègre L.L.P. and to Latham & Watkins LLP tax representation letters in substantially the forms attached to this

Agreement as Exhibits C and D (each a “Registration Statement Tax Representation Letter”), respectively. Following the delivery of the Registration Statement Tax Representation Letters pursuant to the preceding sentence of this Section 7.6(c), Parent shall use its reasonable best efforts to cause Jones, Walker, Waechter, Poitevent, Carrère & Denègre L.L.P. to deliver to it a tax opinion satisfying the requirements of Item 601 of Regulation S-K under the Securities Act. In rendering such opinions, Jones, Walker, Waechter, Poitevent, Carrère & Denègre L.L.P. shall be entitled to rely on the Registration Statement Tax Representation Letters referred to in this Section 7.6(c). Each of Parent, Merger Sub and the Company shall use its commercially reasonable efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the certifications and representations included in the Registration Statement Tax Representation Letters.

(d) The parties hereto shall cooperate and use their reasonable best efforts in order for Parent to obtain the opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre L.L.P. described in Section 8.2(c) and for the Company to obtain the opinion of Latham & Watkins LLP described in Section 8.3(c). In connection therewith, both Parent (together with Merger Sub) and the Company shall deliver to Jones, Walker, Waechter, Poitevent, Carrère & Denègre L.L.P. and to Latham & Watkins LLP tax representation letters, dated and executed as of the dates of such opinions, in substantially the forms attached to this Agreement as Exhibits E and F (each a “Merger Agreement Tax Representation Letter”), respectively. Each of Parent, Merger Sub and the Company shall use its reasonable best efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the certifications and representations included in each Merger Agreement Tax Representation Letter.

(e) The Company and Parent shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp Taxes, and transfer, recording, registration and other fees and similar Taxes which become payable in connection with the Merger that are required or permitted to be filed on or before the Effective Time. The Surviving Company shall pay, without deduction from any amount payable to holders of Company Common Stock and without reimbursement, any such Taxes or fees imposed on it by any Governmental Authority, which becomes payable in connection with the Merger.

(f) Between the date of this Agreement and the Closing Date, the Company shall prepare all Tax Returns for any Tax period which are required to be filed on or before the Closing Date (taking extensions into account) using accounting methods, principles and positions consistent with those used for prior Tax periods, unless a change is required by applicable Law or regulation. All such Tax Returns shall be timely filed and all related Taxes paid on or before the Closing Date.

Section 7.7 Efforts.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall, and the Company shall cause each of the Company Subsidiaries to, use its reasonable best efforts (subject to, and in accordance with, applicable Law) to take promptly, or to cause to be taken promptly, all actions, and to do promptly, or to cause to be done promptly, and to assist and to cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated hereby, including: (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority; (ii) the obtaining of all necessary consents, approvals or waivers from third parties; (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger and the other transactions contemplated hereby; and (iv) the execution and delivery of any additional instruments reasonably necessary to consummate the Merger and the other transactions contemplated hereby.

(b) Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and Parent shall: (i) promptly, but in no event later than ten (10) Business Days after the date of this Agreement, make their respective HSR Act filings and thereafter make any other required submissions under the HSR Act as promptly as reasonably practicable; (ii) use reasonable best efforts to cooperate with each other in (A) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other Governmental Authorities in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby and (B) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals; (iii) use reasonable best efforts to take, or to cause to be taken, all other actions and to do, or to cause to be done, all other things necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Authority with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Termination Date); (iv) the Company and Parent shall seek early termination of the waiting period under the HSR Act and shall use reasonable best efforts to take all other actions necessary (and not omit or fail to take any action necessary) to cause the waiting periods or other requirements under the HSR Act, and all other applicable Antitrust Laws, to terminate or expire at the earliest possible date and in no event any later than necessary to ensure that the Closing will occur no later than the Termination Date; provided, however, that no provision of this Agreement shall be interpreted to require Parent or the Company or any of their subsidiaries to divest or agree to divest any assets which would be reasonably likely either to materially and adversely impact the benefits expected to be derived by Parent as a result of the Merger or to have a material adverse impact on the business of the Company and the Company Subsidiaries as currently conducted or as contemplated to be conducted on a combined basis with Parent and the Parent Subsidiaries following the Merger; (v) subject to applicable legal limitations and the instructions of any Governmental Authority, keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including to the extent permitted by Law promptly furnishing the other with true and complete copies of notices or other communications sent or received by the Company or Parent, as the case may be, or any of their subsidiaries, to or from any third party and/or any Governmental Authority with respect thereto, and permit the other to review in advance any proposed communication by such party to any supervisory or Governmental Authority; and (vi) give the other reasonable notice of, and, to the extent permitted by such Governmental Authority, allow the other to attend and participate at, any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry or proceeding relating thereto.

(c) Subject to the rights of Parent in Section 7.8, and in furtherance and not in limitation of the covenants of the parties contained in this Section 7.7, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Merger or any other transaction contemplated by this Agreement, each of the Company and Parent shall cooperate in all respects with each other and shall use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or any other transactions contemplated hereby. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 7.7 shall limit a party’s right to terminate this Agreement pursuant to Section 9.2(a) or 9.2(b) so long as such party has, prior to such termination, complied with its obligations under this Section 7.7.

Section 7.8 Securityholder Litigation. Each party hereto shall give the other the opportunity to reasonably participate in the defense of any securityholder litigation against the Company and/or its directors or officers or against Parent, Merger Sub and/or any of their directors or officers, as applicable, relating to the Merger or any other transactions contemplated hereby.

Section 7.9 Public Statements. The Company, Parent and Merger Sub shall consult with each other prior to issuing, and provide each other with the opportunity to review and comment upon, any public announcement, statement or other disclosure with respect to this Agreement or the Merger or the other transactions contemplated hereby and shall not issue any such public announcement or statement prior to such consultation, except as may be required by Law or any listing agreement with a national securities exchange or trading market; provided, that each of the Company and Parent may make any public statements in response to questions by the press, analysts, investors or those attending industry conferences or analyst or investor conference calls, so long as such statements are not inconsistent with previous statements made jointly by the Company and Parent. The Company and Parent agree to issue a joint press release announcing the execution and delivery of this Agreement.

Section 7.10 Notification of Certain Matters. Each of the Company and Parent agrees to give prompt notice to the other, and to use commercially reasonable efforts to prevent or promptly remedy, the occurrence or failure to occur, or the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would be reasonably likely to cause the failure of any of the conditions set forth in Sections 8.2 or 8.3, respectively; provided, however, that the delivery of any notice pursuant to this Section 7.10 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 7.11 Access; Confidentiality.

(a) From the date of this Agreement until the Effective Time and subject to the requirements of applicable Laws, each of the Company and Parent shall: (i) provide to the other and the other’s Representatives, reasonable access during normal business hours to the offices, properties, books and records of the Company and any Company Subsidiary, or Parent and any Parent Subsidiary, as applicable; (ii) furnish to the other and the other’s Representatives such financial and operating data and other information as such Persons may reasonably request; and (iii) instruct the Representatives of the other to cooperate reasonably with its investigation of the Company and Company Subsidiaries, or Parent and the Parent Subsidiaries, as the case may be. Each of the Company and Parent shall designate one Person to serve as their respective coordinator in order to optimize the efficiency of such cooperation. Any access to information pursuant to this Section 7.11(a) shall be conducted with the objective that it will not interfere unreasonably with the conduct of the business of any of the Company or Company Subsidiaries or Parent or Parent Subsidiaries. The Company and Parent (and their respective subsidiaries) will make reasonably available their personnel, including senior management and personnel responsible for compliance, internal audit, finance, investigations, logistics, sales and marketing, and other areas the requesting party considers to be relevant to overall corporate compliance. In addition, the Company and Parent (and their respective subsidiaries) agree to use their commercially reasonable efforts to facilitate meetings with joint venture partners, agents, representatives, consultants, customs brokers, and other third parties that the Company or Parent (and their respective subsidiaries), as the case may be, determine may be relevant to due diligence. Each party shall have the right, in its sole discretion to have a Representative present for investigations, interviews and visits. Information obtained by the parties or their respective Representatives pursuant to this Section 7.11(a) shall be subject to the provisions of the Confidentiality Agreement.

(b) Nothing in this Section 7.11 shall require either party to permit any inspection, or to disclose any information, that in the reasonable judgment of such party would: (i) violate any of its respective obligations with respect to confidentiality; or (ii) result in a violation of applicable Law or loss of privilege.

(c) No investigation by and of the parties or their respective Representatives made pursuant to this Section 7.11 shall modify, nullify, amend or otherwise affect the representations, warranties, covenants or agreements of the other parties set forth in this Agreement.

Section 7.12 No Solicitation.

(a) Subject to Section 7.12(b), each of the Company and Parent agree that from and after the date of this Agreement, it shall: (i) immediately cease and terminate, and cause to be ceased and terminated, all discussions and negotiations with any other Person regarding any Alternative Proposal; (ii) promptly request each Person that has received confidential information in connection with a possible Alternative Proposal within the last twelve (12) months return to such party or destroy all confidential information heretofore furnished to such Person by or on behalf of such party and its subsidiaries; and (iii) not grant any waiver or release under or knowingly fail to enforce any confidentiality, standstill or similar agreement entered into or amended during the twelve (12) months prior to the date of this Agreement in respect of a proposed Alternative Proposal (such agreement, a “Standstill Agreement”). From and after the date of this Agreement, subject to Sections 7.12(b) and 9.3(b), as the case may be, neither the Company nor Parent, as applicable, shall, nor shall the Company nor Parent, as applicable, authorize or permit any of such party’s subsidiaries, or any Representative of such party to, directly or indirectly: (A) solicit, initiate or knowingly and intentionally encourage or facilitate (including by way of furnishing information), or engage in discussions or negotiations regarding, any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer (including any inquiry, proposal or offer to its stockholders) which constitutes or would be reasonably expected to lead to an Alternative Proposal; (B) except for confidentiality agreements entered into pursuant to the proviso to the first sentence of clause (b) of this Section 7.12 or a definitive agreement entered into or to be entered into concurrently with a termination of this Agreement by the Company pursuant to Section 9.3(b) or by Parent pursuant to Section 9.4(b), approve or enter into a letter of intent, memorandum of understanding, agreement or other contract with any Person, other than as contemplated by this Agreement, for, constituting or otherwise relating to an Alternative Proposal; or (C) provide or cause to be provided any information or data relating to such party or any of its subsidiaries in connection with, or in response to, any Alternative Proposal by any Person. Without limiting the generality of the foregoing, the Company and Parent acknowledge and agree that, in the event any officer or director of such party or any of its subsidiaries takes any action or any Representative of such party with the knowledge of such party takes any action, in either case that, if taken by such party would be a material breach of this Section 7.12, the taking of such action by such officer, director or other Representative shall be deemed to constitute a breach of this Section 7.12 by such party.

(b) Notwithstanding the provisions of Section 7.12(a), the Company and its Representatives or Parent and its Representatives, as applicable, shall be entitled, prior to obtaining the Required Company Vote or the Required Parent Vote, as applicable, to furnish information regarding the Company and any Company Subsidiaries or Parent and any Parent Subsidiaries, as applicable, to, or engage in discussions or negotiations with, or waive any Standstill Agreement with respect to, any Person in response to a written third party proposal with respect to an Alternative Proposal that is submitted to the Company or Parent, as applicable, by such Person (for so long as such Alternative Proposal has not been withdrawn) if: (i) none of the Company or Parent, nor their respective subsidiaries and their Representatives, as applicable, shall have breached the provisions set forth in this Section 7.12 in any material respect with respect to such Person; and (ii) the Board of such party receiving the Alternative Proposal shall have determined, in its good faith judgment, after consultation with its financial advisor and outside counsel, that the proposal constitutes or is reasonably likely to lead to a Superior Proposal; provided, that neither the Company nor Parent, as applicable, may enter into negotiations or discussions or supply any information in connection with an Alternative Proposal without entering into a confidentiality agreement at least as restrictive in all matters as the Confidentiality Agreement between the Company and Parent, dated as of August 4, 2011 (the “Confidentiality Agreement”), except that such confidentiality agreement may allow such third party to make Alternative Proposals to such party in connection with the negotiations and discussions permitted by this Section 7.12. The Company and Parent, as applicable, shall be entitled to receive or have made available to it (i) an executed copy of any such confidentiality agreement and notification of the identity of such Person immediately after the other party commences such discussions or negotiations or furnishes information to the Person making such Alternative Proposal or its Representatives and (ii) promptly any non-public information concerning the Company and Parent and any of their respective subsidiaries, as applicable, that is provided to the Person making such an Alternative Proposal or its Representatives which was not previously provided or made available to the Company or Parent, as applicable. Each of the Company and Parent agrees that it shall notify the other party promptly if any inquiry, contact or proposal related to an Alternative Proposal is received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, the Company or Parent, their respective subsidiaries or their Representatives, as applicable, and thereafter shall keep the other party informed in writing, on a reasonably current basis, regarding the status of any such inquiry, contact or proposal and the status of any such negotiations or discussions. Nothing contained in this Agreement shall prevent the Board of the Company or Parent, as applicable, from complying with Rule 14e-2 under the Exchange Act with respect to an Alternative Proposal or from making any similar disclosure; provided, however, that, subject to Section 7.12(c) or 7.12(d), as applicable, neither the Company or Parent, nor the Board of the Company or Parent, as applicable, shall withdraw or modify, or propose publicly to withdraw or modify, its recommendation with respect to this Agreement or in connection with the Merger, or approve (other than in connection with a termination under Section 9.3(b) or 9.4(b)) or recommend, or propose publicly to approve or recommend, an Alternative Proposal.

(c) The Board of the Company shall not withdraw, amend, modify or qualify, or resolve to or publicly propose to withdraw, amend, modify or qualify, in a manner adverse to Parent, the Company Board Recommendation or fail to make the Company Board Recommendation (any such action, a “Change in the Company Board Recommendation”). Notwithstanding the immediately preceding sentence, prior to receipt of the Required Company Vote, the Board of the Company may effect a Change in the Company Board Recommendation in response to (x) an Effect occurring after the date hereof (other than of or relating to an Alternative Proposal), that was not known to the Company as of the date of this Agreement, if the Board of the Company determines in good faith, after consultation with the Company’s financial advisor and outside counsel, that its failure to take such action would be inconsistent with its fiduciary duties under applicable Laws or (y) a Superior Proposal if: (i) the Board of the Company determines in good faith, after consultation with the Company’s financial advisor and outside counsel, that its failure to take such action would be inconsistent with its fiduciary duties under applicable Laws; (ii) the Board of the Company provides Parent with at least three (3) Business Days’ advance written notice of its intention to make a Change in the Company Board Recommendation and promptly thereafter provides Parent with the terms and conditions of, and the identity of any Person making, such Superior Proposal, and furnishes a copy of the relevant agreement and any other relevant transaction documents and (iii) prior to the expiration of such three (3) Business Day period, Parent does not make a bona fide proposal to adjust the terms and conditions of this Agreement that the Board of the Company determines in good faith, after consultation with the Company’s financial advisor and outside counsel, would cause such initial Superior Proposal to cease to be a Superior Proposal after giving effect to, among other things, the payment of the Termination Fee set forth in Section 9.5. The Company acknowledges and agrees that each successive material amendment or material revision to a Superior Proposal shall require a new written notice by the Company, an additional two (2) Business Days’ advance notice of the Company’s intention to make a Change in the Company Board Recommendation and a new determination by the Board of the Company as set forth herein.

(d) The Board of Parent shall not withdraw, amend, modify or qualify, or resolve to or publicly propose to withdraw, amend, modify or qualify, in a manner adverse to the Company, the Parent Board Recommendation or fail to make the Parent Board Recommendation

(any such action, a “Change in the Parent Board Recommendation”). Notwithstanding the immediately preceding sentence, prior to receipt of the Required Parent Vote, the Board of Parent may effect a Change in the Parent Board Recommendation in response to (x) an Effect occurring after the date hereof (other than of or relating to an Alternative Proposal), that was not known to Parent as of the date of this Agreement, if the Board of Parent determines in good faith, after consultation with Parent’s financial advisor and outside counsel, that its failure to take such action would be inconsistent with its fiduciary duties under applicable Laws or (y) a Superior Proposal if: (i) the Board of Parent determines in good faith, after consultation with Parent’s financial advisor and outside counsel, that its failure to take such action would be inconsistent with its fiduciary duties under applicable Laws; (ii) the Board of Parent provides the Company with at least three (3) Business Days’ advance written notice of its intention to make a Change in the Parent Board Recommendation and promptly thereafter provides the Company with the terms and conditions of, and the identity of any Person making, such Superior Proposal, and furnishes a copy of the relevant agreement and any other relevant transaction documents and (iii) prior to the expiration of such three (3) Business Day period, the Company does not make a bona fide proposal to adjust the terms and conditions of this Agreement that the Board of Parent determines in good faith, after consultation with Parent’s financial advisor and outside counsel, would cause such initial Superior Proposal to cease to be a Superior Proposal after giving effect to, among other things, the payment of the Termination Fee set forth in Section 9.5. Parent acknowledges and agrees that each successive material amendment or material revision to a Superior Proposal shall require a new written notice by Parent, an additional two (2) Business Days’ advance notice of Parent’s intention to make a Change in the Parent Board Recommendation and a new determination by the Board of Parent as set forth herein.

(e) As used in this Agreement:

(i) “Alternative Proposal” shall mean, with respect to the Company or Parent, as applicable, any bona fide proposal or offer from any Person or group of Persons other than the other party or any of its subsidiaries or any group of which the other party or any of its subsidiaries is a member: (A) for a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or any similar transaction or series of transactions involving such party (or any subsidiary or subsidiaries of such party whose business constitutes 25% or more of the net revenues, net income or assets of such party and its subsidiaries, taken as a whole); (B) for the issuance by such party of 25% or more of their respective equity securities; or (C) to acquire in any manner, directly or indirectly, 25% or more of the equity securities or consolidated total assets of such party and its subsidiaries, in each case other than the Merger.

(ii) “Superior Proposal” shall mean any Alternative Proposal which the Board of the Company or Parent, as applicable, determines in its good faith judgment, after consultation with its financial advisors and outside counsel, would, if consummated, result in a transaction more favorable from a financial point of view to the holders of such party’s Common Stock than the Merger (or any bona fide written offer or proposal made by the other party in response to such Alternative Proposal or otherwise), taking into account all the terms and conditions of such Alternative Proposal and this Agreement (including any conditions to and expected timing of consummation thereof, and all legal, financial and regulatory aspects of such Alternative Proposal and this Agreement); provided, that for purposes of the definition of Superior Proposal, the references to 25% in the definition of Alternative Proposal shall be deemed references to 50%.

Section 7.13 Indemnification, Exculpation and Insurance.

(a) Parent agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the individuals covered by the Company and the Company Subsidiaries’ respective certificates of incorporation or bylaws (or equivalent organizational or governing documents) and any indemnification or other similar agreements of the Company of any of the Company Subsidiaries (including, without limitation, any retired directors or officers), in each case as in effect on the date of this Agreement, shall continue in full force and effect in accordance with their terms. From and after the Effective Time, the Surviving Company agrees that it will indemnify and hold harmless each individual who is as of the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of the Company or any of the Company Subsidiaries or who is as of the date of this Agreement, or who thereafter commences prior to the Effective Time, serving at the request of the Company or any of the Company Subsidiaries as a director or officer of another Person (including, without limitation, any retired director or officer of the Company, to the extent the Company currently provides indemnification coverage for such individual) (the “Company Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby)), arising out of or pertaining to the fact that the Company Indemnified Party is or was an officer or director of the Company or any Company Subsidiary or is or was serving at the request of the Company or any Company Subsidiary as a director or officer of another Person, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law. In the event of any such claim, action, suit or proceeding: (i) each Company Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit or proceeding from the Surviving Company within ten (10) Business Days of receipt by the Surviving Company from the Company Indemnified Party of a request therefor; provided, that any person to whom expenses are advanced provides an undertaking, if and only to the extent required by the DGCL or the Surviving Company’s certificate of incorporation or bylaws, to repay such advances if it is ultimately determined that such person is not entitled to indemnification and (ii) the Surviving Company shall cooperate in the defense of any such matter.

(b) In the event that the Surviving Company or any of its successors or assigns: (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Surviving Company shall cause proper provision to be made so that the successors and assigns of the Surviving Company assume the obligations set forth in this Section 7.13.

(c) For a period of six (6) years from and after the Effective Time, the Surviving Company shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company or provide substitute polices for the Company and its current and former directors and officers who are currently covered by the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by the Company in either case, of not less than the existing coverage and have other terms not less favorable to the insured persons than the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by the Company with respect to claims arising from facts or events that occurred on or before the Effective Time, except that in no event shall the Surviving Company be required to pay with respect to such insurance policies in respect of any one policy year more than 300% of the aggregate annual premium payable by the Company for such insurance for the year ending December 31, 2011 (the “Maximum Amount”), and if the Surviving Company is unable to obtain the insurance required by this Section 7.13, it shall obtain as much comparable insurance as possible for the years within such six-year period for an annual premium equal to the Maximum Amount, in respect of each policy year within such period. In lieu of such insurance, prior to the Closing Date the Company may, following consultation with Parent, purchase a “tail” directors’ and officers’ liability insurance policy and fiduciary liability insurance policy for the Company and its current and former directors and officers who are currently covered by the directors’ and officers’ liability insurance and fiduciary liability insurance coverage currently maintained by the Company for up to $125,000,000 in the aggregate, in which event the Surviving Company shall cease to have any obligations under the first sentence of this Section 7.13(c); provided that in no event shall the Company pay with respect to such tail policy more than the Maximum Amount. The Surviving Company shall maintain such policies in full force and effect, and continue to honor the obligations thereunder.

(d) The provisions of this Section 7.13 shall survive consummation of the Merger, are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Company Indemnified Parties), his or her heirs and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

(e) From and after the Effective Time, Parent shall guarantee the prompt payment of the obligations of the Surviving Company and the Company Subsidiaries under Section 7.13(a).

Section 7.14 State Takeover Laws. If any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other takeover statute or similar statute or regulation, applies to this Agreement and the Merger or the other transactions contemplated by this Agreement, each of Parent, Merger Sub and the Company, as the case may be, shall take all reasonable action to ensure that such transactions may be consummated as promptly as practicable upon the terms and subject to the conditions set forth in this Agreement and otherwise act to eliminate the effects of such takeover statute, Law or regulation.

Section 7.15 Financing.

(a) The Company shall provide, shall cause the Company Subsidiaries to provide, and shall use its reasonable best efforts to cause its and their Representatives to provide,

such reasonable cooperation in connection with the arrangement of the Financing as may be reasonably requested by Parent, including (x) participating in meetings and presentations, providing information, documents, opinions and certificates, entering into agreements, and other actions that are or may be customary in connection with comparable financing transactions or necessary to permit Parent to fulfill conditions or obligations under the Financing Commitments and related fee letters, and (y) taking such actions as reasonably requested by Parent in order that the Company’s obligations under its existing credit facilities and outstanding 8% senior notes due 2016 may be discharged and satisfied in full at or promptly after the Closing; provided, however, that Parent and Merger Sub acknowledge and agree that (i) none of the Company or any of the Company Subsidiaries shall be required to pay any commitment or other similar fee or enter into any definitive agreement or incur any other liability in connection with the Financing, (ii) any offering materials and other related documents prepared by or on behalf of or utilized by Parent or Merger Sub or their affiliates and financing sources, in connection with Parent and Merger Sub’s financing activities in connection with the transactions contemplated by this Agreement, that include any information provided by the Company or any of its affiliates, including any offering memorandum, banker’s book or similar document used, or any other written offering materials used (collectively, “Offering Materials”), in connection with any debt or securities offering or other such financing by Parent and Merger Sub shall include a disclaimer to the effect that neither the Company nor any of its affiliates have any responsibility for the content of such document and disclaim all responsibility therefor, (iii) the Company shall not be required to incur any out-of-pocket expenses as a result of actions requested by Parent under this Section 7.15(a) unless Parent shall have agreed to reimburse the Company for such out-of-pocket expenses and (iv) the Company shall not be required to commit to or effect any action that is not conditioned upon the consummation of the Merger and that would or would reasonably be expected to expose the Company to material liability or expense if the Merger fails to occur.

(b) Parent and Merger Sub shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the Financing at or prior to the Effective Time, including using reasonable best efforts to (i) maintain in effect the Financing and the Financing Commitments, (ii) enter into definitive financing agreements with respect to the Financing and Financing Commitments, so that such agreements are in effect as promptly as practicable but in any event no later than the Effective Time, (iii) satisfy on a timely basis all Financing Conditions, including by operating the businesses of Parent and Merger Sub in a manner that will cause the satisfaction of Financing Conditions relating to the financial condition of such businesses, and (iv) in the event that the Financing Conditions have been, or upon funding would be, satisfied, cause the financing providers to fund the full amount of the Financing. Parent and Merger Sub shall provide to the Company copies of all final documents relating to the Financing and shall keep the Company reasonably informed of material developments in respect of the financing process relating thereto.

(c) If, notwithstanding the use of reasonable best efforts by Parent and Merger Sub to satisfy its obligations under Section 7.15(b), any of the Financing or the Financing Commitments (or any definitive financing agreement relating thereto) expire or are terminated prior to the Closing, in whole or in part, for any reason, or all or any portion of the Financing shall otherwise become unavailable (or it shall become reasonably foreseeable that all or any portion of the Financing shall otherwise become available, including as a result of a breach or repudiation, or threatened or anticipated breach or repudiation, by any party to the Financing Commitments) Parent and Merger Sub shall (i) promptly notify the Company of such expiration, termination or other event and the reasons therefor, (ii) promptly arrange for alternative financing (which shall be in an amount sufficient to pay for the consummation of the transactions contemplated by this Agreement from other sources and which do not include any conditions of such alternative financing that are in addition to, or in the aggregate more onerous than, the Financing Conditions and which shall not be on terms and conditions materially worse than those in the original commitments) to replace the financing contemplated by such original commitments or agreements and (iii) promptly obtain a new financing commitment that provides for such alternate financing and promptly provide true and complete copies of all agreements relating to such commitment. Upon obtaining any commitment for any such alternative financing, such financing shall be deemed to be a part of the “Financing” and the commitment with respect thereto shall be deemed to be a part of the “Financing Commitments” for all purposes of this Agreement. Parent and Merger Sub shall keep the Company informed on a reasonably current basis of the status of their efforts to obtain the Financing, provide the Company copies of all final documents relating to the Financing and provide the Company with prompt notice of any breach by any party to the Financing Commitments of which Parent or Merger Sub becomes aware or any termination of the Financing Commitments.

Section 7.16 Board of Directors of Parent. Parent shall take such actions as are necessary for the Parent Board to increase the size of the Parent Board and to appoint or cause to be elected two (2) persons designated by Parent from the Company’s Board, to fill such vacancies, effective as of the Effective Time, to serve as directors of Parent until each such person’s successor is appointed or until such person’s death, retirement, resignation or removal by the stockholders of Parent. Each designee shall not be an employee of the Surviving Company, Parent or any Company Subsidiary or Parent Subsidiary immediately following the Effective Time, and shall qualify as an independent director of Parent under the listing rules of the NYSE.

ARTICLE 8

CONDITIONS

Section 8.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or, to the extent permitted by applicable Law, the waiver on or prior to the Closing Date of each of the following conditions:

(a) Stockholder Approval. Each of the Required Company Vote and the Required Parent Vote shall have been obtained.

(b) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act and any applicable foreign antitrust or competition merger control statutes shall have been terminated or shall have expired.

(c) No Injunctions or Restraints. There shall be no Law, injunction, judgment, order, or decree of any Governmental Authority of competent jurisdiction that is in effect which prohibits or permanently enjoins the consummation of the Merger.

(d) Effective Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement may be in effect and no proceeding for such purpose may be pending before or threatened by the SEC.

(e) NYSE Listing. The shares of Parent Common Stock to be issued in the Merger or in connection with the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

Section 8.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or, to the extent permitted by applicable Law, the waiver on or prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Sections 4.3(b) and (c) shall be true and correct, as of the date of this Agreement and as of the Closing Date as though made as of such date (excepting any variances relating to issuances, redemptions or cancellations of securities permitted by the terms hereof), except for such inaccuracies that do not cause the aggregate amount of the Merger Consideration payable by Parent under Article 3 to increase by an amount greater than $12,500,000, and (ii) the representations and warranties of the Company set forth in this Agreement (other than Sections 4.3(b) and (c)) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) individually or in the aggregate has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed or complied with by it under this Agreement at or prior to the Effective Time.

(c) Tax Opinion. Parent shall have received the opinion of Jones, Walker, Waechter, Poitevent, Carrère, & Denègre L.L.P., counsel to Parent, in form and substance reasonably satisfactory to Parent, dated the Closing Date, rendered on the basis of facts, representations and assumptions set forth in such opinion and the certificates obtained from officers of Parent, Merger Sub and the Company, all of which are consistent with the state of facts existing as of the Effective Time, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering the opinion described in this Section 8.2(c), Jones, Walker, Waechter, Poitevent, Carrère, & Denègre L.L.P. shall have received and may rely upon the customary assumptions and representations reasonably satisfactory to it, including representations set forth in the Merger Agreement Tax Representation Letter; provided, however, that the condition set forth in this Section 8.2(c) shall not be waivable by Parent or Merger Sub after adoption of this Agreement by the holders of shares of Company Common Stock, unless further stockholder approval is obtained with appropriate disclosure.

(d) Certificate. The Company shall have delivered to Parent a certificate, dated the Closing Date, signed by the Chief Executive Officer or another senior executive officer of the Company certifying to the effect that the conditions set forth in Sections 8.2(a) and 8.2(b) have been satisfied.

Section 8.3 Conditions to Obligation of the Company. The obligations of the Company to effect the Merger are further subject to the satisfaction or, to the extent permitted by applicable Law, the waiver on or prior to the Closing Date of each of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Sections 5.3(b) and (c) shall be true and correct, as of the date of this Agreement and as of the Closing Date as though made as of such date (excepting any variances relating to issuances, redemptions or cancellations of securities permitted by the terms hereof), except for such inaccuracies that result in the aggregate number of shares of Parent Common Stock outstanding on a fully diluted basis being understated by less than 450,000 shares, and (ii) the representations and warranties of Parent and Merger Sub set forth in this Agreement (other than in Sections 5.3(b) and (c)) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of such date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) individually or in the aggregate has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) Tax Opinion. The Company shall have received the opinion of Latham & Watkins, LLP, counsel to the Company, in form and substance reasonably satisfactory to the Company, dated the Closing Date, rendered on the basis of facts, representations and assumptions set forth in such opinion and the certificates obtained from officers of Parent, Merger Sub and the Company, all of which are consistent with the state of facts existing as of the Effective Time, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering the opinion described in this Section 8.3(c), Latham & Watkins, LLP shall have received and may rely upon the customary assumptions and representations reasonably satisfactory to it, including representations set forth in the Merger Agreement Tax Representation Letter.

(d) Certificate. Parent shall have delivered to the Company a certificate, dated the Closing Date, signed by the Chief Executive Officer or another senior executive officer of the Company certifying to the effect that the conditions set forth in Sections 8.3(a) and 8.3(b) have been satisfied.

ARTICLE 9

TERMINATION, AMENDMENT AND WAIVER

Section 9.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Required Company Vote has been obtained, by mutual written consent of Parent and the Company.

Section 9.2 Termination by the Company or Parent. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Required Company Vote has been obtained, by either the Company or Parent upon written notice to the other if:

(a) the Effective Time shall not have occurred on or before April 30, 2012 or such later date, if any, as provided in Section 7.1(d) or 7.1(e) hereof (the “Termination Date”), and the party seeking to terminate this Agreement pursuant to this Section 9.2(a) shall not have breached its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Merger on or before the Termination Date; provided, however, that in the event the conditions set forth in Section 8.1(b), solely with respect to the termination or waiver of the waiting period (and any extension thereof) applicable to the Merger under the HSR Act or any administrative or judicial action or proceeding brought under any domestic or foreign antitrust or competition merger control statute, shall not have been satisfied on or before the Termination Date, and the party seeking to terminate this Agreement pursuant to this Section 9.2(a) shall have complied with its obligations under Section 7.7, either Parent or the Company may unilaterally extend, by notice delivered to the other party on or prior to the original Termination Date, the Termination Date until October 31, 2012, in which case the Termination Date shall deemed to be for all purposes to be such extended date, except that, in the event that either Parent or the Company or both extends the Termination Date, Parent shall, subject to the terms of Section 7.7, exercise its reasonable best efforts to cause the HSR Act waiting period to terminate or expire at the earliest possible date prior to the extended Termination Date;

(b) any injunction, judgment, order or decree having the effects set forth in Section 8.1(c) shall be in effect and shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 9.2(b) shall have complied in all respects with Sections 7.7 or 7.8 in order to resist, lift or resolve such injunction, judgment, order or decree;

(c) the Required Company Vote shall not have been obtained at the Company Special Meeting; or

(d) the Required Parent Vote shall not have been obtained at the Parent Special Meeting.

Section 9.3 Termination by the Company. This Agreement may be terminated at any time prior to the Effective Time by the Company if:

(a) Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement (other than a breach relating to Parent failing to include the Parent Board Recommendation in the Proxy/Prospectus or a Change in the Parent Board Recommendation, for which the Company may terminate pursuant to subsection (c)), which breach or failure to perform: (i) would give rise to the failure of a condition set forth in Sections 8.3(a) or 8.3(b); and (ii) is incapable of being satisfied or cured by Parent or Merger Sub prior to the Termination Date or, if capable of being satisfied or cured, is not satisfied or cured by Parent or Merger Sub within sixty (60) days following receipt of written notice from the Company of such breach or failure to perform;

(b) prior to the receipt of the Required Company Vote: (i) the Board of the Company has received a Superior Proposal; (ii) the Company shall not have violated Section 7.12 with respect to such Superior Proposal in such a manner as to materially prejudice Parent’s rights thereunder and the Company shall have previously paid (or concurrently pays) the Termination Fee; (iii) the Board of the Company shall have provided Parent with at least three (3) calendar days’ advance written notice of its intention to terminate pursuant to this Section 9.3(b) and substantially simultaneously provided Parent with a copy of the definitive agreement providing for the implementation of such Superior Proposal; and (iv) the Board of the Company shall have approved, and the Company concurrently enters into, such definitive agreement providing for the implementation of such Superior Proposal;

(c) Parent fails to include the Parent Board Recommendation in the Proxy/Prospectus or a Change in the Parent Board Recommendation has occurred; or

(d) Parent shall have breached or failed to perform in any material respect any of its obligations under Section 7.12 hereof.

Section 9.4 Termination by Parent. This Agreement may be terminated at any time prior to the Effective Time by Parent if:

(a) the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement (other than a breach relating to the Company failing to include the Company Board Recommendation in the Proxy/Prospectus or a Change in the Company Board Recommendation, for which Parent may terminate pursuant to subsection (c)), which breach or failure to perform: (i) would give rise to the failure of a condition set forth in Sections 8.2(a) or 8.2(b); and (ii) is incapable of being satisfied or cured by the Company prior to the Termination Date or, if capable of being satisfied or cured, is not satisfied or cured by the Company within sixty (60) days following receipt of written notice from Parent of such breach or failure to perform;

(b) prior to the receipt of the Required Parent Vote: (i) the Board of Parent has received a Superior Proposal; (ii) Parent shall not have violated Section 7.12 with respect to such Superior Proposal in such a manner as to materially prejudice the Company’s rights thereunder and Parent shall have previously paid (or concurrently pays) the Termination Fee; (iii) the Board of Parent shall have provided the Company with at least three (3) calendar days’ advance written notice of its intention to terminate pursuant to this Section 9.4(b) and substantially simultaneously provided the Company with a copy of the definitive agreement providing for the implementation of such Superior Proposal; and (iv) the Board of Parent shall have approved, and Parent concurrently enters into, such definitive agreement providing for the implementation of such Superior Proposal;

(c) the Company fails to include the Company Board Recommendation in the Proxy/Prospectus or a Change in the Company Board Recommendation has occurred; or

(d) the Company shall have breached or failed to perform in any material respect any of its obligations under Section 7.12 hereof.

Section 9.5 Effect of Termination.

(a) In the event that:

(i)(A) an Alternative Proposal with respect to the Company shall have been publicly proposed or publicly disclosed prior to, and not withdrawn at the time of, the Company Special Meeting and thereafter, (B) this Agreement is terminated by the Company or Parent pursuant to Section 9.2(c), and (C) within twelve (12) months after the date this Agreement is terminated, the Company enters into a definitive agreement with respect to, or consummates, any Alternative Proposal with the Person (or any affiliate thereof) that made the Alternative Proposal referred to in clause (A);

(ii)(A) an Alternative Proposal with respect to Parent shall have been publicly proposed or publicly disclosed prior to, and not withdrawn at the time of, the Parent Special Meeting and thereafter, (B) this Agreement is terminated by Parent or the Company pursuant to Section 9.2(d), and (C) within twelve (12) months after the date this Agreement is terminated, Parent enters into a definitive agreement with respect to, or consummates, any Alternative Proposal with the Person (or any affiliate thereof) that made the Alternative Proposal referred to in clause (A);

(iii) this Agreement is terminated by Parent under Section 9.4(c), or by the Company under Section 9.3(b); or

(iv) this Agreement is terminated by the Company under Section 9.3(c), or by Parent under Section 9.4(b);

then (A) in any such event under clause (i) or (iii) of this Section 9.5(a), the Company shall pay to Parent a termination fee of $70,000,000 in cash (the “Termination Fee”), less the aggregate amount of any of Parent’s Expenses previously reimbursed pursuant to this Section 9.5, if any, it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion, and (B) in any such event under clause (ii) or (iv) of this Section 9.5(a), Parent shall pay to the Company the Termination Fee, less the aggregate amount of any of the Company’s Expenses previously reimbursed pursuant to this Section 9.5, if any, it being understood that in no event shall Parent be required to pay the Termination Fee on more than one occasion.

In the event that an Alternative Proposal with respect to the Company shall have been publicly proposed or publicly disclosed prior to, and not withdrawn at the time of, the Company Special Meeting and thereafter this Agreement is terminated by the Company or Parent pursuant to Section 9.2(c) and no Termination Fee is yet payable pursuant to the terms hereof, then the Company shall pay to Parent all of the Expenses of Parent and Merger Sub, but not to exceed $5,000,000. In the event that an Alternative Proposal with respect to the Company shall have been publicly proposed or publicly disclosed prior to, but withdrawn prior to the time of, the Company Special Meeting or no Alternative Proposal shall have been publicly proposed or publicly disclosed and this Agreement is terminated by the Company or Parent pursuant to Section 9.2(c), then the Company shall pay to Parent all of the Expenses of Parent and Merger Sub, but not to exceed $4,000,000. In the event that an Alternative Proposal with respect to Parent shall have been publicly proposed or publicly disclosed prior to, and not withdrawn at the time of, the Parent Special Meeting and thereafter this Agreement is terminated by the Company or Parent pursuant to Section 9.2(d) and no Termination Fee is yet payable pursuant to the terms hereof, then Parent shall pay to the Company all of the Expenses of the Company, but not to exceed $5,000,000. In the event that an Alternative Proposal with respect to Parent shall have been publicly proposed or publicly disclosed prior to, but withdrawn prior to the time of, the Parent Special Meeting or no Alternative Proposal shall have been publicly proposed or publicly disclosed and this Agreement is terminated by the Company or Parent pursuant to Section 9.2(d), then Parent shall pay to the Company all of the Expenses of the Company, but not to exceed $7,500,000. As used herein, “Expenses” shall mean, with respect to a particular party, all reasonable out-of-pocket documented fees and expenses (including all fees and expenses of counsel, accountants, consultants, financial advisors and investment bankers of such party and its affiliates) incurred by such party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and all other matters related to the Merger.

For purposes of this Section 9.5, the term “Alternative Proposal” shall have the meaning set forth in Section 7.12(e), except that all references to “25%” therein shall be deemed to be references to “50%.”

(b) Any payment required to be made pursuant to clause (i) of Section 9.5(a) shall be made to Parent promptly following the earlier of the execution of a definitive agreement with respect to, or the consummation of, any transaction contemplated by the Alternative Proposal (and in any event not later than two (2) Business Days after delivery to the Company of notice of demand for payment); any payment required to be made pursuant to clause (ii) of Section 9.5(a) shall be made to the Company promptly following the earlier of the execution of a definitive agreement with respect to, or the consummation of, any transaction contemplated by the Alternative Proposal (and in any event not later than two (2) Business Days after delivery to Parent of notice of demand for payment); any payment required to be made pursuant to clause (iii) of Section 9.5(a) shall be made to Parent promptly following termination of this Agreement by Parent (and in any event not later than two (2) Business Days after delivery to Parent of notice of demand for payment), or, in the event of a termination by the Company pursuant to Section 9.3(b), shall be made concurrently with, and as a condition to the effectiveness of, such termination, and any such payment shall be made by wire transfer of immediately available funds to an account to be designated by Parent; and any payment required to be made pursuant to clause (iv) of Section 9.5(a) shall be made to the Company promptly following termination of this Agreement by the Company (and in any event not later than two (2) Business Days after delivery to Parent of notice of demand for payment), or, in the event of a termination by Parent pursuant to Section 9.4(b), shall be made concurrently with, and as a condition to the effectiveness of, such termination, and any such payment shall be made by wire transfer of immediately available funds to an account to be designated by the Company. In circumstances where this Section 9.5 requires a reimbursement of Expenses, the reimbursing party shall reimburse the other party for such Expenses on the later of (y) the day that is three (3) Business Days after the date of termination of this Agreement and (z) the day that is three (3) Business Days after the delivery of documentation of such Expenses.

(c) In the event that the Company or Parent, as the case may be, shall fail to pay the Termination Fee and/or Expenses required pursuant to this Section 9.5 when due, such fee and/or Expenses, as the case may be, shall accrue interest for the period commencing on the date such fee and/or Expenses, as the case may be, became past due, at a rate equal to the rate of interest equal to the Prime Lending Rate as published by JP Morgan Chase. In addition, if either party shall fail to pay such fee and/or Expenses, as the case may be, when due, such party shall also pay to the other party all of such other party’s costs and expenses (including attorneys’ fees) in connection with efforts to collect the Termination Fee and/or Expenses, as the case may be.

(d) Parent and the Company acknowledge that the fees, Expense reimbursement and the other provisions of this Section 9.5 are an integral part of this Agreement and the transactions contemplated hereby and that, without these agreements, Parent and the Company would not enter into this Agreement. Each of the parties hereto acknowledges that the Termination Fee is not a penalty, but rather a reasonable amount that will compensate Parent and Merger Sub or the Company, as the case may be, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. Notwithstanding anything to the contrary in this Agreement, the parties agree that in circumstances where payment of the Termination Fee is required hereunder, upon such payment, the payment of any Termination Fee in accordance with this Section 9.5, shall be the exclusive remedy of Parent and Merger Sub or the Company, as the case may be, for: (i) any loss suffered as a result of the failure of the Merger to be consummated; and (ii) any other losses, damages, obligations or liabilities suffered as a result of or under this Agreement and the transactions contemplated hereby. Upon payment of the Termination Fee in accordance with this Section 9.5, none of the Company or Parent or any of their respective stockholders, partners, members, directors, affiliates, officers or agents, as the case may be, shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby (except as expressly provided in Section 9.5(c)).

(e) If this Agreement is terminated in accordance with Sections 9.1 through 9.4, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of Parent, Merger Sub, the Company or their respective affiliates or Representatives; provided, that (i) Section 4.19 and Section 5.20 and this Section 9.5 will survive termination hereof and (ii) except as provided in Section 9.5(d), no party shall be relieved from any liabilities or damages as a result of any willful and material breach by any party of any of such party’s representations, warranties, covenants or other agreements set forth in this Agreement.

Section 9.6 Amendment. This Agreement may be amended by the parties hereto, at any time before or after approval of this Agreement and the transactions contemplated hereby by action by or on behalf of the respective Boards of the parties hereto or the stockholders of the Company; provided, however, that after any such approval by the stockholders of the Company, no amendment shall be made without the further approval of such stockholders, except as permitted by Law. This Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter) may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 9.7 Waiver. Any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived at any time prior to the Effective Time by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of or estoppel with respect to, any subsequent or other failure.

ARTICLE 10

GENERAL PROVISIONS

Section 10.1 Survival. The representations and warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Merger.

Section 10.2 Fees and Expenses. Subject to Section 9.5, all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, except that Parent shall pay, whether or not the Merger or any other transaction is consummated, all Expenses incurred in connection with (a) printing and filing the Proxy/Prospectus (it being acknowledged and agreed that each party shall pay their own expenses related to the mailing of the Proxy/Prospectus to their respective stockholders) and all SEC and other regulatory filing fees incurred in connection with the Proxy/Prospectus, (b) any filing with antitrust authorities, and (c) the Exchange Agent. Notwithstanding anything to the contrary contained herein, Parent shall pay the amount of any documentary, sales, use, real property transfer, real property gains, registration, value-added, transfer, stamp, recording and other similar Taxes, fees, and costs together with any interest thereon, penalties, fines, costs, fees, additions to tax or additional amounts with respect thereto incurred in connection with this Agreement and the transactions contemplated hereby.

Section 10.3 Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in Person or upon electronic confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next Business Day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next Business Day if transmitted by national overnight courier, in each case as follows:

If to Parent or Merger Sub:		Superior Energy Services, Inc.
601 Poydras Street
Suite 2400
New Orleans, LA 70130
	Attn.:	William B. Masters, Executive Vice President and General Counsel
Facsimile: (504) 365-9665

With a required copy to:		Jones, Walker, Waechter, Poitevent, Carrère, & Denègre L.L.P.
8555 United Plaza Boulevard, Suite 500
Baton Rouge, Louisiana, 70809
Attn.: Scott D. Chenevert
Facsimile: (225) 248-3016

If to the Company:		Complete Production Services, Inc.
11700 Katy Freeway, Suite 300
Houston, TX 77079
	Attn.:	Chief Executive Officer
General Counsel
Facsimile: (281) 372-3710

With a required copy to:		Latham & Watkins LLP
650 Town Center Drive, 20th Floor
Costa Mesa, CA 92626
	Attn.:	Charles K. Ruck
R. Scott Shean
Facsimile: (714) 755-8290

Section 10.4 Definitions.

(a) For purposes of this Agreement, the term:

“affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person.

“Antitrust Laws” means the Sherman Antitrust Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act of 1914, as amended, and all other applicable competition, merger control, antitrust, trade regulation or similar transnational, national, federal or state, domestic or foreign Laws, and other Laws and administrative and judicial doctrines that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Board” means with respect to any party, the board of directors of such party.

“Business Day” means any day other than a day on which the SEC shall be closed.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), as amended, or any successor statutes and any regulations promulgated thereunder.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System List.

“Company Common Stock” means each share of common stock, par value $.01 per share, of the Company.

“Company ERISA Affiliate” means (i) any Person that, together with the Company, any Company Subsidiary or any of their affiliates, as of the relevant measuring date, is (or was) required to be treated as a single employer under Section 414 of the Code; and (ii) any Person who is or was controlled by or under common control with the Person in question. For purposes of this definition, a Person shall be presumed to control any corporation (or similar entity) of which he, she or it owns more than 50% of the voting securities or any partnership of which he, she or it is a general partner.

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination (or the effects or consequences thereof), to constitute, and that none of the following shall be taken into account in determining whether there has been or there is expected or likely to be, a Company Material Adverse Effect: (a) any adverse change, effect, event, occurrence, state of facts or development attributable to or arising as a result of the negotiation (including activities relating to due diligence), execution, announcement or pendency of this Agreement or the consummation of the Merger or the other transactions contemplated hereby, including the impact thereof on the relationships of the Company or the Company Subsidiaries with customers, suppliers, distributors, consultants, employees, independent contractors or securityholders or other third parties with whom the Company or any Company Subsidiary has any relationship, (b) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions generally affecting any of the industries in which the Company or any Company Subsidiary participates, or the U.S. economy or financial or capital markets, except to the extent that such conditions have a disproportionate impact on the Company and the Company Subsidiaries, taken as a whole, relative to other comparable businesses, (c) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to compliance with the terms of this Agreement, (d) any material event, occurrence or circumstance related to the Company, any Company Subsidiary, or any of their respective businesses, results of operation or financial condition set forth in the Company Disclosure Letter, (e) changes in Laws after the date of this Agreement, except to the extent that such conditions have a disproportionate impact on the Company and the Company Subsidiaries, taken as a whole, relative to other comparable businesses, (f) changes in GAAP after the date of this Agreement, (g) acts of God, calamities, national or international political or social conditions, including the engagement by any country in hostilities (whether commenced before or after the date of this Agreement, and whether or not pursuant to the declaration of a national emergency or war), or the occurrence of any military or terrorist attack, except to the extent that such conditions have a disproportionate impact on the Company and the Company Subsidiaries, taken as a whole, relative to other comparable businesses, (h) any change in the Company’s stock price or trading volume, in and of itself (for the avoidance of doubt this clause (h) shall not preclude Parent from asserting that the underlying cause of any such change in stock price or trading volume is a Company Material Adverse Effect), or (i) the failure of the Company to meet internal or analysts’ expectations, projections or budgets (for the avoidance of doubt this clause (i) shall not preclude Parent from asserting that the underlying cause of such failure to meet such expectations, projections or budgets is or has contributed to a Company Material Adverse Effect).

“Company Preferred Stock” means each share of preferred stock, par value $.01 per share, of the Company.

“Company Restricted Shares” means any award of Company Common Stock that is subject to restrictions based on performance or continuing service and granted under any Company Stock Plan and set forth in Section 4.3(c) of the Company Disclosure Letter.

“Company Stock Option” means any option to purchase Company Common Stock granted under any Company Stock Plan and included in Section 4.3(c) of the Company Disclosure Letter.

“Company Stock Plans” means each Company Benefit Plan that provides for the award of rights of any kind to receive shares of Company Common Stock or benefits measured in whole or in part by reference to shares of Company Common Stock.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by contract or otherwise.

“Effect” means any change, effect, development, circumstance, condition, state of facts, event or occurrence.

“Environmental Laws” means any Laws which (i) regulate or relate to the protection or cleanup of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety of persons or property, including protection of the health and safety of employees; or (ii) impose liability or responsibility with respect to any of the foregoing, including CERCLA, and any other Law of similar effect.

“Environmental Permits” means any permit, approval, license, registration or other authorization required under any applicable Environmental Law.

“Equity Interest” means any share, capital stock, partnership, membership or similar interest in any entity, and any option, warrant, right or security convertible, exchangeable or exercisable therefor.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administration functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the United States, any foreign government, any State of the United States or any political subdivision thereof, and any court, tribunal or arbitrator(s) of competent jurisdiction.

“group” has the meaning set forth in the Exchange Act, except where the context otherwise requires.

“Hazardous Substances” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including without limitation, any quantity of asbestos in any form, urea formaldehyde, PCBs, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Indebtedness” means with respect to the Company or Parent, as the case may be, without duplication, the sum of (a) all obligations of such Person and its subsidiaries for borrowed money or issued in substitution for or exchange of indebtedness for borrowed money, (b) other indebtedness of such Person and its subsidiaries evidenced by notes, bonds, debentures or other debt securities, (c) indebtedness of the types described in clauses (a) and (b) guaranteed, directly or indirectly, in any manner by such Person or any of its subsidiaries through an agreement, contingent or otherwise, to supply funds to or invest in, the debtor, or to purchase indebtedness, primarily for the purpose of enabling the debtor to make payment of the indebtedness or to assure the owners of indebtedness against loss, (d) indebtedness for the deferred purchase price of property or services with respect to which such Person or any of its subsidiaries is liable, other than ordinary course trade payables, (e) all obligations of such Person and its subsidiaries as lessee or lessees under leases that have been recorded as capital leases in accordance with GAAP (excluding, for the avoidance of doubt, automobile leases), (f) all payment obligations under any interest rate swap agreements or interest rate hedge agreements to which such Person or any of its subsidiaries is party, and (g) any interest owed with respect to the indebtedness referred to above and prepayment premiums or fees related thereto.

“Intellectual Property” means any and all proprietary and technical information, trade names (registered and unregistered), trade secrets, patents and patent rights, patent applications, patents pending, service marks (registered and unregistered), trademarks (registered and unregistered), trademark and service mark registrations and applications, customer and supplier lists and other information, price lists, advertising and promotional materials, field performance data, research materials, royalty rights, copyrights, other proprietary intangibles, computer programs and software, databases, processes, technical know-how, business and product know-how, engineering and other drawings, plats, surveys, designs, plans, methods, engineering and manufacturing specifications, technology, inventions, processes, methods, formulas, procedures, literature and phone numbers, and operating and quality control manuals and data.

“IRS” means the United States Internal Revenue Service.

“knowledge” will be deemed to be present with respect to Parent or the Company, as applicable, when the matter in question was actually known to any officer of Parent listed in Exhibit A hereto (in the case of Parent) or to any officer of the Company listed in Exhibit B hereto (in the case of the Company).

“Law” means any foreign or domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction or decree.

“Liens” means, with respect to any asset, any security interests, liens, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever.

“NYSE” means the New York Stock Exchange.

“Parent Common Stock” means each share of common stock, par value $0.001 per share, of Parent.

“Parent ERISA Affiliate” means (i) any Person that, together with Parent, any Parent Subsidiary or any of their affiliates, as of the relevant measuring date, is (or was) required to be treated as a single employer under Section 414 of the Code; and (ii) any Person who is or was controlled by or under common control with the Person in question. For purposes of this definition, a Person shall be presumed to control any corporation (or similar entity) of which he, she or it owns more than 50% of the voting securities or any partnership of which he, she or it is a general partner.

“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Parent and the Parent Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination (or the effects or consequences thereof), to constitute, and that none of the following shall be taken into account in determining whether there has been or there is expected or likely to be, a Parent Material Adverse Effect: (a) any adverse change, effect, event, occurrence, state of facts or development attributable to or arising as a result of the negotiation (including activities relating to due diligence), execution, announcement or pendency of this Agreement or the consummation of the Merger or the other transactions contemplated hereby, including the impact thereof on the relationships of Parent or the Parent Subsidiaries with customers, suppliers, distributors, consultants, employees, independent contractors or securityholders or other third parties with whom Parent or any Parent Subsidiary has any relationship, (b) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions generally affecting any of the industries in which Parent or any Parent Subsidiary participates, or the U.S. economy or financial or capital markets, except to the extent that such conditions have a disproportionate impact on Parent and the Parent Subsidiaries, taken as a whole, relative to other comparable businesses, (c) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to compliance with the terms of this Agreement, (d) any material event, occurrence or circumstance related to Parent, any Parent Subsidiary, or any of their respective businesses, results of operation or financial condition set forth in the Parent Disclosure Letter, (e) changes in Laws after the date of this Agreement, except to the extent that such conditions have a disproportionate impact on Parent and the Parent Subsidiaries, taken as a whole, relative to other comparable businesses, (f) changes in GAAP after the date of this Agreement, (g) acts of God, calamities, national or international political or social conditions, including the engagement by any country in hostilities (whether commenced before or after the date of this Agreement, and whether or not pursuant to the declaration of a national emergency or war), or the occurrence of any military or terrorist attack, except to the extent that such conditions have a disproportionate impact on Parent and the Parent Subsidiaries, taken as a whole, relative to other comparable businesses, (h) any change in Parent’s stock price or trading volume, in and of itself (for the avoidance of doubt this clause (h) shall not preclude the Company from asserting that the underlying cause of any such change in stock price or trading volume is a Parent Material Adverse Effect) or (i) the failure of Parent to meet internal or analysts’ expectations, projections or budgets (for the avoidance of doubt this clause (i) shall not preclude Parent from asserting that the underlying cause of such failure to meet such expectations, projections or budgets is or has contributed to a Company Material Adverse Effect).

“Parent Preferred Stock” means each share of preferred stock, par value $.01 per share, of Parent.

“Permitted Company Liens” means (a) liens or other encumbrances for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings, (b) liens or other encumbrances in favor of vendors, licensors, title holders, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar liens or other encumbrances arising by operation of law, and (c) liens, whether or not of record, which in the aggregate do not materially affect the continued use of the Company’s and the Company Subsidiaries’ assets or properties for the purposes for which they are currently being used.

“Permitted Parent Liens” means (a) liens or other encumbrances for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings, (b) liens or other encumbrances in favor of vendors, licensors, title holders, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar liens or other encumbrances arising by operation of law, and (c) liens, whether or not of record, which in the aggregate do not materially affect the continued use of Parent’s and the Parent Subsidiaries’ assets or properties for the purposes for which they are currently being used.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity or group.

“RCRA” means the Resource Conservation and Recovery Act, as amended, or any successor statutes or regulations promulgated thereunder.

“Representative” means with respect to any Person, each of the directors, officers, employees, accountants, consultants, counsel, advisors, agents and other representatives of such Person or any subsidiaries thereof.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“subsidiary” or “subsidiaries” of Parent, the Company, the Surviving Company or any other Person means any corporation, partnership, joint venture or other legal entity of which Parent, the Company, the Surviving Company or such other Person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, a majority of the stock or other Equity Interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Tax Return” means any report, return, information return, claim for refund, election, estimated tax filing or declaration required to be filed with any domestic or foreign Taxing Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Taxes” means any and all taxes (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or domestic or foreign Taxing Authority, including income, franchise, windfall or other profits, gross receipts, premiums, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, and gains tax.

“Taxing Authority” means any Governmental Authority having or purporting to exercise jurisdiction with respect to any Tax.

(b) Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

Term	Section
Agreement	Preamble
Alternative Proposal	Section 7.12(e)(i)
Appraisal Shares	Section 3.2
Book Entry Share	Section 3.1(b)
Cash Portion	Section 3.1(a)
Certificate of Merger	Section 1.2(b)
Change in the Company Board Recommendation	Section 7.12(c)
Change in the Parent Board Recommendation	Section 7.12(d)
Closing	Section 1.2(a)
Closing Date	Section 1.2(a)
Code	Recitals
Company	Preamble
Company Certificate of Incorporation	Section 4.2
Company Benefit Plan	Section 4.9(a)
Company Board Recommendation	Recitals
Company Bylaws	Section 4.2
Company Disclosure Letter	Article 4
Company Financial Advisor	Section 4.19
Company Financial Statements	Section 4.7(b)
Company Indemnified Parties	Section 7.13(a)
Company Material Contract	Section 4.11(a)

Company Permits	Section 4.6(a)
Company SEC Reports	Section 4.7(a)
Company Special Meeting	Section 7.1(d)
Company Subsidiary or Company Subsidiaries	Section 4.1
Confidentiality Agreement	Section 7.12(b)
Converted Parent Option	Section 7.3(a)(i)
Converted Parent Stock Award	Section 7.3(a)(ii)
DGCL	Recitals
Effective Time	Section 1.2(b)
ERISA	Section 4.9(a)
Exchange Agent	Section 3.3(a)
Exchange Fund	Section 3.3(a)
Expenses	Section 9.5(a)
FCPA	Section 4.22(b)
Financing	Section 5.24(b)
Financing Commitments	Section 5.24(b)
Financing Conditions	Section 5.24(b)
Market Price	Section 3.1(f)
Maximum Amount	Section 7.13©
Merger	Recitals
Merger Agreement Tax Representation Letter	Section 7.6(d)
Merger Consideration	Section 3.1(a)
Merger Sub	Preamble
Merger Sub Bylaws	Section 5.2
Merger Sub Certificate of Incorporation	Section 5.2
Money Laundering Laws	Section 4.22(c)
Offering Materials	Section 7.15(a)
Order	Section 4.12
Parent	Preamble
Parent Benefit Plan	Section 5.9(a)
Parent Board Recommendation	Recitals
Parent Break Fee	Section 9.5(b)
Parent Bylaws	Section 5.2
Parent Certificate of Incorporation	Section 5.2
Parent Certificate Proposal	Section 5.26(b)
Parent Disclosure Letter	Article 5
Parent Financial Advisor	Section 5.20
Parent Financial Statements	Section 5.7(b)
Parent Issuance Proposal	Section 5.26(b)
Parent Material Contract	Section 5.11(a)
Parent Permits	Section 5.6(a)
Parent Proposal	Section 5.26(b)
Parent SEC Reports	Section 5.7(a)
Parent Special Meeting	Section 7.1(e)
Parent Subsidiary or Parent Subsidiaries	Section 5.1
Proxy/Prospectus	Section 4.25

Registration Statement	Section 4.25
Registration Statement Tax Representation Letter	Section 7.6(c)
Required Company Vote	Section 4.24(b)
Required Parent Vote	Section 5.26(b)
Sarbanes-Oxley Act	Section 4.7(d)
Section 409A	Section 4.9(d)
Specified Company SEC Disclosure	Article 4
Specified Parent SEC Disclosure	Article 5
Standstill Agreement	Section 7.12(a)
Stock Award Exchange Ratio	Section 7.3(a)
Stock Exchange Ratio	Section 3.1(a)(iii)
Stock Certificate	Section 3.1(b)
Superior Proposal	Section 7.12(d)(ii)
Surviving Company	Section 1.1
Tax Representation Letter	Section 7.6(c)
Terminated Plan	Section 7.4(d)
Termination Date	Section 9.2(a)
Termination Fee	Section 9.5(a)
Treasury Regulations	Recitals

Section 10.5 Interpretation. When a reference is made in this Agreement to an Article, a Section, or an Exhibit, such reference shall be to an Article of, a Section of, or an Exhibit to, this Agreement unless otherwise indicated. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The words “include” and “including,” and other words of similar import when used herein shall not be deemed to be terms of limitation but rather shall be deemed to be followed in each case by the words “without limitation.” The word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if.” The words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Article, Section or other subdivision of this Agreement. Any reference herein to “dollars” or “$” shall mean United States dollars. The words “as of the date of this Agreement” and words of similar import shall be deemed in each case to refer to the date of this Agreement as set forth in the Preamble hereto.

Section 10.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 10.8 Entire Agreement. This Agreement (together with the Exhibits, Company Disclosure Letter, Parent Disclosure Letter and the other documents delivered pursuant hereto), and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements, representations and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

Section 10.9 Assignment. This Agreement and all of the provisions hereto shall not be assigned by any party by operation of law or otherwise without the prior written consent of the other parties and any purported assignment without such consent shall be null and void.

Section 10.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except that (a) after the Effective Time, each Company Indemnified Party is intended to be a third party beneficiary of Section 7.13 and may specifically enforce its terms and (b) each Lender Related Party is intended to be a third party beneficiary of Section 10.12 and may specifically enforce the terms of Section 10.15.

Section 10.11 Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

Section 10.12 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement, and all claims and causes of action arising out of, based upon, or related to this Agreement or the negotiation, execution or performance hereof, shall be governed by, and construed, interpreted and enforced in accordance with, the internal Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of laws principles.

(b) Each of the parties irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the Delaware Court of Chancery (or if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court sitting in the State of Delaware), and any appellate court therefrom, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Delaware Court of Chancery (or if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court sitting in the State of Delaware), (ii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the Delaware Court of Chancery (or if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court sitting in the State of Delaware), and (iii) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Delaware Court of Chancery (or if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court sitting in the State of Delaware). Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.3. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

Section 10.13 Disclosure. Each party hereto has or may have set forth information in its respective Disclosure Letter in a section thereof that corresponds to the section of this Agreement to which it relates. A matter set forth in one section of the Disclosure Letter need not be set forth in any other section of the Disclosure Letter so long as its relevance to the latter section of the Disclosure Letter or section of the Agreement is reasonably apparent on the face of the information disclosed in the Disclosure Letter. The fact that any item of information is disclosed in a Disclosure Letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material”, “Company Material Adverse Effect,” “Parent Material Adverse Effect” or other similar terms in this Agreement.

Section 10.14 Counterparts. This Agreement may be executed and delivered in counterpart signatures delivered by facsimile or other electronic transmission and any such counterpart so delivered shall be deemed to be an original instrument.

Section 10.15 No Recourse to Lenders. Notwithstanding any provision of this Agreement, the Company agrees on its behalf and on behalf of the Company Subsidiaries and their affiliates that none of the lenders, agents or arrangers under the Financing Commitments nor their respective affiliates, successors or assigns nor any other debt financing sources (collectively, the “Lender Related Parties”) shall have any liability or obligation to the Company or the Company Subsidiaries and their affiliates relating to this Agreement or any of the transactions contemplated herein (including the Financing). This Section 10.15 is intended to benefit and may be enforced by the Lender Related Parties and shall be binding on all successors and assigns of the Company.

[Signature pages follow]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SUPERIOR ENERGY SERVICES, INC.

By:	/s/ David D. Dunlap
Name:	David D. Dunlap
Title:	President and Chief Executive Officer

SPN FAIRWAY ACQUISITION, INC.

By:	/s/ David D. Dunlap
Name:	David D. Dunlap
Title:	President

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

COMPLETE PRODUCTION SERVICES, INC.

By:	/s/ Joseph C. Winkler
Name:	Joseph C. Winkler
Title:	Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

EXHIBIT A

COMPANY KNOWLEDGE PERSONS

Joseph C. Winkler

Brian K. Moore

Jose A. Bayardo

James F. Maroney, III

Kenneth L. Nibling

Dewayne Williams

Lisa McCormick

EXHIBIT B

PARENT KNOWLEDGE PERSONS

David Dunlap

Robert S. Taylor

William B. Masters

Danny R. Young

Westy Ballard

Ross Burkenstock

Wayne Robertson

EXHIBIT “C”

Superior Energy Services, Inc.

Form of Representation Letter

Jones, Walker, Waechter, Poitevent, Carrère, & Denègre L.L.P.

201 St. Charles Avenue

New Orleans, Louisiana 70170

Ladies and Gentlemen:

We refer to the Agreement and Plan of Merger dated as of October 9, 2011 (the “Merger Agreement”), among Superior Energy Services, Inc., a Delaware corporation (“SPN”), SPN Fairway Acquisition Inc., a Delaware corporation (“Merger Sub”), and Complete Production Services, Inc., a Delaware corporation (“CPX”), as amended or supplemented through the date hereof. Merger Sub is a wholly-owned subsidiary of SESI, a Delaware limited liability company of which SPN is the sole member (“SESI”). Pursuant to the Merger Agreement, CPX shall be merged with and into Merger Sub, with Merger Sub being the Surviving Company (the “Merger”). Jones, Walker, Waechter, Poitevent, Carrère, & Denègre L.L.P., counsel to SPN and Merger Sub, has been requested pursuant to Section 7.6(c) of the Merger Agreement to render its opinion (the “Opinion”) regarding certain United States federal income tax consequences of the Merger.

Capitalized terms used but not defined herein have the meaning given to such terms in the Merger Agreement. All Section references are to the Internal Revenue Code of 1986, as amended, unless otherwise noted.

A.	Statements and Representations.

In connection with the Opinion, and acknowledging that each of you will rely, with the consent of SPN, SESI and Merger Sub, upon the statements and representations made in this letter in rendering such Opinion, SPN, SESI and Merger Sub hereby certify and represent to each of you that the statements and representations made herein are true, correct and complete in all respects as of the date hereof and will be true, correct and complete in all respects as of the Effective Time (as if made as of the Effective Time):

1. The terms of the Merger Agreement and all other agreements entered into in connection therewith are the product of arm’s length negotiations. The Merger will be consummated for bona fide business reasons and strictly in accordance with the Merger Agreement (without waiver or modification of any provision thereof). Other than those described or referenced in the Merger Agreement, there are no agreements, arrangements or understandings, either written or oral, between or among (a) any of SPN, SESI, Merger Sub, their affiliates or shareholders, on the one hand, and (b) any of CPX, its affiliates or shareholders on the other hand, concerning the Merger or otherwise, except for such agreements that are unrelated to the Merger and were entered into prior to, and without contemplation of, the Merger in the ordinary course of business on an arm’s length basis.

2. The facts and other information relating to the Merger as described in the Proxy/Prospectus included in the Registration Statement on Form S-4 filed by SPN with the Securities and Exchange Commission on or about the date hereof, as amended through the date hereof (the “Registration Statement”), are, insofar as such facts and other information pertain to SPN, SESI and Merger Sub, true, correct, and complete in all material respects. The facts, representations and covenants relating to the Merger, as described in the Merger Agreement, and the documents described in the Merger Agreement, are, insofar as such facts, representations and covenants pertain to SPN, SESI and Merger Sub, true, correct, and complete in all material respects.

3. In the Merger, all issued and outstanding shares of Company Common Stock (other than Company Common Stock held in the treasury of the Company cancelled pursuant to the Merger Agreement and any Appraisal Shares) will be exchanged for the Merger Consideration, consisting solely of [        ] shares of Parent Common Stock valued at $[            ] per share as of the date of the Merger Agreement and $[            ] cash for each share of Company Common Stock. No CPX shareholder will receive in exchange for such Company Common Stock, directly or indirectly, any consideration other than the Merger Consideration.

4. No shares of Merger Sub or membership interests of SESI will be issued as consideration in the Merger.

5. The Continuity Value of the Parent Common Stock to be received by the holders of Company Common Stock in the Merger as of the Effective Time will be at least forty percent (40%) of the Total Merger Consideration. For purposes of this representation:

a.	The “Continuity Value” of the Parent Common Stock to be received by the holders of Company Common Stock in the Merger as of the Effective Time means the value of such number of shares of Parent Common Stock determined by reference to the mean between the high and low selling prices of a share of Parent Common Stock on the New York Stock Exchange on the last business day before the Merger Agreement is signed, as reported by Bloomberg LP (or if not so reported, as reported by such other reporting service as is reasonably agreed to by the parties); and

b.	“Total Merger Consideration” means the sum of (i) the Continuity Value of the Parent Common Stock to be received by the holders of Company Common Stock as of the Effective Time, (ii) the amount of cash consideration to be received by holders of Company Common Stock as of the Effective Time, including cash consideration to be paid to Company Stockholders in lieu of fractional shares of Parent Common Stock, and (iii) the amount of cash to be paid to holders of Company Common Stock with respect to Appraisal Shares.

6. Parent Common Stock entitles the holder to vote for the election and removal of the board of directors of SPN.

7. The fair market value of the Merger Consideration received by each holder of Company Common Stock will be approximately equal to the fair market value of Company Common Stock surrendered in the exchange, as determined by arm’s length negotiations between the respective managements of SPN and CPX.

8. The payment of cash in lieu of fractional shares of Parent Common Stock represents a mere mechanical rounding off solely for the purpose of avoiding the expense and inconvenience to SPN of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to the CPX shareholders in place of using fractional shares will not exceed four percent (4%) of the total consideration that will be issued in the Merger to the CPX shareholders in exchange for their shares of Company Common Stock. The fractional share interests of each CPX shareholder will be aggregated, and no CPX shareholder will receive an amount equal to or greater than the value of one full share of Parent Common Stock.

9. There is no plan, intention, obligation or understanding on the part of SPN that, after the Merger, SPN will distribute any dividends or make any other distributions to the former stockholders of CPX other than dividends or other distributions made to all stockholders of Parent Common Stock in the ordinary course of business.

10. Except with respect to open-market purchases of Parent Common Stock pursuant to a general stock repurchase program of SPN that has not been created or modified in connection with the Merger or that otherwise satisfies the requirements of Revenue Ruling 99-58, 1999-2 C.B. 701, neither SPN nor any person related to SPN (within the meaning of Treasury Regulation Section 1.368-1(e)(3), (e)(4) or (e)(5)) (i) has acquired or has any plan or intention to acquire stock of the CPX for consideration other than Parent Common Stock or (ii) has any plan or intention to redeem or acquire any of the Parent Common Stock issued pursuant to the Merger (other than cash distributed in the Merger to CPX shareholders in lieu of fractional shares of Parent Common Stock) directly or indirectly through any transaction, agreement or arrangement with any other person (including derivate transactions, such as equity swaps, that would have the economic effect of an acquisition). For purposes of this representation: (i) any reference to SPN or the CPX includes a reference to any successor or predecessor of such corporation, except that the CPX is not treated as a predecessor of SPN and SPN is not treated as a successor of the CPX; (ii) a corporation is treated as related to another corporation if they are both members of the same affiliated group within the meaning of Section 1504 (without regard to the exceptions in Section 1504(b)) or they are related as described in Section 304(a)(2) (without regard to Treasury Regulation Section 1.1502-80(b)), in either case whether such relationship exists immediately before or immediately after the acquisition; and (iii) each partner of a partnership is treated as owning or acquiring any stock owned or acquired, as the case may be, by the partnership (and as having paid any consideration paid by the partnership to acquire such stock) in accordance with that partner’s interest in the partnership. As used herein, the terms “partnership” and “partner” shall have the same meaning given to them in Section 7701(a)(2).

11. None of the Merger Consideration that will be received by any CPX employee or independent contractor who is also a shareholder of CPX in connection with the Merger represents separately bargained-for consideration that is allocable to the performance of any services. The compensation paid to any CPX employee or independent contractor who is also a shareholder of CPX will be for services actually rendered (or to be rendered) and has been or will be commensurate with amount paid to third parties bargaining at arm’s length.

12. Each of SPN, SESI, Merger Sub and CPX will bear its own expenses, and none of SPN, SESI, Merger Sub or CPX will bear the expenses of CPX’s shareholders.

13. At all times during SESI’s existence, SESI has been classified as a “disregarded entity” within the meaning of Treasury Regulation Section 1.368-2(b)(1)(i)(A), and SESI has not elected to, and has no plan or intention to elect to, be treated as an association taxable as a corporation for federal income tax purposes.

14. SPN has directly owned all of the membership interests of SESI at all times during SESI’s existence, and SPN will own all such interests immediately after the Merger and has no plans to dispose of such interests.

15. SESI has directly owned all of the stock of Merger Sub at all times during Merger Sub’s existence, and SESI will own all such stock immediately after the Merger and has no plans to dispose of such stock.

16. Merger Sub was formed solely for the purposes of effecting the Merger and has conducted no business or other activities except in connection with the Merger. Merger Sub has no assets and no liabilities except as were necessarily acquired pursuant to its incorporation.

17. Neither SPN nor any of its subsidiaries owns or has owned within the last five years, directly or indirectly, any stock of CPX or any instrument (other than the Merger Agreement) giving the holder the right to acquire any such stock.

18. SPN will have “control” of the Surviving Company immediately after the Merger. For purposes of this representation and representation 19, “control” means ownership of at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of each other class of stock within the meaning of Section 368(a)(2)(D) and Section 368(c).

19. There is no plan, intention, obligation or understanding on the part of SPN, SESI or Merger Sub that, after the Merger, the Surviving Company will (i) issue additional shares of stock that would result in SPN losing control of the Surviving Corporation or (ii) take any other action (including issuing any rights to acquire stock in the Surviving Company) that could result in SPN losing control of the Surviving Company, except for transfers permitted by Section 368(a)(2)(C) or Treasury Regulation Section 1.368-2(k).

20. Neither SPN nor SESI has any plan, intention, obligation or understanding to (i) liquidate the Surviving Company, (ii) merge or convert the Surviving Company with or into another corporation or other entity, (iii) otherwise dispose of the stock of the Surviving Company, or (iv) cause the Surviving Company to sell or otherwise dispose of any of the assets of the Surviving Company, except for dispositions made in the ordinary course of business, dispositions after which the Surviving Company would continue to hold the assets set forth in representations 21 and 22 hereof, or transfers permitted by Section 368(a)(2)(C) or Treasury Regulation Section 1.368-2(k).

21. Following the Merger, SPN will continue, or cause to be continued, the “historic business” of CPX or use, or cause to be used, a “significant portion” of CPX’s “historic business assets” (as such terms are used in Treasury Regulation Section 1.368-1(d)) in a business either directly or through one or more members of SPN’s qualified group (within the meaning of Treasury Regulation Section 1.368-1(d)(4)(ii)) or one or more partnerships in which SPN and members of its qualified group own an aggregate interest representing a significant interest in such business or have active and substantial management functions as partners in such business (each within the meaning of Treasury Regulation Section 1.368-1(d)(4)(iii)(B)).

22. (i) Assuming the correctness of the representation 12(i) in the representation letter executed by CPX, Merger Sub will acquire from CPX, and after the Merger the Surviving Company will hold, at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by CPX immediately prior to the Merger and (ii) after the Merger, the Surviving Company will hold at least 90 percent of the fair market value of the net assets and 70 percent of the fair market value of the gross assets held by Merger Sub immediately prior to the Merger. For purposes of this representation, the following amounts will be treated as assets held by CPX or Merger Sub, as applicable, held immediately prior but not subsequent to the Merger: (i) amounts used (or to be used) by CPX or Merger Sub to pay Merger expenses, (ii) amounts paid (or to be paid) by CPX or Merger Sub to holders of shares of CPX stock in exchange for their CPX stock pursuant to the Merger, (iii) amounts paid (or to be paid) by CPX or Merger Sub to redeem stock, securities, warrants or options of CPX as part of any overall plan of which the Merger is a part, (iv) amounts used (or to be used) to repay debt, (v) amounts paid by CPX with respect to Appraisal Shares, and (v) amounts distributed (or to be distributed) by CPX or Merger Sub to the holders of CPX stock (except for regular, normal dividends) as part of any overall plan of which the Merger is a part. Neither Merger Sub nor, to the knowledge of SPN, CPX has disposed of any assets prior to the Merger in contemplation of, or as part of, the Merger.

23. At the Effective Time, the fair market value of the assets of CPX will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which its assets are subject.

24. There is no intercorporate indebtedness existing between SPN or any of its subsidiaries, on the one hand, and CPX or any of its subsidiaries, on the other hand, that was issued or acquired or will be settled at a discount.

25. None of SPN, SESI, Merger Sub or CPX is under the jurisdiction of a court in a case under Title 11 of the United States Code, or a receivership, foreclosure or similar proceeding within the meaning of Section 368(a)(3)(A).

26. None of SPN, SESI or Merger Sub is an investment company within the meaning of Section 368(a)(2)(F)(iii) and (iv).

27. No liabilities of any person other than CPX will be assumed by Merger Sub, SESI or SPN in the Merger, and none of the shares of Company Common Stock to be exchanged in the Merger will be subject to any liabilities.

28. As of the Effective Time, neither SPN nor any person related to SPN within the meaning of Treasury Regulation Section 1.368-1(e)(3), (e)(4) and (e)(5) will own beneficially or of record, or will have owned beneficially or of record, during the five years immediately prior to such time, any stock of CPX, or other securities, options, warrants or instruments (other than pursuant to the Merger Agreement) giving the holder thereof the right to acquire Company Common Stock or other securities issued by the CPX.

29. Payments made in respect of Appraisal Shares, if any, will be made solely from the funds of the CPX. None of SPN, SESI or Merger Sub will directly or indirectly provide funds to make payments in respect of Appraisal Shares, nor will SPN, SESI or Merger Sub directly or indirectly reimburse CPX for any payments made with respect to such shares.

30. To the knowledge of SPN, SESI and Merger Sub, the representations made in the representation letter delivered by CPX to Jones, Walker, Waechter, Poitevent, Carrère & Denègre L.L.P. and dated the date hereof are true, correct and complete in all material respects.

31. Each undersigned is authorized to make all the representations set forth herein on behalf of SPN, SESI, Merger Sub and their management, respectively.

B.	Reliance by You in Rendering Opinion: Limitations on Your Opinion.

The undersigned acknowledge that your opinion will be (i) based on the accuracy of the representations set forth herein and on the accuracy of the representations and warranties and the satisfaction of the covenants and obligations contained in the Merger Agreement and the various other documents related thereto (including, but not limited to, the Registration Statement and Proxy/Prospectus), (ii) based on the consummation of the Merger in accordance with the terms set forth in the Merger Agreement, and (iii) subject to certain limitations and qualifications, including that it may not be relied upon if any such representations or warranties are not accurate or if any of such covenants or obligations are not satisfied in all respects. The undersigned further represent that, for purposes of rendering your opinion, you may consider each of the representations herein to be true, correct and complete without regard to any knowledge qualification not expressly made herein.

Each of SPN, SESI and Merger Sub undertakes to inform each of you immediately should any of the foregoing statements or representations become untrue, incorrect or incomplete in any respect at or prior to the Effective Time.

Dated:

Very truly yours,

SUPERIOR ENERGY SERVICES, INC.

By: __________________________________
Name: ________________________________
Title: _________________________________

SESI

By: __________________________________
Name: ________________________________
Title: _________________________________

MERGER SUB

By: __________________________________
Name: ________________________________
Title: _________________________________

EXHIBIT “D”

Complete Production Services, Inc.

Form of Representation Letter

Jones, Walker, Waechter, Poitevent, Carrère, & Denègre L.L.P.

201 St. Charles Avenue

New Orleans, Louisiana 70170

Ladies and Gentlemen:

We refer to the Agreement and Plan of Merger dated as of October 9, 2011 (the “Merger Agreement”), among Complete Production Services, Inc., a Delaware corporation (“CPX”), Superior Energy Services, Inc., a Delaware corporation (“SPN”), and SPN Fairway Acquisition, Inc., a Delaware corporation (“Merger Sub”), as amended or supplemented through the date hereof. Merger Sub is a wholly-owned subsidiary of SESI, a Delaware limited liability company of which SPN is the sole member (“SESI”). Pursuant to the Merger Agreement, CPX shall be merged with and into Merger Sub, with Merger Sub being the Surviving Company (the “Merger”). Jones, Walker, Waechter, Poitevent, Carrère, & Denègre L.L.P., counsel to SPN and Merger Sub, has been requested pursuant to Section 7.6(c) of the Merger Agreement to render its opinion (the “Opinions”) regarding certain United States federal income tax consequences of the Merger.

Capitalized terms used but not defined herein have the meaning given to such terms in the Merger Agreement. All Section references are to the Internal Revenue Code of 1986, as amended, unless otherwise noted.

A.	Statements and Representations.

In connection with the Opinion, and acknowledging that each of you will rely, with the consent of CPX, upon the statements and representations made in this letter in rendering such Opinion, CPX hereby certifies and represents to each of you that the statements and representations made herein are true, correct and complete in all respects as of the date hereof and will be true, correct and complete in all respects as of the Effective Time (as if made as of the Effective Time):

1. The terms of the Merger Agreement and all other agreements entered into in connection therewith are the product of arm’s length negotiations. The Merger will be consummated for bona fide business reasons and strictly in accordance with the Merger Agreement (without waiver or modification of any provision thereof). Other than those described or referenced in the Merger Agreement, there are no agreements, arrangements or understandings, either written or oral, between or among (a) any of CPX, its affiliates or shareholders, on the one hand, and (b) any of SPN, Merger Sub, their affiliates or shareholders, on the other hand, concerning the Merger or otherwise, except for such agreements that are unrelated to the Merger and were entered into prior to, and without contemplation of, the Merger in the ordinary course of business on an arm’s length basis.

2. The facts and other information relating to the Merger as described in the Proxy/Prospectus included in the Registration Statement on Form S-4 filed by SPN with the Securities and Exchange Commission on or about the date hereof, as amended through the date hereof (the “Registration Statement”), are, insofar as such facts and other information pertain to CPX, true, correct, and complete in all material respects. The facts, representations and covenants relating to the Merger, as described in the Merger Agreement, and the documents described in the Merger Agreement, are, insofar as such facts, representations and covenants pertain to CPX, true, correct, and complete in all material respects

3. In the Merger, all issued and outstanding shares of Company Common Stock (other than Company Common Stock held in the treasury of the Company cancelled pursuant to the Merger Agreement and any Appraisal Shares) will be exchanged for the Merger Consideration, consisting solely of [        ] shares of Parent Common Stock valued at $[            ] per share as of the date of the Merger Agreement and $[            ] cash for each share of Company Common Stock. No CPX shareholder will receive in exchange for such Company Common Stock, directly or indirectly, any consideration other than the Merger Consideration.

4. The Continuity Value of the Parent Common Stock to be received by the holders of Company Common Stock in the Merger as of the Effective Time will be at least forty percent (40%) of the Total Merger Consideration. For purposes of this representation:

a.	The “Continuity Value” of the Parent Common Stock to be received by the holders of Company Common Stock in the Merger as of the Effective Time means the value of such number of shares of Parent Common Stock determined by reference to the mean between the high and low selling prices of a share of Parent Common Stock on the New York Stock Exchange on the last business day before the Merger Agreement is signed, as reported by Bloomberg LP (or if not so reported, as reported by such other reporting service as is reasonably agreed to by the parties); and

b.	“Total Merger Consideration” means the sum of (i) the Continuity Value of the Parent Common Stock to be received by the holders of Company Common Stock as of the Effective Time, (ii) the amount of cash consideration to be received by holders of Company Common Stock as of the Effective Time, including cash consideration to be paid to Company Stockholders in lieu of fractional shares of Parent Common Stock, and (iii) the amount of cash to be paid to holders of Company Common Stock with respect to Appraisal Shares.

5. The fair market value of Merger Consideration received by each holder of Company Common Stock will be approximately equal to the fair market value of Company Common Stock surrendered in the exchange, as determined by arm’s length negotiations between the respective managements of SPN and CPX.

6. No shares of Merger Sub or membership interests of SESI will be issued as consideration in the Merger.

7. Neither CPX nor any person related to CPX within the meaning of Treasury Regulation Section 1.368-1(e)(3), (e)(4) (without regard to paragraph (e)(4)(i)(A) thereof) and (e)(5) has purchased, reacquired or redeemed, or made any distributions with respect to, any CPX stock prior to the Merger in contemplation of, or as part of, the Merger, either directly or indirectly through any transaction, agreement or arrangement with any other person (including derivate transactions, such as equity swaps, that would have the economic effect of an acquisition). To the best knowledge of CPX, there is no plan, intention, obligation or understanding on the part of any CPX shareholder to sell, exchange, or otherwise transfer, directly or indirectly, any of the Parent Common Stock that will be received pursuant to the Merger to SPN or any person related to SPN (within the meaning of Treasury Regulation Section 1.368-1(e)(3), (e)(4) or (e)(5)), other than through open market purchases of Parent Common Stock pursuant to a general stock repurchase program of SPN that has not been created or modified in connection with the Merger or that otherwise satisfies the requirements of Revenue Ruling 99-58, 1999-2 C.B. 701. For purposes of this representation, any reference to SPN or the CPX includes a reference to any successor or predecessor of such corporation (except that the CPX is not treated as a predecessor of SPN and SPN is not treated as a successor of the CPX).

8. The liabilities of CPX assumed in the Merger and the liabilities to which the transferred assets of CPX are subject were incurred by CPX in the ordinary course of its business.

9. None of the Merger Consideration that will be received by any CPX employee or independent contractor who is also a shareholder of CPX in connection with the Merger represents separately bargained-for consideration that is allocable to the performance of any services. The compensation paid to any CPX employee or independent contractor who is also a shareholder of CPX will be for services actually rendered (or to be rendered) and has been or will be commensurate with amount paid to third parties bargaining at arm’s length.

10. Each of SPN, SESI, Merger Sub and CPX will bear its own expenses, and none of SPN, SESI, Merger Sub or CPX will bear the expenses of CPX’s shareholders.

11. To the knowledge of CPX, SPN will have “control” of the Surviving Company immediately after the Merger. For purposes of this representation, “control” means ownership of at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of each other class of stock within the meaning of Section 368(a)(2)(D) and Section 368(c).

12. The business currently carried on by CPX is its “historic business” within the meaning of Treasury Regulation Section 1.368-1(d). No assets of the CPX have been or will be sold, transferred or otherwise disposed of which would prevent SPN, Merger Sub or any other member of SPN’s qualified group (within the meaning of Treasury Regulation Section 1.368-1(d)(4)(ii)) from continuing the “historic business” of the CPX or from using a “significant portion” of the Company’s “historic business assets” in a business following the Merger, as such terms are used in Treasury Regulation Section 1.368-1(d).

13. After the Merger, the Surviving Company will hold (i) at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by CPX immediately prior to the Merger, and (ii) to the knowledge of CPX, at least 90 percent of the fair market value of the net assets and 70 percent of the fair market value of the gross assets held by Merger Sub immediately prior to the Merger. For purposes of this representation, the following amounts will be treated as assets held by CPX or Merger Sub, as applicable, held immediately prior but not subsequent to the Merger: (a) amounts used (or to be used) by CPX or Merger Sub to pay Merger expenses, (b) amounts paid (or to be paid) by CPX or Merger Sub to holders of shares of CPX stock in exchange for their CPX stock pursuant to the Merger, (c) amounts paid (or to be paid) by CPX or Merger Sub to redeem stock, securities, warrants or options of CPX as part of any overall plan of which the Merger is a part, (d) amounts used (or to be used) to repay debt, (e) amounts paid by CPX with respect to Appraisal Shares, and (f) amounts distributed (or to be distributed) by CPX or Merger Sub to the holders of CPX stock (except for regular, normal dividends) as part of any overall plan of which the Merger is a part. Neither CPX nor, to the knowledge of CPX, Merger Sub has disposed of any assets prior to the Merger in contemplation of, or as part of, the Merger.

14. At the Effective Time, the fair market value of the assets of CPX will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which its assets are subject.

15. There is no intercorporate indebtedness existing between CPX or any of its subsidiaries, on the one hand, and SPN or any of its subsidiaries, on the other hand, that was issued or acquired or will be settled at a discount.

16. CPX is not under the jurisdiction of a court in a case under Title 11 of the United States Code, or a receivership, foreclosure or similar proceeding within the meaning of Section 368(a)(3)(A).

17. CPX is not an investment company within the meaning of Section 368(a)(2)(F)(iii) and (iv).

18. No liabilities of any person other than CPX will be assumed by Merger Sub, SESI or SPN in the Merger, and none of the shares of Company Common Stock to be exchanged in the Merger will be subject to any liabilities.

19. The payment of cash in lieu of fractional shares of Parent Common Stock represents a mere mechanical rounding off solely for the purpose of avoiding the expense and inconvenience to SPN of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to the CPX shareholders in place of using fractional shares will not exceed 1 percent of the total consideration that will be issued in the Merger to the CPX shareholders in exchange for their shares of Company Common Stock. The fractional share interests of each CPX shareholder will be aggregated, and no CPX shareholder will receive an amount equal to or greater than the value of one full share of Parent Common Stock.

20. Payments made in respect of Appraisal Shares, if any, will be made solely from the funds of the CPX. None of SPN, SESI or Merger Sub will directly or indirectly provide funds to make payments in respect of Appraisal Shares, nor will SPN, SESI or Merger Sub directly or indirectly reimburse CPX for any payments made with respect to such shares.

21. All of the CPX’s currently outstanding financial positions that it has ever treated as indebtedness for federal income tax purposes (by deducting interest or otherwise) are properly classified as indebtedness rather than as equity for such purposes and have not been treated as other than debt for any other purpose. The only currently outstanding financial position of Company that it has ever treated as equity for federal income tax purposes is the Company Common Stock.

22. To the knowledge of CPX, the representations made in the representation letter delivered by SPN, SESI and Merger Sub to Jones, Walker, Waechter, Poitevent, Carrère & Denègre L.L.P. and dated the date hereof are true, correct and complete in all material respects.

23. The undersigned is authorized to make all the representations set forth herein on behalf of CPX and its management.

B.	Reliance by You in Rendering Opinion: Limitations on Your Opinion.

The undersigned acknowledges that your opinion will be (i) based on the accuracy of the representations set forth herein and on the accuracy of the representations and warranties and the satisfaction of the covenants and obligations contained in the Merger Agreement and the various other documents related thereto (including, but not limited to, the Registration Statement and Proxy/Prospectus), (ii) based on the consummation of the Merger in accordance with the terms set forth in the Merger Agreement, and (iii) subject to certain limitations and qualifications, including that it may not be relied upon if any such representations or warranties are not accurate or if any of such covenants or obligations are not satisfied in all respects. The undersigned further represents that, for purposes of rendering your opinion, you may consider each of the representations herein to be true, correct and complete without regard to any knowledge qualification not expressly made herein.

CPX undertakes to inform each of you immediately should any of the foregoing statements or representations become untrue, incorrect or incomplete in any respect at or prior to the Effective Time.

Dated:____________________________

Very truly yours,

COMPLETE PRODUCTION SERVICES, INC.

By:____________________________
Name:_____________________________
Title:______________________________

EXHIBIT “E”

Superior Energy Services, Inc.

Form of Representation Letter

Jones, Walker, Waechter, Poitevent, Carrère, & Denègre L.L.P.

201 St. Charles Avenue

New Orleans, Louisiana 70170

Latham & Watkins LLP

355 S. Grand Avenue

Los Angeles, California 90071

Ladies and Gentlemen:

We refer to the Agreement and Plan of Merger dated as of October 9, 2011 (the “Merger Agreement”), among Superior Energy Services, Inc., a Delaware corporation (“SPN”), SPN Fairway Acquisition Inc., a Delaware corporation (“Merger Sub”), and Complete Production Services, Inc., a Delaware corporation (“CPX”), as amended or supplemented through the date hereof. Merger Sub is a wholly-owned subsidiary of SESI, a Delaware limited liability company of which SPN is the sole member (“SESI”). Pursuant to the Merger Agreement, CPX shall be merged with and into Merger Sub, with Merger Sub being the Surviving Company (the “Merger”). Jones, Walker, Waechter, Poitevent, Carrère, & Denègre L.L.P., counsel to SPN and Merger Sub, and Latham & Watkins LLP, counsel to CPX, have been requested pursuant to Sections 8.2(c) and 8.3(c) of the Merger Agreement to render their opinion (the “Opinions”) regarding certain United States federal income tax consequences of the Merger.

Capitalized terms used but not defined herein have the meaning given to such terms in the Merger Agreement. All Section references are to the Internal Revenue Code of 1986, as amended, unless otherwise noted.

A.	Statements and Representations.

In connection with the Opinions, and acknowledging that each of you will rely, with the consent of SPN, SESI and Merger Sub, upon the statements and representations made in this letter in rendering such Opinions, SPN, SESI and Merger Sub hereby certify and represent to each of you that the statements and representations made herein are true, correct and complete in all respects as of the date hereof and will be true, correct and complete in all respects as of the Effective Time (as if made as of the Effective Time):

1. The terms of the Merger Agreement and all other agreements entered into in connection therewith are the product of arm’s length negotiations. The Merger will be consummated for bona fide business reasons and strictly in accordance with the Merger Agreement (without waiver or modification of any provision thereof). Other than those described or referenced in the Merger Agreement, there are no agreements, arrangements or understandings, either written or oral, between or among (a) any of SPN, SESI, Merger Sub, their affiliates or shareholders, on the one hand, and (b) any of CPX, its affiliates or shareholders on the other hand, concerning the Merger or otherwise, except for such agreements that are unrelated to the Merger and were entered into prior to, and without contemplation of, the Merger in the ordinary course of business on an arm’s length basis.

2. The facts and other information relating to the Merger as described in the Proxy/Prospectus included in the Registration Statement on Form S-4 filed by SPN with the Securities and Exchange Commission on or about the date hereof, as amended through the date hereof (the “Registration Statement”), are, insofar as such facts and other information pertain to SPN, SESI and Merger Sub, true, correct, and complete in all material respects. The facts, representations and covenants relating to the Merger, as described in the Merger Agreement, and the documents described in the Merger Agreement, are, insofar as such facts, representations and covenants pertain to SPN, SESI and Merger Sub, true, correct, and complete in all material respects.

3. In the Merger, all issued and outstanding shares of Company Common Stock (other than Company Common Stock held in the treasury of the Company cancelled pursuant to the Merger Agreement and any Appraisal Shares) will be exchanged for the Merger Consideration, consisting solely of [                ] shares of Parent Common Stock valued at $[            ] per share as of the date of the Merger Agreement and $[            ] cash for each share of Company Common Stock. No CPX shareholder will receive in exchange for such Company Common Stock, directly or indirectly, any consideration other than the Merger Consideration.

4. No shares of Merger Sub or membership interests of SESI will be issued as consideration in the Merger.

5. The Continuity Value of the Parent Common Stock to be received by the holders of Company Common Stock in the Merger as of the Effective Time will be at least forty percent (40%) of the Total Merger Consideration. For purposes of this representation:

a.	The “Continuity Value” of the Parent Common Stock to be received by the holders of Company Common Stock in the Merger as of the Effective Time means the value of such number of shares of Parent Common Stock determined by reference to the mean between the high and low selling prices of a share of Parent Common Stock on the New York Stock Exchange on the last business day before the Merger Agreement is signed, as reported by Bloomberg LP (or if not so reported, as reported by such other reporting service as is reasonably agreed to by the parties); and

b.	“Total Merger Consideration” means the sum of (i) the Continuity Value of the Parent Common Stock to be received by the holders of Company Common Stock as of the Effective Time, (ii) the amount of cash consideration to be received by holders of Company Common Stock as of the Effective Time, including cash consideration to be paid to Company Stockholders in lieu of fractional shares of Parent Common Stock, and (iii) the amount of cash to be paid to holders of Company Common Stock with respect to Appraisal Shares.

6. Parent Common Stock entitles the holder to vote for the election and removal of the board of directors of SPN.

7. The fair market value of the Merger Consideration received by each holder of Company Common Stock will be approximately equal to the fair market value of Company Common Stock surrendered in the exchange, as determined by arm’s length negotiations between the respective managements of SPN and CPX.

8. The payment of cash in lieu of fractional shares of Parent Common Stock represents a mere mechanical rounding off solely for the purpose of avoiding the expense and inconvenience to SPN of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to the CPX shareholders in place of using fractional shares will not exceed four percent (4%) of the total consideration that will be issued in the Merger to the CPX shareholders in exchange for their shares of Company Common Stock. The fractional share interests of each CPX shareholder will be aggregated, and no CPX shareholder will receive an amount equal to or greater than the value of one full share of Parent Common Stock.

9. There is no plan, intention, obligation or understanding on the part of SPN that, after the Merger, SPN will distribute any dividends or make any other distributions to the former stockholders of CPX other than dividends or other distributions made to all stockholders of Parent Common Stock in the ordinary course of business.

10. Except with respect to open-market purchases of Parent Common Stock pursuant to a general stock repurchase program of SPN that has not been created or modified in connection with the Merger or that otherwise satisfies the requirements of Revenue Ruling 99-58, 1999-2 C.B. 701, neither SPN nor any person related to SPN (within the meaning of Treasury Regulation Section 1.368-1(e)(3), (e)(4) or (e)(5)) (i) has acquired or has any plan or intention to acquire stock of the CPX for consideration other than Parent Common Stock or (ii) has any plan or intention to redeem or acquire any of the Parent Common Stock issued pursuant to the Merger (other than cash distributed in the Merger to CPX shareholders in lieu of fractional shares of Parent Common Stock) directly or indirectly through any transaction, agreement or arrangement with any other person (including derivate transactions, such as equity swaps, that would have the economic effect of an acquisition). For purposes of this representation: (i) any reference to SPN or the CPX includes a reference to any successor or predecessor of such corporation, except that the CPX is not treated as a predecessor of SPN and SPN is not treated as a successor of the CPX; (ii) a corporation is treated as related to another corporation if they are both members of the same affiliated group within the meaning of Section 1504 (without regard to the exceptions in Section 1504(b)) or they are related as described in Section 304(a)(2) (without regard to Treasury Regulation Section 1.1502-80(b)), in either case whether such relationship exists immediately before or immediately after the acquisition; and (iii) each partner of a partnership is treated as owning or acquiring any stock owned or acquired, as the case may be, by the partnership (and as having paid any consideration paid by the partnership to acquire such stock) in accordance with that partner’s interest in the partnership. As used herein, the terms “partnership” and “partner” shall have the same meaning given to them in Section 7701(a)(2).

11. None of the Merger Consideration that will be received by any CPX employee or independent contractor who is also a shareholder of CPX in connection with the Merger represents separately bargained-for consideration that is allocable to the performance of any services. The compensation paid to any CPX employee or independent contractor who is also a shareholder of CPX will be for services actually rendered (or to be rendered) and has been or will be commensurate with amount paid to third parties bargaining at arm’s length.

12. Each of SPN, SESI, Merger Sub and CPX will bear its own expenses, and none of SPN, SESI, Merger Sub or CPX will bear the expenses of CPX’s shareholders.

13. At all times during SESI’s existence, SESI has been classified as a “disregarded entity” within the meaning of Treasury Regulation Section 1.368-2(b)(1)(i)(A), and SESI has not elected to, and has no plan or intention to elect to, be treated as an association taxable as a corporation for federal income tax purposes.

14. SPN has directly owned all of the membership interests of SESI at all times during SESI’s existence, and SPN will own all such interests immediately after the Merger and has no plans to dispose of such interests.

15. SESI has directly owned all of the stock of Merger Sub at all times during Merger Sub’s existence, and SESI will own all such stock immediately after the Merger and has no plans to dispose of such stock.

16. Merger Sub was formed solely for the purposes of effecting the Merger and has conducted no business or other activities except in connection with the Merger. Merger Sub has no assets and no liabilities except as were necessarily acquired pursuant to its incorporation.

17. Neither SPN nor any of its subsidiaries owns or has owned within the last five years, directly or indirectly, any stock of CPX or any instrument (other than the Merger Agreement) giving the holder the right to acquire any such stock.

18. SPN will have “control” of the Surviving Company immediately after the Merger. For purposes of this representation and representation 19, “control” means ownership of at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of each other class of stock within the meaning of Section 368(a)(2)(D) and Section 368(c).

19. There is no plan, intention, obligation or understanding on the part of SPN, SESI or Merger Sub that, after the Merger, the Surviving Company will (i) issue additional shares of stock that would result in SPN losing control of the Surviving Corporation or (ii) take any other action (including issuing any rights to acquire stock in the Surviving Company) that could result in SPN losing control of the Surviving Company, except for transfers permitted by Section 368(a)(2)(C) or Treasury Regulation Section 1.368-2(k).

20. Neither SPN nor SESI has any plan, intention, obligation or understanding to (i) liquidate the Surviving Company, (ii) merge or convert the Surviving Company with or into another corporation or other entity, (iii) otherwise dispose of the stock of the Surviving Company, or (iv) cause the Surviving Company to sell or otherwise dispose of any of the assets of the Surviving Company, except for dispositions made in the ordinary course of business, dispositions after which the Surviving Company would continue to hold the assets set forth in representations 21 and 22 hereof, or transfers permitted by Section 368(a)(2)(C) or Treasury Regulation Section 1.368-2(k).

21. Following the Merger, SPN will continue, or cause to be continued, the “historic business” of CPX or use, or cause to be used, a “significant portion” of CPX’s “historic business assets” (as such terms are used in Treasury Regulation Section 1.368-1(d)) in a business either directly or through one or more members of SPN’s qualified group (within the meaning of Treasury Regulation Section 1.368-1(d)(4)(ii)) or one or more partnerships in which SPN and members of its qualified group own an aggregate interest representing a significant interest in such business or have active and substantial management functions as partners in such business (each within the meaning of Treasury Regulation Section 1.368-1(d)(4)(iii)(B)).

22.(i) Assuming the correctness of the representation 12(i) in the representation letter executed by CPX, Merger Sub will acquire from CPX, and after the Merger the Surviving Company will hold, at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by CPX immediately prior to the Merger and (ii) after the Merger, the Surviving Company will hold at least 90 percent of the fair market value of the net assets and 70 percent of the fair market value of the gross assets held by Merger Sub immediately prior to the Merger. For purposes of this representation, the following amounts will be treated as assets held by CPX or Merger Sub, as applicable, held immediately prior but not subsequent to the Merger: (i) amounts used (or to be used) by CPX or Merger Sub to pay Merger expenses, (ii) amounts paid (or to be paid) by CPX or Merger Sub to holders of shares of CPX stock in exchange for their CPX stock pursuant to the Merger, (iii) amounts paid (or to be paid) by CPX or Merger Sub to redeem stock, securities, warrants or options of CPX as part of any overall plan of which the Merger is a part, (iv) amounts used (or to be used) to repay debt, (v) amounts paid by CPX with respect to Appraisal Shares, and (v) amounts distributed (or to be distributed) by CPX or Merger Sub to the holders of CPX stock (except for regular, normal dividends) as part of any overall plan of which the Merger is a part. Neither Merger Sub nor, to the knowledge of SPN, CPX has disposed of any assets prior to the Merger in contemplation of, or as part of, the Merger.

23. At the Effective Time, the fair market value of the assets of CPX will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which its assets are subject.

24. There is no intercorporate indebtedness existing between SPN or any of its subsidiaries, on the one hand, and CPX or any of its subsidiaries, on the other hand, that was issued or acquired or will be settled at a discount.

25. None of SPN, SESI, Merger Sub or CPX is under the jurisdiction of a court in a case under Title 11 of the United States Code, or a receivership, foreclosure or similar proceeding within the meaning of Section 368(a)(3)(A).

26. None of SPN, SESI or Merger Sub is an investment company within the meaning of Section 368(a)(2)(F)(iii) and (iv).

27. No liabilities of any person other than CPX will be assumed by Merger Sub, SESI or SPN in the Merger, and none of the shares of Company Common Stock to be exchanged in the Merger will be subject to any liabilities.

28. As of the Effective Time, neither SPN nor any person related to SPN within the meaning of Treasury Regulation Section 1.368-1(e)(3), (e)(4) and (e)(5) will own beneficially or of record, or will have owned beneficially or of record, during the five years immediately prior to such time, any stock of CPX, or other securities, options, warrants or instruments (other than pursuant to the Merger Agreement) giving the holder thereof the right to acquire Company Common Stock or other securities issued by the CPX.

29. Payments made in respect of Appraisal Shares, if any, will be made solely from the funds of the CPX. None of SPN, SESI or Merger Sub will directly or indirectly provide funds to make payments in respect of Appraisal Shares, nor will SPN, SESI or Merger Sub directly or indirectly reimburse CPX for any payments made with respect to such shares.

30. To the knowledge of SPN, SESI and Merger Sub, the representations made in the representation letter delivered by CPX to Jones, Walker, Waechter, Poitevent, Carrère & Denègre L.L.P. and Latham & Watkins LLP and dated the date hereof are true, correct and complete in all material respects.

31. Each undersigned is authorized to make all the representations set forth herein on behalf of SPN, SESI, Merger Sub and their management, respectively.

B.	Reliance by You in Rendering Opinion: Limitations on Your Opinion.

The undersigned acknowledge that your opinions will be (i) based on the accuracy of the representations set forth herein and on the accuracy of the representations and warranties and the satisfaction of the covenants and obligations contained in the Merger Agreement and the various other documents related thereto (including, but not limited to, the Registration Statement and Proxy/Prospectus), (ii) based on the consummation of the Merger in accordance with the terms set forth in the Merger Agreement, and (iii) subject to certain limitations and qualifications, including that it may not be relied upon if any such representations or warranties are not accurate or if any of such covenants or obligations are not satisfied in all respects. The undersigned further represent that, for purposes of rendering your opinions, you may consider each of the representations herein to be true, correct and complete without regard to any knowledge qualification not expressly made herein.

Each of SPN, SESI and Merger Sub undertakes to inform each of you immediately should any of the foregoing statements or representations become untrue, incorrect or incomplete in any respect at or prior to the Effective Time.

Dated:

Very truly yours,

SUPERIOR ENERGY SERVICES, INC.

By:_________________________________
Name:_______________________________
Title:________________________________

SESI

By:_________________________________
Name:_______________________________
Title:________________________________

MERGER SUB

By:_________________________________
Name:_______________________________
Title:________________________________

EXHIBIT “F”

Complete Production Services, Inc.

Form of Representation Letter

Jones, Walker, Waechter, Poitevent, Carrère, & Denègre L.L.P.

201 St. Charles Avenue

New Orleans, Louisiana 70170

Latham & Watkins LLP

355 S. Grand Avenue

Los Angeles, California 90071

Ladies and Gentlemen:

We refer to the Agreement and Plan of Merger dated as of October 9, 2011 (the “Merger Agreement”), among Complete Production Services, Inc., a Delaware corporation (“CPX”), Superior Energy Services, Inc., a Delaware corporation (“SPN”), and SPN Fairway Acquisition, Inc., a Delaware corporation (“Merger Sub”), as amended or supplemented through the date hereof. Merger Sub is a wholly-owned subsidiary of SESI, a Delaware limited liability company of which SPN is the sole member (“SESI”). Pursuant to the Merger Agreement, CPX shall be merged with and into Merger Sub, with Merger Sub being the Surviving Company (the “Merger”). Jones, Walker, Waechter, Poitevent, Carrère, & Denègre L.L.P., counsel to SPN and Merger Sub, and Latham & Watkins LLP, counsel to CPX, have been requested pursuant to Sections 8.2(c) and 8.3(c) of the Merger Agreement to render their opinion (the “Opinions”) regarding certain United States federal income tax consequences of the Merger.

Capitalized terms used but not defined herein have the meaning given to such terms in the Merger Agreement. All Section references are to the Internal Revenue Code of 1986, as amended, unless otherwise noted.

A.	Statements and Representations.

In connection with the Opinions, and acknowledging that each of you will rely, with the consent of CPX, upon the statements and representations made in this letter in rendering such Opinions, CPX hereby certifies and represents to each of you that the statements and representations made herein are true, correct and complete in all respects as of the date hereof and will be true, correct and complete in all respects as of the Effective Time (as if made as of the Effective Time):

1. The terms of the Merger Agreement and all other agreements entered into in connection therewith are the product of arm’s length negotiations. The Merger will be consummated for bona fide business reasons and strictly in accordance with the Merger Agreement (without waiver or modification of any provision thereof). Other than those described or referenced in the Merger Agreement, there are no agreements, arrangements or understandings, either written or oral, between or among (a) any of CPX, its affiliates or shareholders, on the one hand, and (b) any of SPN, Merger Sub, their affiliates or shareholders, on the other hand, concerning the Merger or otherwise, except for such agreements that are unrelated to the Merger and were entered into prior to, and without contemplation of, the Merger in the ordinary course of business on an arm’s length basis.

2. The facts and other information relating to the Merger as described in the Proxy/Prospectus included in the Registration Statement on Form S-4 filed by SPN with the Securities and Exchange Commission on or about the date hereof, as amended through the date hereof (the “Registration Statement”), are, insofar as such facts and other information pertain to CPX, true, correct, and complete in all material respects. The facts, representations and covenants relating to the Merger, as described in the Merger Agreement, and the documents described in the Merger Agreement, are, insofar as such facts, representations and covenants pertain to CPX, true, correct, and complete in all material respects

3. In the Merger, all issued and outstanding shares of Company Common Stock (other than Company Common Stock held in the treasury of the Company cancelled pursuant to the Merger Agreement and any Appraisal Shares) will be exchanged for the Merger Consideration, consisting solely of [__] shares of Parent Common Stock valued at $[            ] per share as of the date of the Merger Agreement and $[            ] cash for each share of Company Common Stock. No CPX shareholder will receive in exchange for such Company Common Stock, directly or indirectly, any consideration other than the Merger Consideration.

4. The Continuity Value of the Parent Common Stock to be received by the holders of Company Common Stock in the Merger as of the Effective Time will be at least forty percent (40%) of the Total Merger Consideration. For purposes of this representation:

a.	The “Continuity Value” of the Parent Common Stock to be received by the holders of Company Common Stock in the Merger as of the Effective Time means the value of such number of shares of Parent Common Stock determined by reference to the mean between the high and low selling prices of a share of Parent Common Stock on the New York Stock Exchange on the last business day before the Merger Agreement is signed, as reported by Bloomberg LP (or if not so reported, as reported by such other reporting service as is reasonably agreed to by the parties); and

b.	“Total Merger Consideration” means the sum of (i) the Continuity Value of the Parent Common Stock to be received by the holders of Company Common Stock as of the Effective Time, (ii) the amount of cash consideration to be received by holders of Company Common Stock as of the Effective Time, including cash consideration to be paid to Company Stockholders in lieu of fractional shares of Parent Common Stock, and (iii) the amount of cash to be paid to holders of Company Common Stock with respect to Appraisal Shares.

5. The fair market value of Merger Consideration received by each holder of Company Common Stock will be approximately equal to the fair market value of Company Common Stock surrendered in the exchange, as determined by arm’s length negotiations between the respective managements of SPN and CPX.

6. No shares of Merger Sub or membership interests of SESI will be issued as consideration in the Merger.

7. Neither CPX nor any person related to CPX within the meaning of Treasury Regulation Section 1.368-1(e)(3), (e)(4) (without regard to paragraph (e)(4)(i)(A) thereof) and (e)(5) has purchased, reacquired or redeemed, or made any distributions with respect to, any CPX stock prior to the Merger in contemplation of, or as part of, the Merger, either directly or indirectly through any transaction, agreement or arrangement with any other person (including derivate transactions, such as equity swaps, that would have the economic effect of an acquisition). To the best knowledge of CPX, there is no plan, intention, obligation or understanding on the part of any CPX shareholder to sell, exchange, or otherwise transfer, directly or indirectly, any of the Parent Common Stock that will be received pursuant to the Merger to SPN or any person related to SPN (within the meaning of Treasury Regulation Section 1.368-1(e)(3), (e)(4) or (e)(5)), other than through open market purchases of Parent Common Stock pursuant to a general stock repurchase program of SPN that has not been created or modified in connection with the Merger or that otherwise satisfies the requirements of Revenue Ruling 99-58, 1999-2 C.B. 701. For purposes of this representation, any reference to SPN or the CPX includes a reference to any successor or predecessor of such corporation (except that the CPX is not treated as a predecessor of SPN and SPN is not treated as a successor of the CPX).

8. The liabilities of CPX assumed in the Merger and the liabilities to which the transferred assets of CPX are subject were incurred by CPX in the ordinary course of its business.

9. None of the Merger Consideration that will be received by any CPX employee or independent contractor who is also a shareholder of CPX in connection with the Merger represents separately bargained-for consideration that is allocable to the performance of any services. The compensation paid to any CPX employee or independent contractor who is also a shareholder of CPX will be for services actually rendered (or to be rendered) and has been or will be commensurate with amount paid to third parties bargaining at arm’s length.

10. Each of SPN, SESI, Merger Sub and CPX will bear its own expenses, and none of SPN, SESI, Merger Sub or CPX will bear the expenses of CPX’s shareholders.

11. To the knowledge of CPX, SPN will have “control” of the Surviving Company immediately after the Merger. For purposes of this representation, “control” means ownership of at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of each other class of stock within the meaning of Section 368(a)(2)(D) and Section 368(c).

12. The business currently carried on by CPX is its “historic business” within the meaning of Treasury Regulation Section 1.368-1(d). No assets of the CPX have been or will be sold, transferred or otherwise disposed of which would prevent SPN, Merger Sub or any other member of SPN’s qualified group (within the meaning of Treasury Regulation Section 1.368-1(d)(4)(ii)) from continuing the “historic business” of the CPX or from using a “significant portion” of the Company’s “historic business assets” in a business following the Merger, as such terms are used in Treasury Regulation Section 1.368-1(d).

13. After the Merger, the Surviving Company will hold (i) at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets held by CPX immediately prior to the Merger, and (ii) to the knowledge of CPX, at least 90 percent of the fair market value of the net assets and 70 percent of the fair market value of the gross assets held by Merger Sub immediately prior to the Merger. For purposes of this representation, the following amounts will be treated as assets held by CPX or Merger Sub, as applicable, held immediately prior but not subsequent to the Merger: (a) amounts used (or to be used) by CPX or Merger Sub to pay Merger expenses, (b) amounts paid (or to be paid) by CPX or Merger Sub to holders of shares of CPX stock in exchange for their CPX stock pursuant to the Merger, (c) amounts paid (or to be paid) by CPX or Merger Sub to redeem stock, securities, warrants or options of CPX as part of any overall plan of which the Merger is a part, (d) amounts used (or to be used) to repay debt, (e) amounts paid by CPX with respect to Appraisal Shares, and (f) amounts distributed (or to be distributed) by CPX or Merger Sub to the holders of CPX stock (except for regular, normal dividends) as part of any overall plan of which the Merger is a part. Neither CPX nor, to the knowledge of CPX, Merger Sub has disposed of any assets prior to the Merger in contemplation of, or as part of, the Merger.

14. At the Effective Time, the fair market value of the assets of CPX will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which its assets are subject.

15. There is no intercorporate indebtedness existing between CPX or any of its subsidiaries, on the one hand, and SPN or any of its subsidiaries, on the other hand, that was issued or acquired or will be settled at a discount.

16. CPX is not under the jurisdiction of a court in a case under Title 11 of the United States Code, or a receivership, foreclosure or similar proceeding within the meaning of Section 368(a)(3)(A).

17. CPX is not an investment company within the meaning of Section 368(a)(2)(F)(iii) and (iv).

18. No liabilities of any person other than CPX will be assumed by Merger Sub, SESI or SPN in the Merger, and none of the shares of Company Common Stock to be exchanged in the Merger will be subject to any liabilities.

19. The payment of cash in lieu of fractional shares of Parent Common Stock represents a mere mechanical rounding off solely for the purpose of avoiding the expense and inconvenience to SPN of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to the CPX shareholders in place of using fractional shares will not exceed 1 percent of the total consideration that will be issued in the Merger to the CPX shareholders in exchange for their shares of Company Common Stock. The fractional share interests of each CPX shareholder will be aggregated, and no CPX shareholder will receive an amount equal to or greater than the value of one full share of Parent Common Stock.

20. Payments made in respect of Appraisal Shares, if any, will be made solely from the funds of the CPX. None of SPN, SESI or Merger Sub will directly or indirectly provide funds to make payments in respect of Appraisal Shares, nor will SPN, SESI or Merger Sub directly or indirectly reimburse CPX for any payments made with respect to such shares.

21. All of the CPX’s currently outstanding financial positions that it has ever treated as indebtedness for federal income tax purposes (by deducting interest or otherwise) are properly classified as indebtedness rather than as equity for such purposes and have not been treated as other than debt for any other purpose. The only currently outstanding financial position of Company that it has ever treated as equity for federal income tax purposes is the Company Common Stock.

22. To the knowledge of CPX, the representations made in the representation letter delivered by SPN, SESI and Merger Sub to Jones, Walker, Waechter, Poitevent, Carrère & Denègre L.L.P. and Latham & Watkins LLP and dated the date hereof are true, correct and complete in all material respects.

23. The undersigned is authorized to make all the representations set forth herein on behalf of CPX and its management.

B.	Reliance by You in Rendering Opinion: Limitations on Your Opinion.

The undersigned acknowledges that your opinions will be (i) based on the accuracy of the representations set forth herein and on the accuracy of the representations and warranties and the satisfaction of the covenants and obligations contained in the Merger Agreement and the various other documents related thereto (including, but not limited to, the Registration Statement and Proxy/Prospectus), (ii) based on the consummation of the Merger in accordance with the terms set forth in the Merger Agreement, and (iii) subject to certain limitations and qualifications, including that it may not be relied upon if any such representations or warranties are not accurate or if any of such covenants or obligations are not satisfied in all respects. The undersigned further represents that, for purposes of rendering your opinions, you may consider each of the representations herein to be true, correct and complete without regard to any knowledge qualification not expressly made herein.

CPX undertakes to inform each of you immediately should any of the foregoing statements or representations become untrue, incorrect or incomplete in any respect at or prior to the Effective Time.

Dated:

Very truly yours,

COMPLETE PRODUCTION SERVICES, INC.

By:_________________________________
Name:_______________________________
Title:________________________________